As filed with the Securities and Exchange Commission on March 26, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MONEYONMOBILE, INC.
(Exact name of registrant as specified in its charter)
TEXAS	7389	20-8592825
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)
500 North Akard Street Suite 2850
Dallas, TX 75201
(214) 758-8600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold Montgomery
Chief Executive Officer
MoneyOnMobile, Inc.
500 North Akard Street Suite 2850
Dallas, TX 75201
(214) 758-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darrin Ocasio, Esq.
Jay Yamamoto, Esq.
SICHENZIA ROSS FERENCE KESNER LLP
1185 Avenue of the Americas, 37th Floor
New York, New York 10036
Phone: 212-930-9700
Fax: 212-930-9725

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filed ☐	Smaller reporting company ☒
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Subscription Rights to purchase Common Stock, $0.001 par value per share	—	—	—	—(2)
Common Stock, $0.001 par value per share, issuable upon exercise of Subscription Rights	17,250,000	—	$7,014,712.50(3)	$873.33
Total	—	—	$7,014,712.50(3)	$873.33

(1)
This registration statement relates to (a) non-transferable subscription rights to purchase common stock of the registrant, which subscription rights are to be issued to holders of the registrant’s common stock on a pro rata basis without consideration, and (b) the shares of the registrant’s common stock issuable upon the exercise of such non-transferable subscription rights.

(2)
The subscription rights are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock on the OTCQB on March 26, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 26, 2018
MONEYONMOBILE, INC.
Subscription Rights to purchase up to 15,000,000 shares of common stock at $[•] per share and the shares of common stock issuable upon the exercise of such Subscription Rights

We are distributing to holders of our common stock, $0.001 par value, and holders of our preferred stock, on an as converted basis, at no charge, non-transferable subscription rights to purchase up to 15,000,000 of our common stock. We refer to the offering that is the subject of this prospectus as the rights offering. In the rights offering, you will receive one subscription right for every share of common stock owned and one subscription right for every share of common stock you would own upon full conversion of the shares of preferred stock owned at 5:00 p.m., Eastern Time, on April [•], 2018, the record date of the rights offering. The subscription rights will not be tradeable. Each subscription right consists of a basic subscription privilege and an over-subscription privilege.
Each basic subscription privilege will entitle you to purchase one share of common stock, which we refer to as the basic subscription right, at a subscription price per share of common stock equal to $[•]. In the event that holders exercise subscription rights for in excess of  $6 million (not including the over-subscription privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any over-subscription privilege subscribed for). If you exercise your basic subscription privilege in full, and any portion of the shares of common stock remain available under the rights offering which are unsubscribe, you will be entitled to an over-subscription privilege to purchase a portion of the unsubscribed shares of common stock at the subscription price, subject to proration based on the number of shares of common stock owned and common stock that would be owned upon full conversion of the shares of preferred stock owned on the record date, which we refer to as the over-subscription privilege.
You may only purchase the number of shares of common stock purchasable upon exercise of the number of basic subscription privilege distributed to you in the rights offering, plus the over-subscription privilege, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held or would have held upon full conversion of the shares of preferred stock you held on the record date and by the extent to which other stockholders exercise their basic subscription privileges and over-subscription privileges, which we cannot determine prior to completion of the rights offering.
The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on June [•], 2018, unless the rights offering is extended or earlier terminated by the Company. There is no minimum number of subscription rights that must be exercised in this rights offering, no minimum number that any subscription rights holder must exercise, and no minimum number of common stock that we will issue at the closing of this rights offering. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering. We may extend the rights offering for a period not to exceed 30 days in our sole discretion. Once made, all exercises of subscription rights are irrevocable.
We have engaged Advisory Group Equity Services, Ltd., d/b/a RHK Capital (referred to herein as “RHK Capital”) as dealer-manager for this rights offering.
We are conducting the rights offering to raise capital that we intend to use to grow our operations in India and for general corporate purposes. Our independent registered public accounting firm in its report on the March 31, 2017 financial statements has raised substantial doubt about our ability to continue as a going concern. We had cash and cash equivalents in the amount of $4,673,805 as of December 31, 2017. We estimate that the current funds on hand will be sufficient to continue operations through December 2018. See “Use of Proceeds”.
You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended by our board of directors.
If we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. Our board of directors may cancel the rights offering at any time prior to the expiration of the rights offering for any reason. In the event the rights offering is canceled, all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.
In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over-subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.
Our board of directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market. Shares of our common stock are traded on the OTC Market Group’s OTCQB under the symbol “MOMT”. On March 23, 2018, the closing sales price for our common stock was $0.4333 per share. The shares of common stock issued in the rights offering will also be traded on the OTCQB under the same symbol.
	Subscription Price		Dealer Manager Fees and Expenses(1)		Proceeds, Before Expenses, to us
Per share of common stock	$	[•]	$	[•]	$	[•]
Total(2)		$6,000,000		$480,000		$5,520,000

(1)
In connection with the rights offering, we have agreed to pay RHK Capital, the dealer-manager for this offering, a cash fee up to 6.0% of the gross proceeds of this offering in cash, a non-accountable expense allowance up to 1.8% of the gross proceeds of this offering, and an out-of-pocket accountable expense allowance of 0.2%.

(2)
Assumes that the rights offering is fully subscribed, excluding the over-subscription privilege and that the maximum offering amount in the aggregate of  $6 million is subscribed.

The exercise of your subscription rights for shares of our common stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus to read about important factors you should consider before exercising your subscription rights.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The distribution of this prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus in any jurisdiction in which it would be unlawful for us to make such an offer or solicitation.
If you have any questions or need further information about this rights offering, please call Mackenzie Partners, Inc., our information agent for the rights offering at (800) 322-2885 (toll free) or email at rightsoffer@mackenziepartners.com.
Dealer-Manager
The date of this prospectus is [•], 2018
You should read this prospectus, the documents incorporated by reference into this prospectus, and any prospectus supplement or free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information”. These documents contain important information that you should consider when making your investment decision.
We are only responsible for the information contained in, or incorporated by reference into, this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where such offers and sales are permitted. The information in this prospectus, in any prospectus supplement or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Note Regarding Forward-Looking Statements.”
Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “MoneyOnMobile” “the Company,” “we,” “us,” “our” and similar references refer to MoneyOnMobile, Inc.

i

COMPANY OVERVIEW
Business Overview
MoneyOnMobile, Inc. is an India-focused technology and transaction processing company offering payment services to retailers. MoneyOnMobile enables Indian retailers to use their mobile phones to pay for third party goods and services on behalf of a consumer, or transfer funds from one consumer to another, or to allow a consumer to withdraw from their bank account. MoneyOnMobile, Inc. is now one of India’s largest mobile payments processing companies offering digital payment services to the predominately cash-using businesses and consumers. With MoneyOnMobile’s system, retailers use their mobile phones to make payments on behalf of their customers for utilities or to transfer currency to other consumers using text-messaging and mobile application technology.
The Company’s payment service is available in every state within India, reaching the cash-using population of businesses and consumers. MoneyOnMobile services enable Indian businesses to use their mobile phones to convert their consumer’s cash into digital transactions to pay for third party goods and services or transfer funds from one person to another using simple SMS text functionality.
Today, after seven years of work in India, we’ve established relationships with over 350,000 retailers throughout the country. We’re in every state in India, and we cover more than 700 cities throughout the country. MoneyOnMobile has served more than 200 million Indian consumers, based on unique phone numbers used in a transaction in that seven-year time period. We’ve also processed over $2 billion on our proprietary MoneyOnMobile digital payments platform.
Corporate Information
MoneyOnMobile, Inc., a Texas corporation headquartered in Dallas, Texas, was incorporated on May 30, 2006, as Toyzap.com, Inc., and became a public company on May 7, 2008, through a self-underwritten registered public offering of 4,000,000 shares of  $.001 par value common stock. The offering raised $150,000 that was used to pursue a business strategy that never commenced operations. The “shell company”, Toyzap.com, Inc., was acquired by members of the Company’s current management team, affiliates thereof, and certain other purchasers, on April 23, 2010, pursuant to purchase agreements whereby approximately 99% of the Company’s then issued and outstanding common stock was acquired. At such time, the former management and Board of Directors resigned and a new management team and Board of Directors were appointed, who then redirected the business focus of the Company to the business plan described below. On September 3, 2010, the Company changed its name to “Calpian, Inc.” pursuant to approval obtained at a meeting of our shareholders. On August 9, 2016, the Company changed its name to “MoneyOnMobile, Inc.” pursuant to approval obtained at a meeting of our shareholders. The Company’s common stock began trading in the over the counter (“OTC”) market on March 4, 2009.
In March 2012, the Company began to invest in a Mumbai, India-based mobile money system catering to India’s vast unbanked and under-banked populations with simple transaction services. It allows consumers to deposit cash with one of our retailers. The Company’s investment was achieved by acquiring equity interests in Digital Payments Processing Limited (“DPPL”), a newly-organized company. DPPL maintains an exclusive services agreement with My Mobile Payments Limited (“MMPL”). Additionally, Payblox Technologies (India) Private Limited (“Payblox”), a wholly owned subsidiary of MMPL, organized in October 2010 under the laws of India and headquartered in Mumbai, India, provides certain back office and support services on behalf of MMPL to its customer base. These companies are all organized under the laws of India and headquartered in Mumbai, India. MoneyOnMobile, Inc. is the primary beneficiary of MMPL.
In March 2013, the Company formed a wholly-owned subsidiary, Calpian Commerce, Inc. (“Calpian Commerce”), to own and operate certain assets and liabilities of Pipeline Data, Inc. and its subsidiaries acquired in exchange for a cash payment of  $9.75 million. The acquisition was financed by expanding the Company’s senior credit facility from $5 million to $14.5 million.
Effective November 30, 2015 (11:59pm), the Company entered into an Asset Purchase Agreement with eVance Processing Inc. (“eVance”) to divest its Calpian Commerce business segment and certain other U.S. residual portfolio assets of the Company including its partially-owned joint venture Calpian Residual

Acquisition, LLC, and its equity investment in Calpian Granite Hill, L.P. This action was undertaken to allow the Company to focus entirely on executing its growth strategy for MoneyOnMobile. There is no continuing cash inflows or outflows from or to the discontinued operations.
On March 31, 2015, My Mobile Payments Limited executed a business transfer agreement to sell its business-to-business operations to DPPL. As of December 31, 2017, the Company has acquired 76.4% and 9.3% of the outstanding common stock of DPPL and MMPL, respectively. The Company and MMPL have entered into an agreement by which the Company intends to acquire additional shares of common stock of MMPL to increase its equity percentage for an additional investment amount to be negotiated as future investments are made.
Our principal executive offices are located at 500 North Akard Street, Suite 2850, Dallas, Texas 75201. Our telephone number is (214) 758-8600. Our website address is http://www.MoneyOnMobile.in. This reference to our website is intended to be an inactive textual reference, and our website is not intended to be a part of this prospectus.

SUMMARY OF THE OFFERING
The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.
Securities Offered
We are distributing, at no charge, to holders of our common stock, and holders of our preferred stock, on an as converted basis, non-transferrable subscription rights to purchase up to an aggregate of 15,000,000 shares of our common stock. Holders of our common stock will receive one subscription right for each share of common stock owned and holders of our preferred stock will receive one subscription right for each share of common stock they would own upon full conversion of preferred stock owned at, 5:00 p.m., New York City time, on            , 2018; provided, that, the rights may only be exercised for a maximum of 15,000,000 shares, or $6 million of subscription proceeds.
Basic Subscription Privilege
The basic subscription privilege of each subscription right will entitle you to purchase one share of our common stock at a subscription price of  $     per share.
Over-Subscription Privilege
If you fully exercise your basic subscription privilege and basic subscription rights are exercised for an amount less than $          , you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among stockholders exercising this over-subscription right.
Record Date
5:00 p.m., Eastern time, on            , 2018.
Expiration Date of the Rights Offering
5:00 p.m., Eastern time, on            , 2018.
Subscription Price
$     per share, payable in cash. To be effective, any payment related to the exercise of a right must clear prior to the expiration of the rights offering.
Use of Proceeds
We are conducting the Rights Offering to raise equity capital that will be used to repay a portion of our outstanding indebtedness and for general corporate purposes, which may include additional debt repayment. See “Use of Proceeds” for a more detailed description of the intended use of proceeds from the Rights Offering.
Non-Transferability of Rights
The Subscription Rights granted to you may be exercised only by you, and, therefore, you may not sell, transfer or assign your Subscription Rights to anyone else.
Shares Outstanding Before the Rights Offering
78,324,499 shares of our common stock.
Shares Outstanding After the Rights Offering
Assuming 15,000,000 shares of our common stock are issued in the rights offering through the exercise of subscription rights, we anticipate that 93,324,499 shares of our common stock will be outstanding following the completion of the rights offering.

Risk Factors
Since our inception, we have incurred substantial losses. We will need the funding sought under this prospectus to remain a going concern, maintain operations, and to activate our business plan, which includes, among other things, advertising, retaining channels of distribution, retaining supplier relationships and recruiting experienced personnel.
Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should carefully consider all of the risks which are discussed more fully in “Risk Factors” beginning on page 13 of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING
The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, the shares of common stock offered hereby, and our business. We urge you to read this entire prospectus and the documents incorporated by reference into this prospectus.
Why are we conducting the rights offering?
We are conducting the offering to raise capital that we intend to use to grow our India operations and for general corporate purposes.
What is the rights offering?
We are distributing to holders of our common stock, $0.001 par value, and holders of our preferred stock, on an as converted basis, at no charge, non-transferable subscription rights to purchase shares of common stock. You will receive one subscription right for each whole share of common stock owned and one subscription right for every share of common stock you would own upon full conversion of the shares of preferred stock owned at 5:00 p.m., Eastern Time, on April [•], 2018. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.
What are the basic subscription privilege?
A basic subscription privilege will entitle you to purchase one share of common stock, at the subscription price, for each share of common stock held by you and shares of common stock you would own upon full conversion of the shares of preferred stock held by you on the record date of April [•], 2018. For example, if you owned 100 shares of common stock as of the record date, you will receive 100 subscription rights. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any basic subscription privilege at all.
If you are a record holder, the number of common shares you may purchase pursuant to your basic subscription privilege is indicated on the subscription rights certificate. If you hold your shares in the name of a broker, dealer, bank, or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a subscription rights statement. Instead, DTC will issue one subscription right to your nominee record holder for each share of our common stock that you own or would own upon full conversion of our preferred stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.
If sufficient shares of common stock are available, we will seek to honor your basic subscription request in full. In the event that holders exercise subscription rights for in excess of  $6 million (not including the over- subscription privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any over-subscription privilege subscribed for).
See “The Rights Offering — Limitation on the Purchase of Shares of Common Stock” for a description of certain limitations on purchase.
What is the over-subscription privilege?
If you exercise your basic subscription privilege in full, you may also choose to exercise your over- subscription privilege to purchase shares of common stock that the other record holders do not purchase through the exercise of their basic subscription privilege. You should indicate on your subscription rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, the aggregate amount you would like to apply to purchase shares of common stock pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If over- subscription requests exceed the number of shares of common stock available, however, we will allocate the available shares of common stock pro-rata among the record holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those record holders owned and the number of shares of our common stock issuable upon fully conversion of the preferred stock that each of those record holders owned on the record date, relative to the number of shares owned on the record date by all record holders exercising the over-subscription privilege. If this pro-rata allocation results in any record holders receiving a greater number of shares of common stock than the record holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of shares of common stock for which the record holder oversubscribed, and the remaining shares of common stock will be allocated among all other record holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated. See “The Rights Offering — Limitation on the Purchase of Shares of Common Stock” for a description of certain limitations on purchase.
To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. See “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.” To the extent you properly exercise your over-subscription privilege for a number of shares of common stock that exceeds the number of unsubscribed shares of common stock available to you, any excess subscription payments will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty.
Our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.
Will fractional shares be issued upon exercise of subscription rights?
No. We will not issue fractional shares of common stock in the rights offering. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty.
What effect will the rights offering have on our outstanding common stock?
On March 23, 2018, 78,324,499 shares of our common stock were outstanding. Based on the foregoing, and assuming no other transactions by us involving our common stock prior to the expiration of the rights offering, is fully subscribed for the maximum number of shares of common stock available, approximately 93,324,499 shares of our common stock will be issued and outstanding. The exact number of shares of common stock that we will issue in this rights offering will depend on subscription price and the number of shares of common stock that are subscribed for in the Rights Offering.
How was the subscription price formula determined?
Our board of directors determined the subscription price taking into consideration, among other things, the following factors:
•
the current and historical trading prices of our common stock;

•
the price at which stockholders might be willing to participate in the rights offering;

•
our need for additional capital and liquidity;

•
the cost of capital from other sources; and

•
comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, our board of directors reviewed our history and prospects, including our past and present earnings and cash requirements, our prospects for the future, the outlook for our industry and our current financial condition. Our board of directors believes that the subscription price should be designed to provide an incentive to our current stockholders to participate in the rights offering and exercise their basic subscription privilege and their over-subscription privilege.
The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of actual value of the Company or our common stock. We cannot assure you that the market price of our common stock will not decline during or after the rights offering. You should obtain a current price quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.
Am I required to exercise all of the basic subscription privilege I receive in the rights offering?
No. You may exercise any number of your basic subscription rights, or you may choose not to exercise any basic subscription privilege. If you do not exercise any basic subscription privilege, the number of shares of our common stock you own will not change. However, if you choose not to exercise your basic subscription privilege in full, your proportionate ownership interest in the Company will decrease. If you do not exercise your basic subscription privilege in full, you will not be entitled to exercise your over-subscription privilege.
How soon must I act to exercise my subscription rights?
If you received a subscription rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed subscription rights certificate and payment for both your basic subscription privilege and any over-subscription privilege you elect to exercise before the rights offering expires on June [•], 2018, at 5:00 PM Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment.
May I transfer my subscription rights?
No. The subscription rights may be exercised only by the stockholders to whom they are distributed, and they may not be sold, transferred, assigned or given away to anyone else, other than by operation of law. As a result, a subscription rights certificate may be completed only by the stockholder who receives the statement. The subscription rights will not be listed for trading on any stock exchange or market.
Will our directors and executive officers participate in the rights offering?
To the extent they hold common stock or preferred stock as of the record date, our directors and executive officers will be entitled to participate in the rights offering on the same terms and conditions applicable to other rights holders. None of our directors or executive officers has entered into any binding commitment or agreement to exercise subscription rights received in the rights offering.
Has the board of directors made a recommendation to stockholders regarding the rights offering?
No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the rights offering. On March 23, 2018 the closing price of our common stock was $0.4333 per share. The market price for our common stock may be above the subscription price or may be below the subscription price. If you exercise your subscription rights, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our securities.

How do I exercise my subscription Rights?
If you are a stockholder of record (meaning you hold your shares of our common stock or preferred stock in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights certificate, together with payment of the subscription price for both your basic subscription privilege and any over-subscription privilege you elect to exercise, to the subscription agent before 5:00 PM Eastern Time, on June [•], 2018. If you are exercising your subscription rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment for the shares of common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.
What if my shares are held in “street name”?
If you hold your shares of our common stock in the name of a broker, dealer, bank, or other nominee, then your broker, dealer, bank, or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. Therefore, you will need to have your record holder act for you.
If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank, or other nominee, to notify you of this rights offering.
What form of payment is required?
You must timely pay the full subscription price pursuant to the exercise of subscription rights by delivering to the subscription agent a cashier’s check drawn on a U.S. bank; or wire transfer.
When will I receive my new shares of common stock?
The subscription agent will arrange for the issuance of the common stock as soon as practicable after the expiration of the rights offering, payment for the shares of common stock subscribed for has cleared, and all prorating calculations and reductions contemplated by the terms of the rights offering have been effected. All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares in the name of a broker, dealer, bank, or other nominee, DTC will credit your account with your nominee with the securities you purchase in the rights offering.
After I send in my payment and subscription rights certificate to the Subscription Agent, may I cancel my exercise of Subscription Rights?
No. Exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to participate in the rights offering.
How much will the Company receive from the rights offering?
Assuming the rights offering is fully subscribed, including the entire over-subscription privilege, we estimate that the net proceeds from the rights offering will be approximately $5.5 million, after deducting fees and expenses payable to the dealer-manager, and after deducting other expenses payable by us.
What are the limitations on the exercise of the basic subscription privilege and over-subscription privilege?
In the event that the exercise by a stockholder of the basic subscription privilege or the over-subscription privilege could, as determined by the Company in its sole discretion, potentially result in a limitation on the Company’s ability to use net operating losses, tax credits and other tax attributes, which we refer to as the “Tax Attributes,” under the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and rules promulgated by the Internal Revenue Service, the Company may, but is under no obligation to, reduce the exercise by such stockholder of the basic subscription privilege or the over- subscription privilege to such number of shares of common stock as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use the Tax Attributes.
Are there risks in exercising my subscription rights?
Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and you should consider this investment as carefully as you would consider any other investment. We cannot assure you that the market price of our common stock will exceed the subscription price, nor can we assure you that the market price of our common stock will not further decline after the rights offering. We also cannot assure you that you will be able to sell shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. In addition, you should carefully consider the risks described under the heading “Risk Factors” for discussion of some of the risks involved in investing in our securities.
Can the board of directors terminate or extend the rights offering?
Yes. Our board of directors may decide to terminate the rights offering at any time and for any reason before the expiration of the rights offering. We also have the right to extend the rights offering for period not to exceed 30 days. We do not presently intend to extend the rights offering. We will notify stockholders if the rights offering is terminated or extended by issuing a press release.
If the rights offering is not completed or is terminated, will my subscription payment be refunded to me?
Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we will cancel the offering, you will receive a refund of the money you have advanced, without interest. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.
How do I exercise my subscription rights if I live outside the United States?
The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States. To exercise subscription rights, foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders”.
What fees or charges apply if I purchase shares of our common stock?
We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your record holder may charge you.
What are the U.S. federal income tax consequences of exercising subscription rights?
For U.S. federal income tax purposes you will not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. It is our opinion that the rights offering will not be part of a disproportionate distribution, but certain aspects of that determination are not certain. This position is not binding on the Internal Revenue Service (the “IRS”) or the courts, however. You should consult your tax advisor as to the tax consequences of the rights offering in light of your particular circumstances. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences” on page 32.
To whom should I send my forms and payment?
If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

Securities Transfer Corporation
2901 N. Dallas Parkway, Suite 380
Plano, Texas 75093
You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.
Whom should I contact if I have other questions?
If you have any questions about the rights offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the information agent, Mackenzie Partners, Inc., at (212) 929-5500, (800) 322-2885 (toll free) or by email at rightsoffer@mackenziepartners.com.
Who is the dealer-manager?
RHK Capital will act as dealer-manager for the rights offering. RHK Capital is not underwriting or placing any of the subscription rights being sold in this offering and does not make any recommendation with respect to such rights (including with respect to the exercise of such subscription rights). As contemplated by the dealer-manager agreement, RHK Capital will not solicit any holders of the securities (including the rights) or engage in the offer and sale of such securities in any jurisdiction in which such securities are not qualified or registered for sale in accordance with, or exempt from, the state securities or blue sky laws or Canadian provincial securities laws of such jurisdiction unless and until (i) the Company has advised RHK Capital that such securities have been qualified or registered in accordance with, or are exempt from application of, the state securities or blue sky laws or the Canadian provincial securities laws of such jurisdiction, as applicable, and (ii) RHK Capital possesses all required licenses and registrations to solicit or offer such securities in that jurisdiction. See “Plan of Distribution” on page 38 for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this rights offering.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information about the Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. We will also provide you with a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus or the registration statement of which it is a part upon written or oral request, and at no cost to you. If you would like to request any reports or documents from the company, please contact:
Greg Albright, Head of Global Communications
MoneyOnMobile, Inc.
500 North Akard Street, Ste 2850
Dallas, Texas 75201
Telephone: (214) 758-8600
We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.moneyonmobile.in, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus and the documents we incorporate by reference in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, and objectives of management are forward- looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.
Our forward-looking statements in this prospectus and the documents we incorporate by reference in this prospectus are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those described or implied in the forward-looking statements, including:
•
future financial and operating results;

•
our ability to fund operations and business plans, and the timing of any funding or corporate development transactions we may pursue;

•
the ability of our suppliers to provide products or services in the future of an acceptable quality on a timely and cost-effective basis;

•
our ability to continue as a going concern in the face of limited current sales, material negative stockholders’ equity and working capital;

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the ability to manage our considerable short term debt;

•
expectations concerning market acceptance of our products and services;

•
current and future economic and political conditions;

•
overall industry and market trends;

•
management’s goals and plans for future operations; and

•
other assumptions described in this report underlying or relating to any forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives requires the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We can give no assurance that any of the assumptions relating to the forward-looking statements included in this prospectus are accurate, and we assume no obligation to update any such forward-looking statements, except as may be required under applicable securities laws.
We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included or incorporated by reference important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from the forward-looking statements that we make.
You should read this prospectus, the documents incorporated by reference in this prospectus, and the documents that have been filed as exhibits to the registration statement of which this prospectus forms a part or to any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. It is routine for internal projections and expectations to change as the year, or each quarter in the year, progresses, and, therefore, it should be clearly understood that the internal projections and beliefs upon which we base our expectations are made as of the date of this prospectus and may change prior to the end of each quarter or the year.

RISK FACTORS
An investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus, before making a decision to invest in our common stock or to exercise your subscription rights to purchase shares of our common stock. If any of these risks actually occur, our business, results of operations and financial condition could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.
Risks Related to this Rights Offering
The Subscription Price determined for this Rights Offering is not necessarily an indication of the value of our common stock.
The Subscription Price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that you will be able to sell shares purchased in this Rights Offering at a price equal to or greater than the Subscription Price. We do not intend to change the Subscription Price in response to changes in the market price of our common stock prior to the closing of the Rights Offering.
The Rights Offering may cause the price of our common stock to decline.
Depending upon the market price of our common stock at the time of our announcement of the Rights Offering and its terms, including the Subscription Price, together with the number of shares of common stock we could issue if the Rights Offering is completed, may result in a decrease in the market price of our common stock. This decrease may continue after the completion of the Rights Offering. If that occurs, your purchase of shares of our common stock in the Rights Offering may be at a price greater than the prevailing market price.
Because you may not revoke or change your exercise of the Subscription Rights, you could be committed to buying shares above the prevailing market price at the time the Rights Offering is completed.
Once you exercise your Subscription Rights, you may not revoke or change the exercise. The market price of our common stock may decline before the Subscription Rights expire. If you exercise your Subscription Rights, and, afterwards, the market price of our common stock decreases below the Subscription Price, you will have committed to buying shares of our common stock at a price above the prevailing market price and could have an immediate unrealized loss.
Our common stock is traded on the OTC Market Group’s OTCQB under the symbol “MOMT,” and the closing sale price of our common stock on March 23, 2018 was $0.4333 per share. There can be no assurances that the market price of our common stock will equal or exceed the Subscription Price at the time of exercise or at the expiration of the Subscription Rights offering period.
You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of Subscription Rights immediately upon expiration of the Subscription Rights offering period or be able to sell your shares at a price equal to or greater than the Subscription Price.
If you exercise Subscription Rights, you may not be able to resell the common stock purchased by exercising your Subscription Rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the Rights Offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the Rights Offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the Expiration Date of the Rights Offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your Subscription Rights, you will be able to sell your common stock at a price equal to or greater than the Subscription Price.

If you do not exercise your Subscription Rights, you will suffer dilution.
If you do not exercise your Subscription Rights, you will suffer dilution of your percentage ownership of our equity securities relative to shareholders who exercise their Subscription Rights.
As of March 23, 2018, there were 78,324,499 shares of our common stock outstanding. We anticipate issuing a total of 15,000,000 shares of common stock in connection with the Rights Offering.
Based on the number of shares of common stock outstanding as of March 23, 2018 and assuming that no options are exercised and there are no other changes in the number of outstanding shares prior to the expiration of the Rights Offering, if we issue all shares of common stock available in this Rights Offering (to shareholders participating in the Rights Offering), we would have 93,324,499 shares of common stock outstanding following the completion of the Rights Offering.
We may cancel the Rights Offering at any time prior to the expiration of the Rights Offering period, and neither we nor the Subscription Agent will have any obligation to you except to return your subscription payment.
We may at our sole discretion cancel the Rights Offering at any time prior to the expiration of the Rights Offering period. If we elect to cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the Subscription Rights except to return to you, without interest or penalty, as soon as practicable any subscription payments.
If you do not act promptly and follow the subscription instructions, your exercise of Subscription Rights will be rejected.
Shareholders that desire to purchase shares in the Rights Offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date of the Rights Offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent prior to the expiration of the Rights Offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to the expiration of the Rights Offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the Rights Offering prior to the expiration of the Rights Offering period, the Subscription Agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your Subscription Rights properly and timely follows the subscription procedures.
If you make payment of the Subscription Price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the Rights Offering.
Any uncertified personal check used to pay the Subscription Price in the Rights Offering must clear prior to the Expiration Date of the Rights Offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the Subscription Price, it may not clear prior to the Expiration Date, in which event you would not be eligible to exercise your Subscription Rights. You may eliminate this risk by paying the Subscription Price by certified or cashier’s check or bank draft drawn on a U.S. bank.
The receipt of Subscription Rights may be treated as a taxable dividend to you.
The U.S. federal income tax consequences of the Rights Offering will depend on whether the Rights Offering is part of a “disproportionate distribution.” We intend to take the reporting position the Subscription Rights issued pursuant to the Rights Offering (a) are not part of a “disproportionate distribution” and (b) will not be a taxable distribution with respect to your existing securities. The disproportionate distribution rules are complicated, however, and their application is uncertain, and thus counsel is not rendering an opinion regarding the application of such rules. Accordingly, it is possible that the IRS could successfully challenge our reporting position and assert that the Rights Offering is a taxable distribution. For a discussion of the tax consequences if this is non-taxable and the tax consequences if this is taxable, see the discussion in “Certain Material U.S. Federal Income Tax Consequences.”
The Subscription Rights are non-transferable and thus there will be no market for them.
You may not sell, transfer or assign your Subscription Rights to anyone else. We do not intend to list the Subscription Rights on any securities exchange or any other trading market. Because the Subscription Rights are non-transferable, there is no market or other means for you to directly realize any value associated with the Subscription Rights.
We will have considerable discretion over the use of the proceeds of the Rights Offering and may not realize an adequate return.
We will have considerable discretion in the application of the net proceeds of this offering. We have not determined the amount of net proceeds that we will apply to various corporate purposes. We may use the proceeds for purposes that do not yield a significant return, if any, for our stockholders.
Risks Relating To the Company
We have incurred significant losses since inception.
We had an accumulated deficit of  $59.1 million as of December 31, 2017. We have historically incurred operating losses and may continue to incur operating losses for the foreseeable future. As such, we are subject to all risks incidental to the sales and development of our product offerings, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Additionally, the Company’s unaudited interim financial statements as of December 31, 2017 and audited financial statements as of March 31, 2017 have been prepared on the assumption that the Company will continue as a going concern. Our independent accountants have issued in their report stating that our recurring operating losses and negative cash flows from operating activities raise substantial doubt as to our ability to continue as a going concern. There can be no assurance that we will be able to continue as a going concern.
Our success will be dependent on local management team for the foreseeable future.
We believe our success depends on the continued service of local management. Although we currently intend to retain our existing management, we cannot assure such individuals will remain with us. We have no employment agreements with any individuals. The unexpected loss of the services of one or more of our key executives, directors, or advisors, or our inability to find suitable replacements within a reasonable period of time following any such loss, could have a material adverse effect on our ability to execute our business plan and, therefore, have a material adverse effect on our financial condition and results of operations.
We may require additional capital to support business growth, and this capital may not be available on acceptable terms, if at all.
Projected success and growth are dependent on sufficient working capital to fund operations and develop business. The Company’s future capital requirements will depend on many factors, including the extent to which the business is successful, any level of competition experienced by the business, general economic market conditions and the extent and duration of operating losses. The availability of additional funding necessary in order to sustain our operations in the future is uncertain. Additional financing may not be available on terms favorable to us, or at all.
If we are unable to raise additional funds in the public or private markets on acceptable terms, we might not be able to take advantage of unanticipated opportunities, develop new services or products, or otherwise respond to unanticipated competitive pressures, and our business operations and financial condition could be harmed. Without adequate financing, the Company may be required to delay, scale back or eliminate certain personnel, advertising, or marketing efforts or other initiatives. Any inability to obtain additional financing, if required, would have a material adverse effect on the Company’s business and prospects.

The Company may also be required to borrow additional funds to meet its capital requirements. If the Company borrows additional funds, the Company cannot provide any assurance that such debt can be paid in a timely fashion, which failure may result in material adverse consequences to the Company. There can be no assurance that the Company will be able to secure future debt financing on terms acceptable to the Company or at all. Any debt incurred by the Company will result in the lender thereof having a prior claim to the Company’s assets ahead of any shareholder, including purchasers under the Rights Offering, which could adversely affect the investors’ ability to recover all or any portion of their investment in the Company in the event of insolvency or dissolution
Evolving products and technological changes could make our services obsolete.
We anticipate the services we offer will continue to evolve and be subject to technological change. Accordingly, our ability to maintain a competitive advantage and build the business requires us to continually invest in research and development. Many of the companies we expect to compete with have greater capital resources, research and development staffs, and facilities. Our services could be rendered obsolete by the introduction and market acceptance of competing services, technological advances by current or potential competitors, or other approaches. Additionally, our processing technology platform will require upgrades to meet our business plan, and new problems or delays could develop and limit our ability to grow.
We anticipate the industry in which we operates will be subject to intense competition.
There are several direct competitors conducting business in India, and some have access to large markets of existing phone subscribers. Once these companies fully implement their strategies, the competition in India for the services being provided by us may intensify significantly.
A significant portion of our total assets consists of goodwill and intangible assets, which are subject to a periodic impairment analysis, and a significant impairment determination in any future period could have an adverse effect on our results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.
We have goodwill and other intangible assets, net totaling $12.7 million and $4.0 million, respectively, at December 31, 2017 relating to our India operations. We perform an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist. The estimated fair value of goodwill could change if we are unable to achieve operating results at the levels that have been forecast, the market valuation of those business units decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered. These changes could result in an impairment of the existing goodwill and/or intangible assets balance that could require a material non-cash charge to our results of operations.
Political, economic, social, and other factors in India may adversely affect businesses.
The ability for businesses to grow may be adversely affected by political, economic, and social factors or changes in Indian law or regulations or the status of India’s relations with other countries. In addition, there may be significant differences between the Indian and U.S. economies such as the rate of gross domestic product growth, the rate of inflation, capital reinvestment, resource self-sufficiency, and balance of payments positions. Government actions in the future could have a significant effect on the Indian economy and have a material adverse effect on our ability to achieve business objectives.
Terrorist attacks and other acts of violence or war within India or involving India and other countries could adversely affect the financial markets and businesses.
Terrorist attacks and other acts of violence could have the direct effect of destroying property causing a loss and interruption of business. For example, India has, from time to time, experienced civil unrest and hostilities with neighboring countries such as Pakistan. The longstanding dispute with Pakistan over the border Indian states of Jammu and Kashmir remains unresolved. If the Indian government is unable to control the violence and disruption associated with these tensions, the results could destabilize the economy and, consequently, adversely affect businesses. Also, India has seen an increase in politically motivated insurgencies and a fairly active communist following. Any hostilities or civil unrest could adversely influence the Indian economy and, as a result, negatively affect businesses.
Changes in the exchange rate of the Indian rupee versus the U.S. dollar result in earnings volatility and could negatively impact our reported earnings and the ultimate return on our investment.
MoneyOnMobile’s functional currency is the Indian rupee, and its financial statements must be converted to U.S. dollars when preparing our financial statements. Changes in the exchange rate between the two currencies can cause reported financial results to fluctuate and a weakening rupee relative to the U.S. dollar would negatively impact our earnings. Additionally, the return on our investment in DPPL and MMPL, if any, may be less than expected if the exchange rates are less favorable at the time of realization.
Exchange controls in India may limit our ability to utilize cash flow effectively.
We are subject to India’s rules and regulations on currency conversion with respect to our investments in DPPL and MMPL. In India, the Foreign Exchange Management Act (“FEMA”) regulates the conversion of the Indian rupee into foreign currencies. Today, companies in many industries are permitted to operate in India without any special restrictions, effectively placing them on par with wholly, Indian-owned companies. Foreign exchange controls also have been substantially relaxed. However, the Indian foreign exchange market is not yet fully developed, and there is no assurance the Indian authorities will not revert to regulating companies and imposing new restrictions on the convertibility of the Indian rupee. Any future restrictions on currency exchanges may limit our ability to repatriate India earnings or receive dividends.
We may have difficulty effecting service of process or enforcing judgments obtained in the U.S. against our subsidiaries.
MoneyOnMobile is organized in India and all of its assets are located in India. As a result, in the event of a dispute between our India subsidiaries and us, we may be unable to effect service of process outside of India. In addition, we may be unable to enforce against India operations judgments obtained in U.S. courts.
We have a material weakness in our internal control over financial reporting.
Our management has identified a material weakness in our internal control over financial reporting and as a result concluded that our disclosure controls and procedures were not effective as of December 31, 2017. Although management is in the process of developing and implementing a plan to remediate the deficiency in internal control, there is no assurance that the plan will remediate the material weakness or ensure that our internal controls over financial reporting will be effective in the future.
We have relationships with third parties to provide software that integrates into our platform, and our business could be harmed if we are not able to continue these relationships.
We use software and services licensed and procured from third parties to develop and offer our platform. We may need to obtain future licenses and services from third parties to use intellectual property and technology associated with the development of our platform, which might not be available to us on acceptable terms, or at all. Any loss of the right to use any software or services required for the development and maintenance of our platform could result in termination or delays in some of our services on our platform until equivalent technology is either developed by us, or, if available from others, is identified, obtained, and integrated, which could harm our platform and business. Any errors or defects in third-party software or services could result in errors or a failure of our platform.
Our business could be damaged and subjected to liabilities if there are any cyberattacks trying to disrupt/impede our services to our retailers and their customers.
Our brand, reputation and ability to retain and service our retailers are dependent on the reliable performance of our platform. In the event our platform or business could be negatively impacted. Additionally, our servers could be subjected to denial of service attacks or other methods of blocking communication between our retailers and our system.

We also store information required to perform the transaction, including but not limited to a consumer’s phone number, their merchant identification number, and bank account details. And with some of the new KYC regulations that have gone into place, we now have to collect and store national ID of some of the consumers and retailers using our platform.
If this data were to be compromised and/or exposed, our business could suffer due to the loss of customers, due to the government revoking our license and/or due to the loss of retailers. We could also suffer financial liabilities due to retailers’ balances being maliciously diverted to an external bank account.
We may rely on third parties when deploying our infrastructure, and in doing so, expose it to security risks outside of our direct control. We rely on outside vendors and contractors to perform services necessary for the operation of the business, and they may fail to adequately secure our user and company content.
We also rely on third party software in our system. This external software may contain defects or lack the necessary security measures. This may expose our business to risks of data exposure and loss of business continuity, which could adversely affect our business.
Our business depends upon the interoperability of our platform across mobile devices, operating systems, and third-party software that we do not control. And we rely on the network connectivity provided by both mobile operators and internet service providers which are also outside our control.
Retailers use our platform on a variety of mobile devices with different models and manufacturers and personal computers which are using operating systems (e.g. different releases of Android, iOS, MacOS, Windows and Linux) and third-party software that we do not control (e.g. web browsers). Changes to these operating systems, networks and third-party software may disrupt our service or prevent it from operating.
Limited Protection of Intellectual Property
Our success and ability to compete in our markets depend, in part, upon our proprietary technology. The Company relies primarily on a combination of copyright, trademarks, service marks, trade secrets, contracts, licenses and technical measures to protect its proprietary rights, which may only provide limited protection. The Company may have no adequate means of protecting its intellectual property and, if the Company does not adequately protect its intellectual property, its business, prospects, financial condition and results of operations could be harmed. Unauthorized parties may attempt to copy or imitate aspects of the Company’s services or products, or obtain and use information and processes that the Company regards as proprietary. It is also possible that any potential future trademarks, service marks, copyrights or other intellectual property rights may be found invalid or unenforceable, or otherwise be successfully challenged. If any such intellectual property rights were to be successfully challenged by a third party, the Company could be deprived of its right to use, or prevent others from using, the methods, marks or other property covered by such intellectual property rights.
We rely on financial institutions to process our payment transactions. Should any of these institutions decide to stop processing our payment transactions, our business could suffer.
Because we are not a bank, we must rely on service operators to process our transactions. If we could not obtain these processing services on acceptable terms from these sources or elsewhere, and if we could not switch to another processor quickly and smoothly, our business could suffer materially.
Risks Relating to Industry
The payments industry is highly competitive and we expect to compete with larger firms having greater financial resources. Such competition could increase and adversely influence our prices to merchants and our operating margins.
We compete in a highly competitive market with a wide variety of processing service providers. Developing and maintaining our growth will depend on a combination of the continued growth in electronic payment transactions and our ability to increase our market share. If competition causes us to reduce the prices we charge, we will have to aggressively control our costs in order to maintain acceptable results of operations.

Our continued growth depends on our ability to maintain or increase our average net revenue yield.
One of the key measures we use to assess our financial performance is our average net revenue yield, which we calculate by dividing adjusted net revenue by the total payment volume of the transactions we process. Our average net revenue yield may be affected by a number of factors, including changes in the mix of products our retailers process on the platform, increased competition, pressure from merchants and/or retailers, and acquisitions. In order to maintain our competitiveness, we must continue to ensure that our payment processing system provides a more convenient and attractive option for retailers, merchants and customers than alternative systems that may not require payment of a processing fee. Retail banks and various payment service providers are already and may become available to our consumers. To attract consumers, we also offer certain services on a commission-free basis, such as person-to-person transfers and certain payments in e-commerce. Despite our efforts, consumers may still choose to use other payment systems, even if those systems do not offer the convenience that we do, because they charge lower fees. In addition, because retailers are able to switch between different payment processing systems, we may face additional pressure to reduce the fees we charge due to increased competition from other payment service providers.
We are subject to the economic risk and business cycles of our merchants and retailers and the overall level of consumer spending.
The payment services industry depends heavily on the overall level of consumer spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Economic factors such as employment levels, business conditions, energy and fuel costs, interest rates, inflation rate and the strength of the rupee against foreign currencies could reduce consumer spending or change consumer purchasing habits. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If our retailers make fewer sales of their products and services using our services or consumers spend less money per transaction, we will have fewer transactions to process at lower amounts, resulting in lower revenue. A further weakening in the economy could have a negative impact on our retailers as well as consumers who purchase products and services using our payment processing systems, which could, in turn, negatively impact our business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the market segments that represent a larger portion of our payment processing volume. In addition, these factors could force some of our merchants and/or retailers to liquidate their operations or go bankrupt, or could cause our retailers to reduce the number of their locations or hours of operation, resulting in reduced transaction volumes. We also have a certain amount of fixed costs, including salaries and rent, which could limit our ability to adjust costs and respond quickly to changes affecting the economy and our business.
We do not control the rates of the fees levied by our retailers on consumers.
Our retailers pay us an agreed fee using a portion of the fees levied by them on consumers for some of our services, for example domestic money transfer. The fee paid to us by the retailers is based on a percentage of the value of each transaction that we process. However, in certain cases the amount of fees levied by a retailer on a consumer for each particular transaction is determined by such retailer at its own discretion. We do not cap the amount of such fees or otherwise control it. We believe that the fees set by our retailers are market-driven, and that our interests and our retailers’ interests are aligned with a view to maintaining fees at a level that would simultaneously result in our retailers’ profitability and customer satisfaction. However, we can provide no assurance that our retailers will not raise fees to a level that will adversely affect the popularity of our products among consumers. At the same time, if we are forced to cap customer fees to protect the strength of our brand or otherwise, we may lose a significant number of retailers, which would reduce the penetration of our physical distribution network. In limited instances, we have introduced such caps at the request of our retailers. No assurance can be made that this trend will not increase. Material increases in customer fees by our retailers or the imposition of caps on the rates of such fees by us could have an adverse effect on our business, financial condition and results of operations.

Risks Relating To Government Regulation
The payments industry in India is subject to extensive regulation.
Payment system operators like MoneyOnMobile, are subject to the Indian Payments and Settlement Systems Act 2007 and operate under the authority and board oversight of the Reserve Bank of India (“RBI”). Our existing license with the Reserve Bank of India authorizes us to process domestic remittance transactions directly through the government-operated Immediate Payment Switch (IMPS). Although our license is valid through October 24, 2018, the RBI has the authority to revoke our license at any time should it determine that our operations do not continue to meet applicable standards primarily relating to the custody of, and accountability for, consumer funds. Alternative methods to process the same domestic remittance transactions exist which may not require a license, including mobile phone top up and other bill payment transactions, and we may elect in the future to adopt such alternative methods. Absent our successful adoption at some future date of such alternative methods, of which there can be no assurance, the non-renewal or earlier revocation of our existing RBI license could adversely affect our business operations.
Our business activities are subject to complex and evolving foreign laws and regulations regarding privacy, data protection, mobile payment services, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user growth or engagement, or otherwise harm our business.
We are subject to a variety of laws and regulations abroad that involve matters central to our business, including user privacy, data protection, intellectual property, distribution, electronic contracts and other communications, competition, consumer protection, taxation, banking, securities law compliance, and mobile payment services. The introduction of new products or expansion of our activities in certain jurisdictions may subject us to additional laws and regulations. In addition, foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. These foreign laws and regulations, which may be enforced by private parties or government entities, are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. These laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.
We are subject to federal and state laws regarding anti-money laundering, including the Patriot Act, and if we break any of these laws we could be subject to significant fines and/or penalties, and our ability to conduct business could be limited.
We are subject to U.S. federal anti-money laundering laws and the requirements of the Office of Foreign Assets Control (OFAC), which prohibit us from transmitting money to specified countries or on behalf of prohibited individuals. The Patriot Act in the U.S. mandates several anti-money laundering requirements. The federal government or the states may elect to impose additional anti-money laundering requirements. Changes in laws or regulations that impose additional regulatory requirements, including the Patriot Act, could increase our compliance and other costs of doing business, and therefore have an adverse effect on our results of operation.
Failure to comply with the laws and regulatory requirements of federal and state regulatory authorities could result in, among other things, revocation of required registrations, loss of approved status, termination of contracts with banks, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could materially adversely affect our business, financial condition and results of operations.

If we were to inadvertently transmit money on behalf of, or unknowingly conduct business with, a prohibited individual, we could be required to pay significant damages, including fines and penalties. Likewise, any intentional or negligent violation of anti-money laundering laws by our employees could lead to significant fines and/or penalties, and could limit our ability to conduct business in some jurisdiction.
Risks Relating To Our Common Stock
Changes to current accounting principles and our accounting policies could have a significant effect on the Company’s reported financial results or the way in which it conducts its business.
We prepare our financial statements in conformity with U.S. GAAP, which are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the U.S. Securities and Exchange Commission, and various other authorities formed to interpret, recommend, and announce appropriate accounting principles. A change in these principles and/or management’s own interpretation and application of such principles could have a significant effect on our reported financial results and may even retroactively affect the accounting for previously reported transactions. Our accounting policies that recently have been, or may in the future, be affected by changes in the following accounting principles:
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revenue recognition;

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accounting for goodwill and other intangible assets; and

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accounting issues related to certain contingent convertible debt instruments and their effect on diluted earnings per share.

Changes in these or other rules may have a significant adverse effect on our reported financial results or in the way in which we conduct our business.
Our issuance of preferred stock could adversely affect the value of our common stock.
Our Certificate of Formation provides for the issuance of up to 1.0 million shares of what is commonly referred to as “blank check” preferred stock. Such stock may be issued by our Board of Directors from time to time, without shareholder approval, as one or more separate series of shares as designated by resolution of our Board setting forth the relative rights, privileges, and preferences of the series, including, if any, the: (i) dividend rate; (ii) price, terms, and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price; and (vi) voting rights. The issuance of such shares, with superior rights and preferences, could adversely affect the interests of holders of our common stock and potentially the value of our common stock. Our ability to issue such preferred stock also could give our Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest, or otherwise.
Our executive officers, directors, and major shareholders hold a majority of our common stock and may be able to prevent other shareholders from influencing significant corporate decisions.
Our directors and executive officers beneficially own a significant portion of our outstanding common stock. As a result, acting together they would be able to influence many matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing, or deterring a change in control, and could deprive our shareholders of an opportunity to receive a premium for their shares of common stock as part of a sale of our company and may affect the market price of our stock.
The price of our common stock may be volatile, which could cause our investors to incur trading losses and fail to resell their shares at or above the price they paid for them.
We cannot predict the extent to which investor interest will lead to the development of an active trading market in our common stock. The failure to achieve and maintain an active market for our common stock means that you may not be able to dispose of your common stock in a desirable manner and the price for our shares may fluctuate greatly.

Moreover, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition. Further, our ability to file the Company’s periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 on a timely basis may adversely impact the your ability to trade the Company’s shares on the secondary market.
We incur substantial costs as a result of operating as a public company, and our management is required to devote substantial time to comply with public company regulations.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 as well as other federal and state laws. These requirements may place a strain on our people, systems, and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight are required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

THE RIGHTS OFFERING
The following summary contains basic information about our common stock and the offering and is not intended to be complete. It does not contain all the information that may be important to you. Before deciding whether to exercise your Subscription Rights, you should carefully read this Prospectus or any prospectus supplement, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this Prospectus or any prospectus supplement. For a more complete understanding of our common stock, you should read the section entitled “Description of Securities” in this prospectus.
The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our Common Stock or our Preferred Stock on the Record Date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “— Notice to Brokers and Nominees” below.
The Subscription Rights
We are distributing to the record holders, at no charge, non-transferable subscription rights to purchase shares of common stock at a subscription price per unit to be determined. The subscription price will be equal to $[•]. Each subscription right will entitle you to purchase one share of our common stock. Each record holder will receive one subscription right for each whole share of our common stock owned by such record holder and one subscription right for each whole share of common stock that would be own upon full conversion of the shares of preferred stock owned by such record holder as of the record date. Each subscription right entitles the record holder to a basic subscription privilege and an over-subscription privilege.
Basic Subscription Privilege
Your basic subscription privilege will entitle you to purchase one share of common stock, at the subscription price, held by you on the record date of April [•], 2018. For example, if you owned 100 shares of common stock as of the record date, you will receive 100 subscription rights and will have the right to purchase 100 shares of common stock. You may exercise all or a portion of your basic subscription privilege or you may choose not to exercise any basic subscription privilege at all. Subject to proration, if applicable, we will seek to honor your basic subscription request in full. In the event that holders exercise subscription rights in excess of  $6 million (not including the over-subscription privilege), the amount subscribed for by each person will be proportionally reduced, based on the amount subscribed for by each person (not including any Over-Subscription Privilege subscribed for). See “The Rights Offering — Limitation on the Purchase of Shares of Common Stock” for a description of certain limitations on purchase.
Over-Subscription Privilege
If you exercise your basic subscription privilege in full, you may also choose to exercise your over-subscription privilege. Subject to proration, if applicable, we will seek to honor the over-subscription privilege requests in full. If over-subscription privilege requests exceed the number of shares of common stock available, however, we will allocate the available shares of common stock pro rata among the record holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those record holders owned on the record date, relative to the number of shares owned exercising the over-subscription privilege. If this pro rata allocation results in any record holder receiving a greater number of shares of common stock than the record holder subscribed for pursuant to the exercise of the over-subscription privilege, then such record holder will be allocated only that number of shares of common stock for which the record holder oversubscribed, and the remaining shares of common stock will be allocated among all other record holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated.
Securities Transfer Corporation, the subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To the extent the aggregate subscription payment of the actual number of unsubscribed shares of common stock available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares of common stock available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable after expiration of the rights offering.
We can provide no assurances that you will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any requests for shares of common stock pursuant to the over-subscription privilege if all of our stockholders exercise their basic subscription privilege in full, and we will only honor an over-subscription privilege to the extent sufficient shares of common stock are available following the exercise of basic subscription privilege.
Limitation on the Purchase of Shares of Common Stock
You may only purchase the number of whole shares of common stock purchasable upon exercise of the number of basic subscription privilege distributed to you in the rights offering, plus the over-subscription privilege, if any. Accordingly, the number of shares of common stock that you may purchase in the rights offering is limited by the number of shares of our common stock you held on the record date and by the extent to which other stockholders exercise their basic subscription privilege and over-subscription privileges, which we cannot determine prior to completion of the rights offering.
Subscription Price
The subscription price will be equal to $[•]. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.
Determination of Subscription Price
In the determining the subscription price, the board of directors considered a variety of factors including those listed below:
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our need to raise capital in the near term to continue our operations;

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the current and historical trading prices of our common stock;

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a price that would increase the likelihood of participation in the rights offering;

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the cost of capital from other sources;

The subscription price does not necessarily bear any relationship to any established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. You should not consider the subscription price as an indication of actual value of the company or our common stock. you should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline after the rights offering. We cannot assure you that you will be able to sell the shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current price quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.
Non-Transferability of Subscription Rights
The subscription rights are non-transferable (other than by operation of law) and, therefore, you may not sell, transfer, assign or give away your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market.

Expiration Date; Extension
The subscription period, during which you may exercise your subscription rights, expires at 5:00 PM Eastern Time, on June [•], 2018, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your subscription rights statement or your subscription payment after that time. We have the option to extend the rights offering in our sole discretion, for a period not to exceed 30 days although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 AM Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.
If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 PM Eastern Time, on June [•], 2018, which is the expiration date that we have established for the rights offering.
Termination
We may terminate the rights offering at any time and for any reason prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying stockholders and the public of the termination.
Return of Funds upon Completion or Termination
The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is terminated. You will not be able to rescind your subscription. Any excess subscription payments, including refunds resulting from will be returned to you as soon as practicable after the expiration of the rights offering, without interest or penalty. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty.
Shares of Our Common Stock Outstanding After the Rights Offering
On March 23, 2018, 78,324,499 shares of our common stock were outstanding. Based on the foregoing, and assuming no other transactions by us involving our common stock prior to the expiration of the rights offering, if the rights offering is fully subscribed for the maximum number of shares of common stock available, approximately 93,324,499 shares of our common stock will be issued and outstanding. The exact number of shares of common stock that we will issue in this rights offering will depend on Subscription Price and the number of shares of common stock that are subscribed for in the Rights Offering.
Methods for Exercising Subscription Rights
The exercise of subscription rights is irrevocable and may not be canceled or modified. You may exercise your subscription rights as follows:
Subscription by Record Holders
If you are a stockholder of record, the number of shares of common stock you may purchase pursuant to your subscription rights in indicated on the subscription rights statement. You may exercise your subscription rights by properly completing and executing the subscription rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “subscription agent,” to be received before 5:00 PM Eastern Time, on June [•], 2018.
Subscription by Beneficial Owners
If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a subscription rights certificate.

Instead, we will issue two subscription rights to such nominee record holder for each share of our common stock held by such nominee at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.
To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires.
Subscription Agent
The subscription agent for this offering is Securities Transfer Corporation. The address to which subscription rights statements and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.
Securities Transfer Corporation
2901 Dallas Parkway, Suite 380
Plano, Texas 75093
If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription rights.
You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Mackenzie Partners, Inc. at (212) 929-5500, (800) 322-2885 (toll free) or via email at rightsoffer@mackenziepartners.com.
Payment method
Payments must be made in full in U.S. Currency by cashier’s check or by wire transfer, and payable to “Securities Transfer Corporation., as subscription agent for MoneyOnMobile, Inc.” You must timely pay the full subscription payment, including payment for the over-subscription privilege, for the full number of shares of common stock you wish to acquire pursuant to the exercise of subscription rights by delivering a:
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Cashier’s check, drawn on a U.S. Bank payable to “Securities Transfer Corporation., as subscription agent for MoneyOnMobile, Inc.”; or

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Domestic wire transfer of immediately available funds directly to the account maintained by Securities Transfer Corporation, as subscription agent, for purposes of accepting subscriptions in this rights offering at EagleBank, 7815 Woodmont Avenue, Bethesda, MD 20814, Credit: Securities Transfer Corporation as Rights Agent for MoneyOnMobile, Inc., ABA Number: 055003298, Account # 200303717, for further credit to MoneyOnMobile, Inc. and name of the subscription rights holder.

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International wire transfer of immediately available funds directly to the account maintained by Securities Transfer Corporation, as subscription agent, for purposes of accepting subscriptions in this rights offering at Wells Fargo Bank NA, 464 California Street, San Francisco, CA 94104, Credit: Securities Transfer Corporation as Rights Agent for MoneyOnMobile, Inc., ABA Number: 055003298, SWIFT Number WFBIUS6S, Account # 200303717, for further credit to EagleBank, Beneficiary Name: Securities Transfer Corporation as Rights Agent for MoneyOnMobile, Inc. and name of the subscription rights holder.

You should read the instruction letter accompanying the subscription rights statement carefully and strictly follow it. Do not send subscription rights statements or payments directly to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights statement and payment of the full subscription amount.
The method of delivery of subscription rights statements and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those statements and payments by registered mail, properly insured, with return receipt requested, or by overnight courier, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the rights offering expires.
Missing or Incomplete Subscription Forms or Payment
If you fail to complete and sign the subscription rights certificate or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.
The payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.
Issuance of Common Stock
The shares of common stock that are purchased in the rights offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from our transfer agent reflecting ownership of these securities if you are a holder of record of shares. If you hold your shares of common stock in the name of a custodian bank, broker, dealer, or other nominee, DTC will credit your account with your nominee with the securities you purchased in the rights offering.
No Fractional Shares
We will not issue fractional shares of common stock in the rights offering.
Notice to Brokers and Nominees
If you are a broker, dealer, bank, or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. If a beneficial owner of our common stock so instructs, you should complete the subscription rights statement and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “nominee holder certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact our subscription agent to request a copy.
Validity of Subscriptions
We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable; we will not accept any alternative, conditional, or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed subscription rights statement and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Stockholder Rights
You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form or your account at your broker, dealer, bank, or other nominee is credited with the shares of our common stock purchased in the rights offering.
Foreign Stockholders
We will not mail this prospectus or any subscription rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior 5:00 PM Eastern Time, on June [•], 2018, the third business day prior to the expiration date, of your exercise of Subscription Rights and provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such Subscription Rights does not violate the laws of the jurisdiction in which such stockholder resides and payment by a U.S. bank in U.S. dollars before the expiration of the offer. If no notice is received by such time or the evidence presented is not satisfactory to us, the Subscription Rights represented thereby will expire.
No Revocation or Change
Once you submit the subscription rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.
U.S. Federal Income Tax Treatment of Rights Distribution
For U.S. federal income tax purposes, we do not believe holders of shares of our common stock should recognize income or loss upon receipt or exercise of a subscription right. See “Material U.S. Federal Income Tax Consequences” on page 32.
No Recommendation to Rights Holders
Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on money invested. We cannot assure you that the market price of our common stock will reach or exceed the subscription price after the offering, and even if it does so, that it will not subsequently decline. We also cannot assure you that you will be able to sell shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. You should make your investment decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” on page 13 for a discussion of some of the risks involved in investing in our common stock.
Fees and Expenses
We will pay all fees charged by the subscription agent and by the dealer-manager. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights.
Listing
The subscription rights may not be sold, transferred, assigned or given away to anyone, and will not be listed for trading on any stock exchange or market. The shares of our common stock, including the shares to be issued in the rights offering, are traded on OTC Market Group’s OTCQB under the symbol “MOMT”.

Important
Please follow the directions regarding delivery of subscription rights certificates and payments described above. Do not send subscription rights certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription rights certificate and you bear the risks associated with such delivery. If you choose to deliver your subscription rights certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent prior to the expiration time.
Distribution Arrangements
RHK Capital is the dealer-manager for the rights offering. The dealer-manager will provide marketing assistance and advice to us in connection with the rights offering. RHK Capital is not underwriting or placing any of the rights being sold in this offering and does not make any recommendation with respect to such rights (including with respect to the exercise of such rights). As contemplated by the dealer-manager agreement, RHK Capital will not solicit any holders of the securities (including the rights) or engage in the offer and sale of such securities in any jurisdiction in which such securities are not qualified or registered for sale in accordance with, or exempt from, the state securities or blue sky laws or Canadian provincial securities laws of such jurisdiction unless and until (i) the Company has advised RHK Capital that such securities have been qualified or registered in accordance with, or are exempt from application of, the state securities or blue sky laws or the Canadian provincial securities laws of such jurisdiction, as applicable, and (ii) RHK Capital possesses all required licenses and registrations to solicit or offer such securities in that jurisdiction. See “Plan of Distribution” on page 38 for a discussion of the fees and expenses to be paid to the dealer-manager in connection with this rights offering.
Other Matters
We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2017, on an actual basis and pro forma on an “as adjusted” basis to give effect to the rights offering, assuming gross proceeds from the rights offering of  $6.0 million and after deducting estimated offering expenses including dealer-manager fees and expenses of  $0.5 million. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in this prospectus for the year ended March 31, 2017, which is incorporated herein by reference. We are unable to predict the actual level of participation in the offerings.
	As of December 31, 2017
	Actual	Offering	Pro Forma
	(unaudited)
Cash and equivalents	$4,673,805	[*]	$4,673,805
Long-term liabilities
Long-term debt, including current portion, net	12,462,943		12,462,943
Mandatory redeemable financial instruments, including current portion	3,795,852		3,795,852
Other non-current liabilities	104,536		104,536
Total long-term liabilities	16,363,331		16,363,331
Commitments and contingencies
Preferred stock Series D, $0.001 par value; 2,142 shares authorized, 1,225 shares issued and outstanding	1,225,000		1,225,000
Preferred stock Series F, $0.001 par value; 10,000 shares authorized, 5,702 shares issued and outstanding	5,702,100		5,702,100
Shareholders’ (Deficit)
Preferred stock Series E, $0.001 par value; 25,000 authorized, 2,530 shares issued and outstanding	3		3
Common stock, $0.001; 200,000,000 shares authorized, 75,820,525 shares issued and outstanding	75,820	[*]	75,820
Stock subscribed 1,461,365 shares issued and outstanding	1,461		1,461
Additional paid-in capital	53,983,555	[*]	53,983,558
Accumulated deficit	(59,141,714)		(59,141,714)
Cumulative other comprehensive loss	(1,023,454)		(1,023,454)
Total MoneyOnMobile, Inc. shareholders’ (deficit)	(6,104,329)	[*]	(6,104,329)
Noncontrolling interest	(3,172,269)		(3,172,269)
Total shareholders’ (deficit)	(9,276,598)	[*]	(9,276,598)
Total capitalization	$11,760,538	[*]	$11,760,538

The information above is as of December 31, 2017 and excludes:
•
6,805,000 common shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of  $0.55;

•
22,208,386 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of  $0.60;

•
3,067,500 common shares issuable upon the conversion of convertible subordinated notes; and

•
27,932,150 common shares issuable upon the conversion of preferred series stock.

DILUTION
Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At December 31, 2017, we had a net tangible book value (deficit) of approximately $(          ) or ($          ) per share of our common stock. After giving effect to the sale of 15,000,000 shares of our common stock in the rights offering at a price per share of  $[ ] and after deducting transaction and offering expenses, the pro forma net tangible book value at December 31, 2017, attributable to common stockholders would have been $[   ], or $[   ] per share of our common stock. This amount represents an immediate dilution to purchasers in the rights offering of $[   ]. The following table illustrates this per-share dilution.
Subscription price	$
Net tangible book value (deficit) per share prior to the rights offering	$
Increase in net tangible book per share attributable to the rights offering	$
Pro forma net tangible book value per share after the rights offering	$
Dilution in net tangible book value per share to purchasers	$
The information above is as of December 31, 2017 and excludes:
•
6,805,000 common shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of  $0.55;

•
22,208,386 common shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of  $0.60;

•
3,067,500 common shares issuable upon the conversion of convertible subordinated notes; and

•
27,932,150 common shares issuable upon the conversion of preferred series stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired through the rights offering and the ownership and disposition of shares of our common stock received upon exercise of the subscription rights.
This summary deals only with subscription rights acquired through the rights offering, shares of our common stock acquired upon exercise of subscription rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax and the Medicare contribution tax on investment income. This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, tax-exempt organizations, employee stock purchase plans, partnerships and other pass-through entities, persons holding subscription rights, shares of our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, persons that acquired subscription rights, shares of our common stock in connection with employment or other performance of services, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, and certain former citizens or residents of the United States. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).
The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the Internal Revenue Service, or the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt of subscription rights acquired through the rights offering by persons holding shares of our common stock, the exercise (or expiration) of the subscription rights, the acquisition, ownership and disposition of shares of our common stock that are different from those discussed below.
As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock, subscription rights, shares of our common stock, as the case may be, that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person. A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.
If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the record owner, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders that are partnerships (and partners in such partnerships) are urged to consult their own tax advisors.
HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders
Taxation of Subscription Rights
Receipt of Subscription Rights
Although the authorities governing transactions such as this rights offering are complex and do not speak directly to the consequences of certain aspects of this rights offering, the distribution of subscription rights and the effects of the over-subscription privilege, we do not believe your receipt of subscription rights pursuant to the rights offering should be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b), which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits.
Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.
The following discussion is based upon the treatment of the subscription rights issuance as a non-taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes.
Tax Basis in the Subscription Rights
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock (with respect to which the subscription rights are distributed) on the date you receive the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights, determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common shares and the subscription rights, you must make this election on a statement included with your timely filed tax return (including extensions) for the taxable year in which you receive the subscription rights. Such an election is irrevocable.
However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between those shares and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.
The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.
Exercise of Subscription Rights
Generally, you will not recognize gain or loss upon the effectiveness of the exercise of a subscription right in the rights offering. Your adjusted tax basis, if any, in the subscription right plus the subscription price should be allocated between the new common stock and warrant acquired upon exercise of the subscription right. The basis in the stock upon which the subscriptions rights were issued which is allocated to the subscription rights under the prior section entitled “Tax Basis in the Subscription Rights” would be further allocated between the new common stock and the warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the date the subscription rights were distributed. The subscription price should be allocated between the new common stock and warrant acquired upon exercise of the subscription right in proportion to their relative fair market values on the exercise date. These allocations will establish your initial tax basis for U.S. federal income tax purposes in your new common stock. The holding period of shares of common stock or a warrant acquired upon exercise of a subscription right in the rights offering will begin on the date of exercise.
If you exercise a subscription right received in the rights offering after disposing of the shares of our common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of shares of our common stock with respect to which the subscription right is received, you should consult with your own tax advisor.
Expiration of Subscription Rights
If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing common stock previously allocated to the subscription rights that have expired to the existing common stock.
Taxation of Common Stock
Distributions
Distributions with respect to shares of our common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes.
Dividend income received by certain non-corporate U.S. holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, provided that the U.S. holder meets applicable holding period and other requirements. Subject to similar exceptions for short-term and hedged positions, dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of our common stock and thereafter as capital gain.
Dispositions
If you sell or otherwise dispose of shares of common stock acquired upon exercise of subscription rights in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of disposition. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
You may be subject to information reporting and/or backup withholding with respect to the gross proceeds from the disposition of shares of our common stock acquired through the exercise of Subscription Rights. Backup withholding (currently at the rate of 28%) may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, or TIN, (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate this fact, if requested. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Tax Consequences to Non-U.S. Holders
Taxation of the Subscription Rights
Receipt, Exercise and Expiration of the Subscription Rights
The discussion below assumes that the receipt of Subscription Rights will be treated as a non-taxable distribution. See “Tax Consequences to U.S. Holders — Taxation of Subscription Rights — Receipt of Subscription Rights” above.
Taxation of Distributions on Common Stock
Any distributions of cash or property made with respect to our Common Stock generally will be subject to withholding tax to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes, if any, at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate, if applicable, you will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying your entitlement to benefits under a treaty. In addition, you will not be subject to withholding tax if you provide an IRS Form W-8ECI certifying that the distributions are effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment within the United States); instead, you generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income.
Non-U.S. Holders may be required to periodically update their IRS Forms W-8.
Any distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”
Sale or Other Disposition of Our Common Stock
Subject to the discussion below regarding backup withholding and FATCA, you generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our common stock unless:
•
the gain is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment in the United States);

•
you are an individual, you hold your Subscription Rights, shares of Common Stock as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case you will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by your U.S.-source capital losses, if any); or

•
we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes unless an exception for 5% or less stockholders applies.

Gain that is effectively connected with your conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.
A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of  (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. We believe that we are not currently, and have not been within the relevant testing period, a USRPHC. However, no assurance can be given that we will not become a USRPHC in the future. If we are a USRPHC or become a USRPHC in the future, a Non-U.S. Holder may still not be subject to U.S. federal income tax on a sale or other disposition if an exception for 5% or less stockholders applies. You are urged to consult your own tax advisor regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and with respect to the exception for 5% or less stockholders.
Information Reporting and Backup Withholding
Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If you comply with certification procedures to establish that you are not a United States person, additional information reporting and backup withholding should not generally apply to distributions on our Common Stock and information reporting and backup withholding should not generally apply to the proceeds from a sale or other disposition of shares of our common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, (or other applicable IRS Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
FATCA
Payments of dividends on our common stock to a Non-U.S. Holder will be subject to a 30% withholding tax if the Non-U.S. Holder fails to provide the withholding agent with documentation sufficient to show that it is compliant with FATCA. Generally such documentation is provided on an executed and properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. If dividends are subject to the 30% withholding tax under FATCA, they will not be subject to the 30% withholding tax described above under “Tax Consequences to Non-U.S. Holders — Taxation of Distributions on Common Stock.” Starting in 2019, payments of the gross proceeds from a sale or exchange of our Common Stock or other securities may also be subject to FATCA withholding absent proof of FATCA compliance prior to January 1, 2019.
THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS, SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK.

USE OF PROCEEDS
Assuming the rights offering is fully subscribed, including the entire over-subscription privilege, we estimate that the net proceeds from the rights offering will be approximately $6.4 million, after deducting fees and expenses payable to the dealer-manager, and after deducting other expenses payable by us.
We currently intend to use the net proceeds from this offering for operating costs, retirement of those note obligations which will have an early maturity date upon the successful closing of this offering, and for general corporate purposes, including working capital and to grow our operation in India.
The expected use of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.
From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities such as money market funds, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

DISTRIBUTION PLAN
As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 4:00 p.m., Eastern Time, on April [•], 2018. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Securities Transfer Corporation, 2901 Dallas Parkway, Suite 380, Plano, TX 75093, 469-633-0101.
See “The Rights Offering-Method of Exercising Subscription Rights.” If you have any questions or need further information about this rights offering, please call Mackenzie Partners, Inc., our information agent for the rights offering at (800) 322-2885 (toll free) or email at rightsoffer@mackenziepartners.com.
RHK Capital is the dealer-manager of this offering and under the terms and subject to the conditions contained in the dealer-manager agreement between us and the dealer-manager, RHK Capital will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay RHK Capital up to 6.0% of the gross proceeds of this offering in cash and to pay RHK Capital a non-accountable expense allowance up to 1.8% of the gross proceeds of this offering and an out-of-pocket accountable expense allowance of 0.2%. We have also agreed to indemnify RHK Capital and their respective affiliates against certain liabilities arising under the Securities Act. RHK Capital’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement. RHK Capital and its affiliates may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.
Some of our officers, employees and directors may solicit responses from holders of subscription rights. None of our officers, directors or employees will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the subscriptions, but will be reimbursed for reasonable expenses.
We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering or subsequent re-offer.
Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

DESCRIPTION OF SECURITIES
General
At the date hereof, we are authorized by our Articles of Incorporation to issue an aggregate of
•
200,000,000 shares of common stock, par value $0.001 per share,

•
2,200 shares of  “Series D” preferred stock, par value $0.001 per share,

•
25,000 shares of  “Series E” preferred stock, par value $0.001 per share,

•
20,000 shares of  “Series F” preferred stock, par value $0.001 per share,

•
7,000 shares of  “Series G” preferred stock, par value $0.001 per share and

•
1,666 shares of  “Series H” preferred stock, par value $0.001 per share.

Common Stock
We are authorized to issue up to 200,000,000 shares of common stock, $0.001 par value. Each share of common stock entitles a stockholder to one vote on all matters upon which stockholders are permitted to vote. Common stock does not confer on the holder any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us and is not convertible into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Subject to the rights of the holders of the preferred stock, the holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our Board of Directors. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors and any liquidation preference on outstanding preferred stock.
As of December 31, 2017 we had 75,820,525 shares of common stock, 1,225 shares of Preferred Series D stock, 2,530 shares of Preferred Series E stock and 5,702 shares of Preferred Series F stock outstanding,
Preferred Stock
We may issue up to 2,200 shares of  “Series D” preferred stock, $0.001 par value, 25,000 shares of “Series E” preferred stock, $0.001 par value and 20,000 shares of  “Series F” preferred stock, $0.001 par value. Subsequent to December 31, 2017, we are authorized to issue up to 7,000 shares of  “Series G” preferred stock, $0.001 par value and up to 1,666 shares of  “Series H” preferred stock, $0.001 par value. Preferred stock issued by the Company may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up of us, or both.
The above descriptions of our capital stock and provisions of our Articles of Incorporation and Bylaws are summaries and are qualified by reference to our certificate of incorporation, as amended, and our amended and restated bylaws. We have filed copies of these documents with the SEC as exhibits to the registration statement of which this prospectus forms a part.
Anti-Takeover Effects of Various Provisions of Texas Law and Our Articles of Incorporation
Certain provisions of our Articles and Bylaws may make it less likely that our management would be changed or someone would acquire voting control of our Company without our Board’s consent. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Transfer Agent and Registrar
The registrar and transfer agent for our common stock is Securities Transfer Corporation.
OTC Markets Listing
The shares of our common stock are quoted on the OTC Market Group’s OTCQB under the symbol “MOMT”.

LEGAL PROCEEDINGS
In the ordinary course of business, we may become subject to litigation and claims brought by external parties. Currently, we are unaware of any legal matter that would have a material impact on our operations or financial position.

MANAGEMENT
Executive Officers, Directors and Key Employees
The following are our current executive officers, directors and key employees and their respective ages and positions as of March 15, 2018:
Name	Age	Position
Harold H. Montgomery	58	Director, Chairman of the Board, Chief Executive Officer, and Secretary
Scott S. Arey	55	Chief Financial Officer
Will Dawson	46	Chief Operating Officer
Ranjeet Oak	47	Head of India Operations
Gerald Ratigan	38	SVP Finance, Chief Accounting Officer
Oleg Gordienko	41	Director
James M. McKelvey	52	Independent Director
Karl Power	56	Independent Director
Max V. Shcherbakov	53	Director
David B. Utterback	57	Director
Executive Officers and Key Employees
Harold H. Montgomery, Chairman of the Board, Chief Executive Officer, and Secretary
Mr. Montgomery, age 58, has been our Chairman of the Board, Chief Executive Officer, and Secretary since April 2010. Since March 2012, Mr. Montgomery has been Chairman of the Board of Digital Payments Processing Limited, a majority-owned subsidiary, and a member of the board of directors of My Mobile Payments Limited (“MoneyOnMobile”), a DPPL affiliate. In 1987, Mr. Montgomery co-founded ART Holdings, Inc. (“ART”), a merchant payment processing company. While a full-time employee of ART, Mr. Montgomery led a team that underwrote and acquired merchant portfolios between 2003 and 2009.
Mr. Montgomery has more than 25 years of payments industry experience including work in the ISO, merchant payment processing and mobile payments vertical markets, and in sourcing capital. He is a widely known industry authority, a speaker at regional and national trade shows, and writes a regular monthly column for Transaction World Magazine. He has been a resource for the Federal Reserve Bank Card Payment Center in Philadelphia and has served the U.S. Congress as an expert witness on credit card legislation. Montgomery attended Stanford University, where he earned BA and MBA degrees. He previously served on the Board of Trustees for the Communities Foundation of Texas, a $1 billion community trust organization, and the Board of St. Mark’s School of Texas. He has served as President of the Dallas Committee on Foreign Relations and Young Audiences of Greater Dallas.
Scott S. Arey, Chief Financial Officer
Mr. Arey, age 55, was appointed as Chief Financial Officer (Principal Financial and Principal Accounting Officer) in October 2013. Mr. Arey has over 25 years experience in finance. After starting his career at KPMG Peat Marwick, Mr. Arey spent 10 years at Bank of America where he was the CFO of the Commercial Banking Division and the International Trade Bank. He is expert in arranging financing in many forms including credit facilities, private placements, public offerings, and project finance. Since leaving Bank of America, Arey has assembled more than $300 million in credit facilities through banks and raised more than $350 million in private placement investments from venture and private equity firm. From 2009 to 2013, Mr. Arey was Chief Financial Officer and Corporate Secretary of Alsbridge, Inc., a provider of IT sourcing advisory and benchmarking services to C-level executives. From 2007 to 2009, Mr. Arey was CFO of Journey Education Marketing, a multi-channel software marketer to the K-12 and post-secondary academic markets.

Will Dawson, Chief Operating Officer
Mr. Dawson, age 46, is the Chief Operating Officer. Mr. Dawson has over 20 years of experience in the technology industry. Prior to MoneyOnMobile, Mr. Dawson was the Chief Operating Officer at a MasterCard and Smart Communication joint venture, which created mobile money ecosystems in Asia, the Middle East, Africa, and Latin America. Mr. Dawson rolled out mobile money solutions in Turkey with the largest mobile operator and two banks, and in Egypt with the Central Bank of Egypt, a mobile operator, a bank, and a bill payment aggregator. He earned a Bachelor of Science in Mechanical Engineering and a Bachelor of Science in Economics from the University of Pennsylvania, and an MBA from London Business School.
Ranjeet Oak, Head of India Operations
Ranjeet Oak, age 47 Head of India Operations. Mr. Oak is co-founder of MoneyOnMobile in India and is an accomplished mobile payments executive with broad management skills, including strategic planning, business development and business integration. He has over 20 years of industry experience, having lead various divisions of IT education, ITES and BPO organizations. Mr. Oak has also energized our product development and marketing efforts through his extensive industry relationships.
Gerald Ratigan, SVP Finance, Chief Accounting Officer
Mr. Ratigan, age 38, is the SVP Finance, Chief Accounting Officer. Mr. Ratigan has over 15 years of experience in public accounting with Grant Thornton and KPMG, and in private industry, Mr. Ratigan is a licensed CPA in the state of Texas, a certified management accountant and certified in strategy and competitive analysis through the Institute of Management Accountants. Prior to MoneyOnMobile, Mr. Ratigan held various management roles in multiple global organizations. He earned a Bachelor of Business Administration with Honors in Accounting and Finance from the University of Miami, Florida.
Directors
Oleg Gordienko
Mr. Gordienko, age 41, has over 20 years of experience in the financial market. Currently, and from September 2017, Mr. Gordienko serves as Investment Director at S7 Airlines, which is the largest non-state aerospace holding in Eastern Europe. Mr. Gordienko has approximately 14 years’ working experience at Raiffeisen Bank since 2003. From March 2017 to August 2017, he served as Managing Director in charge of large corporate coverage and from September 2012 to March 2017, he was the Managing Director in charge of investment banking at Raiffeisen Bank. Prior to that, from August 2008 to September 2012, he served as the deputy head of investment banking at Raiffeisen Bank. Mr. Gordienko holds a degree from the Financial Academy under the Government of the Russian Federation.
James M. McKelvey
Mr. McKelbey, age 55, was appointed to our Board of Directors in May 2016. Since July 2009, Jim McKelvey served as a member of the board of directors of Square, Inc., a NYSE traded company known for enabling anyone with a mobile device to accept card payments, a company co-founded by Mr. McKelvey. Since July 2013, Mr. McKelvey served as a Managing Director of SixThirty FinTech Accelerator, LLC, a financial technology accelerator. Since March 2012, Mr. McKelvey served as a General Partner of Cultivation Capital, a venture capital firm. Since January 1990, Mr. McKelvey served in various positions at Mira Smart Conferencing, a digital conferencing company. Mr. McKelvey currently serves on the boards of directors of a number of privately-held companies. Mr. McKelvey holds a B.S. in Computer Science and a B.A. in Economics from Washington University in St. Louis.
Karl Power
Karl Power, age 56. From November 2015 until July 2016, Mr. Power has served as a Director to the Board of Directors of Excel Corp. (OTCQB: EXCC). Since August 2011, Mr. Power has been Chairman and CEO of Active In Home Therapy, a health care services provider. Between 2001 and 2010, Mr. Power served in various management consultant roles to companies in multiple industries, including in the technology hardware industry, airline industry and online education. Mr. Power has a Masters of Business from University College Dublin and a Management Accountant qualification from the Institute of Management Accountants in London.
Max Shcherbakov
Mr. Shcherbakov, age 53. Since 2008, Mr. Shcherbakov has served as Managing Partner at Aurora Capital Worldwide, a private investment company. From 1999 to 2007, he was Managing Partner at TPG Aurora. Mr. Shcherbakov received his MA degree in Economics from Moscow State University in 1987 and MBA degree from Stanford Graduate School of Business in 1992.
David B. Utterback
Mr. Utterback, age 57, was appointed to our Board of Directors in May 2016. Since 1998, Dr. David B. Utterback has served as a Staff Anesthesiologist at Ocean Springs Hospital, in Ocean Springs, Mississippi, and at Singing River Hospital, in Pascagoula, Mississippi. Dr. Utterback also serves on the board of the American Board of Anesthesiology (since 1991) and on the board of the National Board of Medical Examiners (since 1987). Dr. Utterback holds a B.A. from Dartmouth College, M.D. from University of Illinois College of Medicine, and M.S. in Administrative Medicine from University of Wisconsin.
Summary Compensation Table
The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the fiscal years ended March 31, 2017 and 2016. These individuals are referred to in this registration statement as our named executive officers. The information includes the dollar value of base salaries, whether paid or deferred. No separate compensation was paid to executive officers for their services as members of the Board of Directors.
Name and Principal Position	Year	Salary	Bonus	Option Awards(1)	Total
Harold H. Montgomery Chairman of the Board and Chief Executive Officer	2017	$300,000	$75,000	$—	$375,000
	2016	300,000	125,000	608,748	1,033,748
Scott S. Arey Chief Financial Officer	2017	$225,000	$50,000	$—	$275,000
	2016	225,000	75,000	233,058	533,058
Will Dawson Chief Operating Officer	2017	$200,000	$—	$97,558	$297,558
	2016	166,500	50,000	124,375	340,875

(1)
The expense recognized by the Company during the relating fiscal year in accordance with the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Employment Agreements with Executive Management
As of the date hereof, we have not entered into employment contracts with our officers, but may do so in the future.

Outstanding Equity Awards at Fiscal Year-End
Certain information concerning outstanding stock options as of March 15, 2018, for our named executive officers:
Name	Number Of Securities Underlying Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Harold H. Montgomery	1,306,000	$0.50	December 31, 2025(1)
Harold H. Montgomery	694,000	$0.50	March 4, 2026(1)
Harold H. Montgomery	1,000,000	$0.34	May 1, 2027(1)
Harold H. Montgomery	500,000	$0.53	January 31, 2028(1)
Scott S. Arey	500,000	$0.50	October 3, 2025(1)
Scott S. Arey	400,000	$1.35	September 18, 2023(1)
Scott S. Arey	100,000	$0.34	May 1, 2027(1)
Scott S. Arey	100,000	$0.26	July 6, 2027(1)
Scott S. Arey	100,000	$0.22	August 14, 2027(1)
Scott S. Arey	100,000	$0.17	November 14, 2027(1)
Scott S. Arey	100,000	$0.48	February 20, 2028(1)
Will Dawson	250,000	$0.70	June 6, 2025(1)
Will Dawson	250,000	$0.53	November 30, 2026(1)
Will Dawson	250,000	$0.34	May 1, 2027(1)

(1)
Become void if services are earlier terminated.

Director Compensation
In connection with Mr. Power’s election as a member of the Board on April 5, 2017, the Company agreed to issue Mr. Power a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of  $0.4699, the closing price of the Company’s common stock.
In connection with their election as members of the Board on February 7, 2018, the Company agreed to issue to each of Mr. Gordienko and Mr. Shcherbakov a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of  $0.66, the closing price of the Company’s common stock.
All other Board of Directors are compensated with 200,000 options annually. Mr. Power currently serves Audit Committee Chair and receives an additional 100,000 options annually. Mr. KcKelvey serves as an Audit Committee Member and receives an additional 50,000 options annually.
Exercise price of options shall be closing strike price for MOMT shares as of the Grant Date. These option immediately vest upon issuance and include a five year lockup option.
Compensation Committee Interlocks and Insider Participation
In matters involving our directors and their separate interests, only disinterested directors vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares; or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days. In the following tables, the “Percent Of Class” is based on 78,324,499 issued and outstanding shares of our common stock as of March 23, 2018.
Security Ownership of Certain Beneficial Owners
Unless otherwise indicated, the following table sets forth information as of March 23, 2018, with respect to the shares of our common stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our common stock.
Name And Address Of Beneficial Owner	Number Of Shares Beneficially Owned	Percent Of Class
Laird Q. Cagan 20400 Steven Creek Blvd. #700, Cupertino CA 95014	15,617,569	7.25%(1)
Mark Houghton-Berry Surrey, UK GU25 4JS	16,844,606	6.17%(1)

(1)
Beneficially owned common stock include the aggregate number of shares directly owned and shares issuable upon exercise of derivative instruments held by the shareholder. Ownership percentages, however, are representative of beneficial ownership limited in the derivative instruments held by the respective shareholder.

Security Ownership of Management
The following table sets forth information with respect to the beneficial ownership of our Company by (a) each of our directors and executive officers, and (b) all of our directors and executive officers as a group as of March 23, 2018.
Name Of Beneficial Owner	Number Of Shares Beneficially Owned	Percent Of Class
Harold H. Montgomery, CEO	6,875,246(1)	8.75%
David B. Utterback, Director	4,647,176(2)	4.99%
Oleg Gordienko, Director	4,680.967(3)	4.99%
Scott S. Arey, CFO	883,334(4)	1.12%
Karl Power, Director	766,704(5)	0.98%
James M. McKelvey, Director	582,500(6)	0.74%
Max Scherbakov, Director	200,000(7)	0.25%
Will Dawson, COO	250,000(8)	0.32%
All Named Executive Officers and Directors as a group (eight persons)	18,945,927	22.14%

(1)
Comprised of: (i) 946,668 shares directly owned by Harold Montgomery; (ii) 3,810,000 shares held in an IRA for the benefit of Mr. Montgomery; (iii) 47,242 shares owned by the Molly Ann Montgomery 1995 Trust and 47,242 shares owned by the Philip Graham Montgomery 1997 Trust, trusts for the benefit of Mr. Montgomery’s children for which Mr. Montgomery is trustee; (iv) 150,000 shares owned by Montgomery Investments, L.P. (the “LP”); (v) 112,500 shares and 12,500 warrants owned by the

Montgomery Non-Exempt Marital Trust, under trust dated January 1, 2007, (the “Trust”). Mr. Montgomery is a limited partner in the LP. The general partner of LP is a member of Mr. Montgomery’s immediate family. Mr. Montgomery may be deemed a remainder man of the Trust and may be deemed to share investment control over the shares held by the Trust. Mr. Montgomery disclaims beneficial ownership of all of the foregoing securities except to the extent of his pecuniary interest therein; (vi) 319,094 shares and 150,000warrants owned by 4M Land and Cattle Company, Inc. Mr. Montgomery serves as president of this entity; (vii) 30,000 shares owned by trust for which Mr. Montgomery is Trustee; and (viii) 1,250,000 vested options to acquire additional shares of common stock.
(2)
Comprised of: (i) a warrant to purchase 400,000 shares of common stock; (ii) warrants to purchase an aggregate of 269,215 shares of common stock held by David B. Utterback Revocable Trust dtd May 20, 2013 of which Mr. Utterback is Trustee; (iii) 986,980 shares of common stock which represents 33% of shares held by Fairmount St. Investments, LP, an entity of which Mr. Utterback is a 33% beneficial owner; (iv) warrants to purchase an aggregate of 3,428,443shares of common stock which represents 33% of shares held by Fairmount St. Investments, LP, an entity of which Mr. Utterback is a 33% beneficial owner; (v) 70,000 shares directly held by David Utterback; and (vi) 964,346 shares issuable on exercise of immediately convertible preferred shares beneficially owned by David Utterback. Ownership percentages, however, are representative of beneficial ownership as limited by the 4.99% ownership limitation in some of the derivative instruments held.

(3)
Comprised of: (i) 1,217,500 shares and 389,667 warrants directly held by Oleg Gordienko (ii) 3,133,800 shares issuable on exercise of immediately convertible preferred shares beneficially owned by Oleg Gordienko. Ownership percentages, however, are representative of beneficial ownership as limited by the 4.99% ownership limitation in some of the derivative instruments held by the respective shareholder.

(4)
Comprised of: (i) 83,334 shares directly held by Scott Arey and (ii) 800,000 shares issuable upon exercise of immediately exercisable options.

(5)
Comprised of: (i) 466,704 shares directly held by Karl Power and (ii) 300,000 shares issuable upon exercise of immediately exercisable options.

(6)
Comprised of: (i) 456,250 shares issuable on exercise of immediately exercisable warrants beneficially owned by James McKelvey and (ii) 126,250 shares issuable on exercise of immediately convertible preferred shares beneficially owned by James McKelvey.

(7)
Comprised of: (i) 200,000 shares and 200,000 warrants directly held by Max Scherbakov.

(8)
Comprised of: (i)) 250,000 shares issuable upon exercise of immediately exercisable options directly held by Will Dawson.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
Happy Cellular Services Limited
The majority shareholder and Chairman of Happy Cellular Services Limited (“Happy Cellular”), is also a shareholder and board member of MMPL. Additionally, a certain number of Happy Cellular retailers are also agents for MoneyOnMobile. Happy Cellular has provided refundable deposits totaling approximately $789,760 and $0 as of December 31 and March 31, 2017 for the Company to increase its volume of immediate payment service transactions. Happy Cellular agents are entitled to a commission for a fixed number of transactions at a fixed rate.
Cagan McAfee Capital Partners, LLC/Cagan Capital, LLC/Laird Cagan
Cagan McAfee Capital Partners, LLC (“CMCP”) is an investment company owned and controlled by Laird Cagan, a former member of our Board of Directors and a significant shareholder. The amounts due, for services rendered, including interest, to CMCP totaled $761,805 as of December 31 and March 31, 2017, and is recorded in Related party payables in the condensed consolidated balance sheets.
In February 2018, the Company and Mr. Laird Cagan entered into a securities exchange agreement, pursuant to which the Company exchanged with Mr. Cagan certain outstanding notes in the aggregate principal amount of  $1,889,422 plus $591,151 accrued but unpaid interest for a senior convertible promissory note in the principal amount of  $2,480,573 at an interest rate of twelve percent (12%) per annum and payable in full on December 31, 2019.
Oleg Gordienko
Mr. Gordienko is an appointed representative for S7 Finance BV (“S7”) to our Board of Directors, but he does not own shares of S7 nor does he make decisions for S7. Mr. Gordienko owns 1,217,500 shares and 189,667 warrants from these investments. He owns an investment of 60 shares of Preferred Series E. He has an investment in Series F that converts to 3,013,800 shares of common stock. Additionally, Mr. Gordienko received 200,000 warrants for director compensation.
Max Scherbakov
Mr Scherbakov is an appointed representative for S7 to the MOMT board and he chairs a committee at S7 that makes decisions with respect to MOMT. S7 has invested $4,998,000 for 1,666 in Series H Preferred Shares, which converts to 16,660,000 shares of common stock. Additionally, Mr. Scherbakov received 200,000 warrants for director compensation.
Mark Houghton-Berry
In December 2016, Mr. Houghton-Berry provided one of our lenders with a $2.0 million standby letter of credit as collateral for an unsecured line of credit. In March 2017, Mr. Houghton-Berry increased this standby letter of credit to $4.0 million to allow the Company to increase its credit line. As compensation for provided the standby letters of credit, the Company and Mr. Houghton-Berry entered into a performance guarantee agreement for which the Company has pays Mr. Houghton-Berry a monthly fee based on an agreed % of letter of credit. For the fiscal year ending March 31, 2017, Mr. Houghton-Berry earned $109,821. For the nine months ending December 31, 2017, Mr. Houghton-Berry earned $757,500.
Additionally, Mark Houghton-Berry owns 1,190 shares of the Company’s Series G Preferred Stock. And, he. is a director and the sole shareholder of Luscinus Investments Ltd, which owns 575 shares of the Company’s Series F Preferred Stock.
Board of Directors
At March 15, 2018, the Company has six persons serving as directors on our Board of Directors, namely, Harold H. Montgomery, David B. Utterback, James M. McKelvey, Karl Power, Oleg Gordienko and Max V. Shcherbakov. Pursuant to our Bylaws, our directors are elected at the annual meeting of our shareholders and, once appointed, serve until their successors are elected and qualified, until their prior death, resignation, or until removed from office in accordance with our Bylaws. Our Bylaws provide that the number of directors on our Board of Directors shall be fixed and changed from time to time by resolution of our Board of Directors or by the vote of our shareholders.
Because our common stock currently is not traded on any national securities exchange or other major trading system, we are not subject to any standards regarding the “independence” of our directors. Karl Power and James M. McKelvey are the members of our Board of Directors that are “independent” as defined in Rule 5605(a)(2) of the Listing Rules of the NASDAQ Stock Market.
Committees of the Board of Directors
Pursuant to our Bylaws, our Board of Directors may establish committees of one or more directors from time-to-time as it deems appropriate. The Company has a compensation, audit and strategic planning committees. Additionally, all matters of corporate governance are addressed by the full Board of Directors. In matters involving our directors and their separate interests, only disinterested directors vote.
	Audit	Compensation	Nomination and Governance
Harold Montgomery			X
David Utterback
Jim McKelvey	X	X	X
Karl Power	X(1)	X
Oleg Gordienko
Max Scherbakov

(1)
Mr. Power serves as the Company’s “audit committee financial expert” as defined by applicable SEC rules.

LEGAL MATTERS
The validity of the securities being offered by this prospectus is being passed upon for us by Sichenzia Ross Ference Kesner LLP.
EXPERTS
The financial statements as of and for the fiscal years ended March 31, 2017 and 2016 appearing in this prospectus and registration statement have been audited by Liggett & Webb, P.A. an independent registered public accounting firm, as stated in their report appearing elsewhere herein and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

DESCRIPTION OF BUSINESS
Business Overview
MoneyOnMobile, Inc. is an India-focused technology and transaction processing company offering payment services to retailers. MoneyOnMobile enables Indian retailers to use their mobile phones to pay for third party goods and services on behalf of a consumer, or transfer funds from one consumer to another, or to allow a consumer to withdraw from their bank account. MoneyOnMobile, Inc. is now one of India’s largest mobile payments processing companies offering digital payment services to the predominately cash-using businesses and consumers. With MoneyOnMobile’s system, retailers use their mobile phones to make payments on behalf of their customers for utilities or to transfer currency to other consumers using text-messaging and mobile application technology.
The Company’s payment service is available in every state within India, reaching the cash-using population of businesses and consumers. MoneyOnMobile services enable Indian businesses to use their mobile phones to convert their consumer’s cash into digital transactions to pay for third party goods and services or transfer funds from one person to another using simple SMS text functionality.
Today, after seven years of work in India, we’ve established relationships with over 350,000 retailers throughout the country. We’re in every state in India, and we cover more than 700 cities throughout the country. MoneyOnMobile has served more than 200 million Indian consumers, based on unique phone numbers used in a transaction in that seven-year time period. We’ve also processed over $2 billion on our proprietary MoneyOnMobile digital payments platform.
The Market Opportunity
India has a population of over 1.2 billion people. A substantial portion of that population, it is estimated that over 600 million, are unbanked or underbanked — defined as those adults who do not have a bank account or do not have convenient access to their bank account.
According to The World Bank’s report released in January 2018, India has a $2.2 trillion economy growing at 7% per year, and about 95% of all consumer payments are made using cash. Effecting the simplest transactions (e.g., buying cell-phone minutes, paying for cable or satellite television time, and paying electric or water bills) can be both time consuming and inconvenient. Typically, each service has its own payment location, meaning travel for consumers can be significant and waiting lines can be long. In addition, workers moving from the countryside to the city find the process of sending money home in cash or by courier to be risky, unreliable, and expensive. It is difficult to confirm receipt of the funds transfer, and the recipient may experience significant delays in receiving the money.
The objective of MoneyOnMobile is to connect the predominantly cash-using Indian consumer to the digital world through our pan-India retailer network. The primary growth drivers for our business are providing access to digital financial services so the underbanked may convert their cash into digital payments, all through the retailer’s cellular phone, and access to converting value stored in their bank account into cash. This unique commerce environment is ideally suited for a simplified, readily available, digital payments platform to transform physical cash into a digital transaction. The MoneyOnMobile system can process very small transactions cost effectively.
Approximately 200 million people in India are considered “underbanked” meaning those who have a bank account but no reasonable access to a bank or an ATM. India has about 155,000 bank branches and 200,000 full size ATMs — or roughly about 10% of what is required to match the same availability per capita, as we have in the United States. Providing access to funds for the underbanked is another key growth driver for our Company.
MoneyOnMobile Business Model
Our operating strategy is to be the last mile payment processor of choice across India, working with financial institutions, third-party retailers and other service providers to make consumers’ lives easier. There are two important elements of the MoneyOnMobile system which are key to understanding our position in the market and our business key success factors.

First, we think of the third party retailer as our customer — the local retailer who is selling our services to consumers. It is important for us to provide our retailers with a money-making value proposition that fits both their needs and capabilities and is also appealing to their local consumer base. Our system is based on a revenue sharing model which means our retailers earn more, the more they transact with us. In that way, MoneyOnMobile is an entrepreneurial business opportunity with a low cost of entry.
Our second group of customers are the merchants for whom we process transactions. These are the utility providers, mobile operators, insurance companies and banks to name a few. It is important that we provide useful services from these merchants that draw consumers to our retailer’s location repeatedly. We continue to focus on how we can engage more deeply with each of these target audiences.
Our competitive advantage is our ability to scale, giving us cost advantages. As we continue to significantly expand our retailer base and processing volume, we will incur limited increased costs to our existing infrastructure. This can be achieved as we have a near-zero transaction cost at the margin, so each additional transaction is a large contributor to the bottom line. It does not cost us any more to do a million and one transactions than it does to do a million transactions — nearly all the marginal profit on that incremental transaction goes to our profit. That is characteristic of payment systems in general, and it is beginning to be realized at MoneyOnMobile.
The average transaction size is usually quite low in India — mobile phone top up for example is about $1.00. A domestic remittance is about $50. And our fee on each transaction is usually small as well. Over time, we assess which retailers are going to be the most productive and then capitalize on those high performing relationships. The key to our success is driving increasingly higher levels of small transactions processed at the lowest possible cost.
One of our key operating metrics is processing volume, which is further defined by the amount of actual tendered currency processed through our network. We can grow our processing volume by increasing the number of services offered on our network, by increasing the number of retailers enabled with our service, and by increasing the inventory turn of cash through our network.
We work with a number of banks and payment processors to increase our merchant service offerings, and will continue to expand our number of partners in order to provide more value to consumer’s daily lives. Our retailer growth is directly attributable to our organic sales efforts through our sales team; at the same time, we also grow our number of merchants by signing up existing organizations or cooperatives to our service. The velocity of money within our network increases through two key factors: increasing the number of deposits collected from our retailers on a daily basis, and by our retailers offering a diverse and profitable mix of cash-in and cash-out services from our merchant partners.
Our Proprietary Payment System Technology
MoneyOnMobile’s unique technological advantage is having a proprietary system designed to have the lowest possible cost of transaction processing. We drive the cost of processing a single transaction as low as possible which, in turn, means we can handle small value payments. Our cost to process those small transactions is far lower than other companies active in our market who have built their systems on legacy bank accounts and card-based systems.
Our model is based on “Open Banking”, which is the use of APIs and other means to connect digitally with our third party merchants (e.g. additional utility providers and banks) . Using our proprietary system, we don’t need the so-called “card rails” or physical cards and the point of sale terminals that go with them to provide our cash-in services. We use technology that is already in the hands of our retailers — the cell phone and the SMS communication system. This long-term structural cost advantage is key to our place in the market. By dropping the cost of digital transactions to the lowest possible amount, our system represents a structural shift in the cost-basis of handling small amounts of money.
MoneyOnMobile’s system now enables the vital everyday transactions Indian consumers need to execute, thereby making for more of a one-stop shopping type outcome. The consumer can visit one of our enabled retailers to perform a variety of transactions from our extensive menu of over 55 products and services. Some of the more popular products are domestic money transfer, cash-out services using our MOM ATM, and payments for bills such as electricity and mobile operators. Our platform also enables consumers to buy air, train, or bus tickets through our travel product family, buy goods online using our MOM CART, or even purchase insurance for their two-wheel motor bike or scooter. As an example of the potential scalability of our payment system, there are 150 million such two wheel vehicles in India and the insurance market value is $1 billion annually.
How a MoneyOnMobile Transaction Works
First, our retailer joins the MoneyOnMobile system by making a cash deposit with us and becomes trained on our system. We keep a ledger balance of the deposit. Now the retailer is ready to transact using any of our entry level products and services (some services require additional KYC to be performed on the retailer). Next, the consumer visits a MoneyOnMobile enabled retailer with a need to transact — perhaps paying a utility bill. The consumer hands cash to the retailer who then issues a command to our platform via SMS text messaging, mobile app, or desktop to move funds from his digital balance to the consumer’s bill payment destination — in this case, the consumer’s utility provider.
MoneyOnMobile processes the transaction between the consumer, retailer, and utility provider, and then delivers an SMS text receipt to the consumer to document the digital transaction. When the retailer processes enough transactions to use up his digital balance, he makes another cash deposit to his account, starting the cycle all over again. This is how we digitize cash for financial transactions — over 9 million times each month on average — all without any risk of default or non-payment by the retailer.
Short Term Strategic Goals and Objectives
Our focus for growth in the short term is to deepen retailer engagement and productivity. To accomplish these goals, we are expanding the number of products and services our retailers can use which, in turn, allows them to capture a larger share of consumers monthly spend. The objective is to increase the number of transactions per retailer per month, and therefore revenue per retailer, all while keeping costs low. Expanding our product mix also has the impact of increasing retailer loyalty to our platform, making it more likely they will continue to use our proprietary MoneyOnMobile digital payments platform. The constant engagement of retailer and consumer is critical to our long-term success.
Specifically, we will be expanding the number of retailers who can perform cash-out transactions via one of our MOM ATM products currently deployed in the market. Since its launch in 2017, we have continued to see growing demand and have experienced strong revenue growth from our existing MOM ATM deployments. Our MOM ATM expansion strategy will include an emphasis on new cash-out services, to further diversify and grow our revenue base.
Our Products
Our core products can be broken down into two primary categories: cash-in transactions and cash-out transactions. Within the cash-in product category, we perform cash collection services for a wide range of companies including mobile operators, satellite TV providers, utility companies, e-commerce companies, insurance companies and banks. In addition to these services, we originate domestic remittance transactions, which is the sending of money from one consumer within India to another consumer. Within the cash-out product category, we enable consumers to withdraw cash from their bank accounts. We also allow consumers to access their bank account balance for making purchases at any MoneyOnMobile retail shop.
The MOM ATM
The MOM ATM is a small, hand-held, card-swipe device that connects to a smartphone using simple and common wireless technology. A retailer enabled with a MOM ATM becomes a human-based cash-out point for anyone with a bank account. This service has proved popular in regions where consumers have a bank account but do not have a nearby bank branch or ATM. If you compare India’s ATM to population density to that of the US or Europe, India needs an additional 2 million ATMs. To understand the revenue impact of these devices, we conducted an eight-month study which compared MOM ATM stores vs. non-MOM ATM enabled stores. The findings revealed that net revenue generated for the company from enabled retailers grew an average of 172% when comparing to the month prior to taking on a MOM ATM to the first full month of having the MOM ATM.

The reason for this significant impact is because of the way retail stores operate in India. They are heavily driven by cash in their drawers. They need some cash to operate, but when they get too much, they need to deposit that cash in the bank. Trips to the bank can be very time consuming, leaving them away from their stores for lengthy periods of time. Additionally, the banks are not open during all business hours. By turning these stores into mini-ATMs, the devices help these retailers monetize the cash in their till by processing cash-out transactions for people who need cash, and taking in more cash for domestic remittance and bill payment.
All of this has enabled and encouraged the retailer to use the MoneyOnMobile platform as much as possible and for as many different types of transactions as possible for both the cash in and out process. We saw proof of that maximizing in the study, which found retailers who had the MOM ATM increasing their processing volumes and transaction counts across all the transaction categories they offer, including prepaid mobile top up, bill payment, and domestic remittances.
Recent Developments: New Products Launched
MOM CART
In September 2017, we announced an agreement with ShopClues, one of India’s largest e-commerce marketplaces, to enable the in-store purchase of ShopClues products using the MoneyOnMobile platform at any of MoneyOnMobile’s participating retailers. Now with our new “MOM CART” service, our retailers have access to the entire product inventory from an online product catalog and thus are no longer limited by the size of their shop.
Customers who visit one of our enabled retailers will order from ShopClues, pay for their goods, and have them delivered to their home or the retailer. Based on recent industry data, the e-commerce market in India is expected to triple in size in three years from $38 billion in 2017 to $119 billion in 2020. This latest enhancement to the MoneyOnMobile platform ensures that anyone in India can shop online, and pay with cash. This agreement opens access to the growing e-commerce market for the unbanked and the underbanked in India.
Two Wheeler Insurance
As of October 2017, MoneyOnMobile will serve as a payment collector for insurance providers offering two-wheeler insurance. While the government of India has mandated liability insurance for all motor vehicles, recent research shows that only approximately 40% of vehicles have complied and are insured, leaving a large market of uninsured vehicles. Our retailers will also be able to process the consumer’s annual renewal payment.
MOM Capital
Our MOM Capital product is a loan service which provides working capital support to our retailers. Typical loan amounts will range from $500 to $5,000. MoneyOnMobile earns a commission based on the loan amount, and our platform is used to disperse the funds as well as to collect the loan repayment premiums. The loan risk itself is assumed by a third party provider, not MoneyOnMobile. We send this third party provider the retailer’s financial profile to assess the retailer’s credit worthiness, and the third party makes a determination as to loan terms.
The MOM Capital product is a good example of our ability to handle small value payments cost effectively. The bottom quartile of these loans only has regular loan repayments amounts of just few dollars. It is it not cost effective for another loan provider to reach these retailers without MoneyOnMobile. Additionally, without MoneyOnMobile, the loan provider would not have access to the retailer’s transactional data used as part of their loan assessment.
Bank of India/Additional MOM ATMs
Our primary area of focus for 2018 is to diversify our MOM ATM product line by bringing on another provider of the MOM ATM units and who will assist with the processing of those transactions. In January of 2018, we took the first step in that diversification when we signed an agreement with Bank of India that calls for the initial deployment of an additional 3,000 MOM ATM units with more to follow.

The Bank of India is a commercial bank with 5,100 branches and one of India’s longest serving and largest banking institutions. The Bank of India will now be our second bank for processing MOM ATM transactions, which adds diversity and strengthens our product line. The unit itself has been updated with a new user-friendly design, and our sales focus for getting these units into stores will be to target stores likely to have high numbers of card purchase transactions as well as cash-out demand.
Aadhaar Enabled Payment System
We are currently in plans to roll out a biometric-based MOM ATM to allow consumers without a debit card to use our cash-out solution. This fingerprint scanner works using the Aadhaar Enabled Payment System, which is part of the India Stack. Aadhar is a 12-digit unique identifier issued to all Indians. As part of this ID program, the consumer’s ten fingerprints are linked to each individual’s number. It is similar to a social security number in the US. Over 1.19 billion people have been enrolled to date, which is almost 99% of the country. A benefit of this ID is that it allows people to link their bank accounts, mobile phones, and other services to this unique identifier.
Our target for this product is the uncarded and underbanked consumer and the retailers who serve them. Since the system integrates with the India Stack, the open banking system in India, we can use this fingerprint scanner to identify people and authorize their use of funds. For some people, this is the only method of accessing their bank account. What is also exciting about this product is that it permits cash-out withdrawals up to five times larger than our current MOM ATMs. When consumers have been logged into the system via this method, it enables them to send larger domestic money transfers, and will be a key component for us to eventually process inbound international remittance in future.
Competition
Much of the payment activity in India has been focused on consumers who are fully banked, meaning people who have a bank account, they have funds in the account, and have access to banking infrastructure such as a nearby bank branch or ATM. These services function as a front-end for purely digital payments, similar to credit and debit cards. Services like PayTM, MobiKwik and Google Tez fall into this category.
MoneyOnMobile, on the other hand, focuses on providing digital payment processing services to small retailers to help them start, maintain and grow their businesses. Our target segment of retailers primarily service the underbanked segment of the consumer population. There are 14,000,000 of these retailers across the country. The consumers of these retailers predominately transact in cash. If these customers have a bank account, their general behavior is to withdraw the funds from these accounts as cash to perform their daily purchases.
Our three primary services provide essential payment solutions for this retailer segment. The first, domestic money transfer, allows retailers to accept cash from their customers and digitally send this cash to any bank account in the country. The second, bill payment, allows consumers to pay their utility bills, top up their prepaid phone, buy travel tickets, etc. Again consumers pay the retailer in cash and the retailer, through the MoneyOnMobile service, digitize this cash and send it to the biller. The third, MOM ATM, allows consumers who have funds in a bank account to access these funds. It is similar in concept to when you use your debit card at the grocery story to pay for your food and the person working the register asks if you would like cash back. This service allows the consumer access to the funds stored in their bank account and allows the retailer to earn a commission off of the cash in their till.
The primary competition of MoneyOnMobile in the market is inertia. In Domestic Remittance, this means consumer continuing to use the informal and unregulated methods of sending funds to another person. For Utility Bills, this means consumers taking time off work, paying to take transportation to a bill payment center and paying their bills there. For the MOM ATM, it is consumers traveling to the closest bank branch or ATM and standing in line to access their funds.
Companies servicing this same retailer segment and who have a nationwide-footprint include Oxigen, EbixCash (formerly known as ItzCash), and Airtel Money. The primary difference between MoneyOnMobile and these services is focus. While these companies do have retailer-oriented services similar to ours, it is not their sole focus. Each of them provides direct consumer services, which puts them into direct competition with the banks. MoneyOnMobile’s focus on the retailer prevents conflict of interest with our key banking partners. It also puts them in direct competition with Google’s Tez, PayTM, Facebook’s WhatsApp, and MobiKwik, all of whom have substantially greater financial, technological, research and development, marketing and personnel resources.
Government Regulation
The industry in which we operate is subject to extensive governmental laws and regulations in the United States and India. There are numerous laws and regulations restricting the purchase, sale, and sharing of personal information about consumers, many of which are new and continue to evolve; accordingly, it is difficult to determine whether and how existing and proposed privacy laws may apply to our businesses in the future. Also, there are numerous consumer statutes and regulations, including the Gramm-Leach-Bliley Act, regarding the possession of consumer-level data with which we must comply. Furthermore, government regulations can change with little to no notice and may result in increased regulation of our product(s), resulting in a greater regulatory burden for us.
Payment system operators in India are subject to the Indian Payments and Settlement Systems Act (PASA) 2007 and operate under the authority and board oversight of the Reserve Bank of India (“RBI”). MoneyOnMobile is a semi closed payment instrument with a Prepaid Payment Instruments (PPI) license, which is up from renewal in October 2018. In the licensing period, the RBI reviews the licensee’s operations, systems, and processes and has the authority to revoke a license at any time should operations not continue to meet RBI standards, primarily those relating to the custody of, and accountability for, consumer funds.
Employees
As of March 1st 2018, the Company employed eight employees from its executive offices located in Dallas, Texas. During the year, we utilized independent consultants to assist with certain accounting, financial reporting, and administrative matters. DPPL and MMPL combined employed approximately 300 hundred full and part-time employees. The Company and our affiliates have no employment or collective bargaining agreements and we believe our employee and independent contractor relationships are satisfactory.
Description of Properties
Our corporate offices are currently located at 500 N. Akard Street, Suite 2850, Dallas, Texas 75201. Our India headquarters are located at the MoM House located at 61 Ramchandra Lane, Kanchpada, Mumbai, India 400064.
Intellectual Property
Among the assets acquired and comprising MoneyOnMobile are proprietary software products, trademarks, trade names, Reserve Bank of India license and other intellectual property together with the related patent and copyright filings and documents protecting such property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS
EXECUTIVE OVERVIEW
Our strategic vision for MoneyOnMobile is to connect the cash-based Indian consumer to the digital world. MoneyOnMobile is a mobile money service provider allowing Indian consumers, through its robust agent network, to use mobile phones to pay for goods and services, or transfer funds from one person to another using simple SMS text functionality. To date we’ve established relationships with 350,000 retailers throughout the country. We’re in every state in India and we cover over 700 cities throughout the country. There are over 200 million Indian customers, based on unique phone numbers, who have conducted a transaction with MoneyOnMobile.
Overall revenue growth for the company is being driven by our domestic remittance and MOM ATM products and services. In August 2017, we achieved a significant milestone by executing 1 million domestic transfer transactions. We launched this product less than two years ago, going from product launch to 1 million transactions per month. Our MOM ATM is one of our largest revenue lines even though it was only introduced during the 2017 calendar year.
RESULTS OF OPERATIONS
The following analysis of the results of operations for the (i) three and nine months ended December 31, 2017 and 2016; and, (ii) fiscal years ended March 31, 2017 and 2016 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements because of a number of factors. An investment in our common stock involves a high degree of risk. Readers of this prospectus should carefully consider the risks set forth in the Risk Factors section of this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” or similar expressions, variations of those terms or the negative of those terms to identify forward-looking statements. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.
	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
Revenues, net	$2,840,563	$969,442	$6,043,555	$3,459,000
Cost of sales	1,321,074	393,758	2,776,477	1,552,670
Gross profit	1,519,489	575,682	3,267,078	1,906,328
Net loss	$(4,484,345)	$(2,949,874)	$(11,030,604)	$(7,989,461)

For the three months ended December 31, 2017 as compared to the three months ended December 31, 2016
Revenues in 2017 were higher than in 2016 by $1.9 million or 193.0% due to increases in monthly customer base and higher volume of usage by existing consumers. The primary reason for the increase was growth in domestic remittance and MOM ATM products and services. The Company launched its MOM ATM product in January 2017 and has seen increases in units sold and daily transactions. Additionally, gross profit percentage decreased slightly to 53.5% in 2017 compared to 59.4% in 2016. General and administrative costs increased by $1.1 million or 34.8% compared to 2016 due to higher interest expense and employee incentives for stock options.
Additionally, the Company incurred interest expenses of  $2.3 million and $0.4 million in 2017 and 2016, respectively. Net losses attributable to MoneyOnMobile, Inc. shareholders were approximately $(3.9) million, or $(0.05) per share in 2017 compared to $(2.4) million, or $(0.04) per share in 2016.

For the nine months ended December 31, 2017 as compared to the nine months ended December 31, 2016
Revenues in 2017 were higher than in 2016 by $2.6 million or 74.7% due to increases in monthly customer base and higher volume of usage by existing consumers. The primary reason for the increase was growth in domestic remittance and MOM ATM products and services. The Company launched its MOM ATM product in January 2017 and has seen month over month increases in units sold and daily transactions. Additionally, gross profit percentage decreased slightly to 54.1% in 2017 compared to 55.1% in 2016. General and administrative costs increased by $2.7 million or 31.1% compared to 2016 due to higher interest expense and employee incentives for stock options.
Additionally, the Company incurred interest expenses of  $3.5 million and $1.3 million in 2017 and 2016, respectively. Net losses attributable to MoneyOnMobile, Inc. shareholders were approximately $(9.2) million, or $(0.13) per share in 2017 compared to $(5.9) million, or $(0.11) per share in 2016.
For Fiscal Year ending March 31, 2017 as compared to Fiscal Year ending March 31, 2016
	2017	2016
	(unaudited)	(unaudited)
Revenues, net:	$4,259,798	$6,295,739
Cost of sales:	1,877,235	3,394,859
Gross profit:	2,382,563	2,900,880
Net loss	$(13,095,503)	$(19,727,913)

Revenues in 2017 were lower than in 2016 by $(2.0) million or (32.3)% due to decreases in monthly customer base and lower volume of usage by existing consumers as a result of the India governments demonetization policy initiated in early November 2016. Gross profit percentage was 55.9% in 2017 compared to 46.1% in 2016. General and administrative costs decreased by $(3.5) million or (20.0)% compared to 2016 due to lower fund raising costs and cost saving strategies implemented during the current fiscal year.
Also, in 2017 the Company incurred a $(1.6) million impairment loss on goodwill. There was no goodwill impairment loss in 2016. The impairment loss was related to the decline in our Revenues, net for the fiscal year ended March 31, 2017.
Additionally, the Company incurred interest and financing costs of  $1.7 million and $3.0 million in 2017 and 2016, respectively. Net losses attributable to MoneyOnMobile, Inc. shareholders were approximately $(10.0) million, or $(0.18) per share in 2017 compared to $(16.0) million, or $(0.34) per share in 2016. Due to net losses, the Company had no current U.S. federal tax provision in either 2017 or 2016 and deferred tax benefits of cumulative net operating losses and other temporary tax differences have been offset by valuation allowances. State income tax reports are assessments not offset by operating losses.
Liquidity and Capital Resources
Our source of liquidity is principally cash generated from operating activities supplemented as necessary on a short-term basis by various capital raising activities, including sales of our common stock in private placements and subordinated debt borrowings not restricted to specific investing activities. We continue to see significant growth potential in our MoneyOnMobile business segment and have increased our investment. To date we have successfully navigated the complexities of capital raising activities in order to fund these long-term investments. The following discussion highlights changes in our debt structure as well as our cash flow activities and the sources and uses of funds during the nine months ended December 31, 2017.
Our independent registered public accounting firm, in its report on our 2017 consolidated financial statements, raised substantial doubt about our ability to continue as a going concern. Our consolidated interim financial statements as of and for the nine months ended December 31, 2017 do not contain any adjustments for this uncertainty. In response to our cash needs, we raised the following funding as described below. Any additional amounts raised will be used for our future investing and operating cash flow needs. However, there can be no assurance that we will be successful in raising additional amounts of financing.

Recent Financing Activities:
As of December 31, 2017, our liquidity was $4.7 million, comprised of cash and cash equivalents. Our primary ongoing liquidity requirements are to finance working capital, debt service and subsidiary common stock purchase commitments. The company faces large debt repayments in the near-term and is contemplating numerous strategies to meet is debt obligations as they come due.
Subsequent to December 31, 2017, the Company raised $2 million from investors for 2,195 shares of the Company’s Series F Preferred Stock and raised approximately $5.0 million in exchange for 1,666 shares of the Company’s Series H Preferred Stock and warrants to purchase 3,332,000 shares of the Company’s common stock at an exercise price of  $0.50 per share. Additionally, subsequent to December 31, 2017, the Company paid MOM HALL, LLC $0.9 million to settle fully its debt obligation. After payment was made, the Company took possession of the shares of DPPL previously held in escrow by MOM HALL, LLC.
Off-Balance Sheet Arrangements
There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
Inflation
Inflation and changing prices have had no material effect on our net sales and revenues or on our income from continuing operations over our two most recent fiscal years.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to the fair market value of our assets and accrued stock-based compensation expense. We base our estimates on historical experience, known trends, and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. In making estimates and judgments, management employs critical accounting policies.
For a description of our critical accounting policies, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended March 31, 2017. There have not been any material changes to our critical accounting policies since March 31, 2017.

SELECTED CONSOLIDATED FINANCIAL DATA
The following selected consolidated statement of operations data for the fiscal years ended March 31, 2017 and 2016 derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. The summary financial data for the nine months ended December 31, 2017 and 2016, and as of December 31, 2017, are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the U.S. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.
	Nine months ended December 31,
	2017	2016
	(unaudited)
Consolidated Statement of Operations Data:
Revenues, net	$6,043,555	$3,459,000
Cost of revenues	2,776,477	1,552,670
Gross profit	3,267,078	1,906,328
General and administrative expenses
Salaries and wages	3,232,478	2,338,401
Selling, general and administrative	7,606,681	5,682,691
Depreciation and amortization	484,767	617,468
Total general and administrative	11,323,926	8,638,560
Operating loss	(8,056,848)	(6,732,232)
Other income (expenses)
Interest expense	(3,560,378)	(1,257,229)
Change in fair value of derivative liability	(512,098)	—
Gain on extinguishment of derivative liability	1,197,856	—
Accretion of fair value discount	(99,136)	—
Total other income (expenses)	(2,973,756)	(1,257,229)
Loss from operations, before income tax	(11,030,604)	(7,989,461)
Income tax benefit (expense)	—	—
Net loss	(11,030,604)	(7,989,461)
Preferred stock dividends	(144,814)	(277,980)
Net loss attributable to common stockholders	(11,175,418)	(8,267,441)
Net loss attributable to noncontrolling interest	(1,991,842)	(2,383,554)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(9,183,576)	$(5,883,887)
Other comprehensive income (loss):
Currency translation adjustments, net of tax	135,242	(392,921)
Total comprehensive loss	$(11,040,176)	$(8,660,362)
Comprehensive loss attributable to:
Noncontrolling interest	(1,933,509)	(2,501,430)
MoneyOnMobile, Inc. shareholders	(9,106,667)	(6,158,932)
Net loss per share attributable to MoneyOnMobile, Inc. shareholders, basic and diluted	$(0.13)	$(0.11)
Weighted average number of shares outstanding, basic and diluted	70,449,899	54,214,721

	Year ended March 31,
	2017	2016
Consolidated Statement of Operations Data:
Revenues, net	$4,259,798	$6,295,739
Cost of revenues	1,877,235	3,394,859
Gross profit	2,382,563	2,900,880
General and administrative expenses
Salaries and wages	3,477,776	3,332,645
Selling, general and administrative	8,039,635	13,282,909
Depreciation and amortization	766,578	737,463
Goodwill impairment	1,592,000	—
Total general and administrative	13,875,989	17,353,017
Operating loss	(11,493,426)	(14,452,137)
Other income (expenses)
Interest expense	(1,702,792)	(3,047,358)
Other	—	(163,669)
Total other income (expenses)	(1,702,792)	(3,211,027)
Loss from continuing operations, before income tax	(13,196,218)	(17,663,164)
Income tax benefit (expense)	100,715	(14,827)
Loss from continuing operations	(13,095,503)	(17,677,991)
Income from discontinued operations, net of tax	—	204,127
Loss on sale of discontinued operations, net of tax	—	(2,254,049)
Net loss	(13,095,503)	(19,727,913)
Preferred stock dividends	(323,918)	—
Net loss attributable to common stockholders	(13,419,421)	(19,727,913)
Net loss attributable to noncontrolling interest	(3,405,877)	(3,775,335)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(10,013,544)	$(15,952,578)
Other comprehensive loss:
Currency translation adjustments, net of tax	404,240	(1,423,659)
Total comprehensive loss	$(13,015,181)	$(21,151,572)
Comprehensive loss attributable to:
Noncontrolling interest	(3,510,171)	(4,166,775)
MoneyOnMobile, Inc. shareholders	(9,505,010)	(16,984,797)
Net loss per share from continuing operations	$(0.24)	$(0.38)
Net loss per share from discontinued operations	$—	$(0.04)
Net loss per share, basic and diluted	$(0.18)	$(0.34)
Weighted average number of shares outstanding, basic and diluted	55,711,288	47,075,920

	As of
	December 31, 2017	March 31, 2017	March 31, 2016
Consolidated Balance Sheet Data:
Cash	$4,673,805	$2,164,993	$2,119,797
Property and equipment, net	3,442,255	3,483,520	3,508,835
Total assets	27,674,672	24,461,123	31,504,017
Total liabilities	30,024,170	24,729,966	20,510,621
Total MoneyOnMobile, Inc. shareholders’ equity	(6,104,329)	(1,568,094)	5,004,725
Noncontrolling interest (deficit) equity	(3,172,269)	74,251	5,388,671

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market Information
Our common stock is quoted on the OTC Market Group’s OTCQB under the symbol “MOMT.”
Price Range for Common Stock
On March 23, 2018 the last reported sale price of our common stock was $0.4333. On March 23, 2018 there were approximately 520 record holders of our common stock.
The following table sets forth, for the periods indicated, the high and low bid prices of our common stock as reported by the OTC Market Group’s OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.
	High	Low
Fiscal 2018
First Quarter	$0.58	$0.25
Second Quarter	0.43	0.17
Third Quarter	0.30	0.11
Fourth Quarter (Through March 23, 2018)	0.72	0.32
Fiscal 2017
First Quarter	$0.88	$0.54
Second Quarter	1.15	0.67
Third Quarter	0.75	0.46
Fourth Quarter	0.60	0.42
DIVIDEND POLICY
We have never paid or declared any cash dividends on our common stock. Our board of directors sets our dividend policy. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, but we may determine in the future to declare or pay cash dividends on our common stock. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors ad will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	December 31, 2017	March 31, 2017
	(unaudited)
ASSETS
Current Assets
Cash and equivalents	$4,673,805	$2,164,993
Due from distributors (Due from Related party: $108,707 and $106,109 as of December 31 and March 31, 2017)	1,362,754	327,535
Advances to aggregators	210,146	396,399
Other current assets	932,862	925,968
Total current assets	7,179,567	3,814,895
Property and equipment, net	3,442,255	3,483,520
Goodwill	12,712,484	12,508,791
Other intangible assets, net	3,968,838	4,286,938
Other non-current assets	371,528	366,979
Total assets	$27,674,672	$24,461,123
LIABILITIES AND SHAREHOLDERS’ (DEFICIT)
Current Liabilities
Accounts payable	$3,616,125	$1,769,667
Accrued liabilities	6,790,390	2,589,070
Related party payables	2,554,684	2,037,797
Current portion of long-term debt, net	10,505,526	9,508,025
Derivative liability	368,390	—
Advances from distributors	—	2,108,645
Preferred stock dividends	331,250	186,438
Mandatory redeemable financial instruments – current portion	3,034,615	3,010,254
Total current liabilities	27,200,980	21,209,896
Long-term debt	1,957,417	1,970,965
Mandatory redeemable financial instruments – long-term	761,237	1,443,059
Other non-current liabilities	104,536	106,046
Total liabilities	30,024,170	24,729,966
Commitments and contingencies (See Note 14)
Preferred stock Series D, $0.001 par value; 2,142 shares authorized, 1,225 and 1,225 shares issued and outstanding as of December 31 and March 31, 2017, respectively	1,225,000	1,225,000
Preferred stock Series F, $0.001 par value; 10,000 shares authorized, 5,702 and 0 shares issued and outstanding as of December 31 and March 31, 2017, respectively	5,702,100	—
Shareholders’ (Deficit)
Preferred stock Series E, $0.001 par value; 25,000 authorized, 2,530 and 2,530 shares issued and outstanding as of December 31 and March 31, 2017, respectively	3	3
Common stock, $0.001; 200,000,000 shares authorized, 75,820,525 and 64,069,666 shares issued and outstanding as of December 31 and March 31, 2017, respectively	75,820	64,070
Stock subscribed 1,461,365 and 157,143 shares issued and outstanding as of December 31 and March 31, 2017, respectively	1,461	157
Additional paid-in capital	53,983,555	49,550,769
Accumulated deficit	(59,141,714)	(50,102,952)
Cumulative other comprehensive loss	(1,023,454)	(1,080,141)
Total MoneyOnMobile, Inc. shareholders’ (deficit)	(6,104,329)	(1,568,094)
Noncontrolling interest	(3,172,269)	74,251
Total shareholders’ (deficit)	(9,276,598)	(1,493,843)
Total liabilities and shareholders’ (deficit)	$27,674,672	$24,461,123

See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS
	Three Months Ended December 31,		Nine Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues, net	$2,840,563	$969,442	$6,043,555	$3,459,000
Cost of revenues	1,321,074	393,758	2,776,477	1,552,670
Gross profit	1,519,489	575,682	3,267,078	1,906,328
General and administrative expenses
Salaries and wages	1,287,599	825,678	3,232,478	2,338,401
Selling, general and administrative	2,854,114	2,127,425	7,606,681	5,682,691
Depreciation and amortization	140,042	222,440	484,767	617,468
Total general and administrative	4,281,755	3,175,543	11,323,926	8,638,560
Operating loss	(2,762,266)	(2,599,861)	(8,056,848)	(6,732,232)
Other income (expenses)
Interest expense	(2,284,121)	(350,013)	(3,560,378)	(1,257,229)
Change in fair value of derivative liability	(579,795)	—	(512,098)	—
Gain on extinguishment of derivative liability	1,197,856	—	1,197,856	—
Accretion of fair value discount	(56,019)	—	(99,136)	—
Total other income (expenses)	(1,722,079)	(350,013)	(2,973,756)	(1,257,229)
Loss from operations, before income tax	(4,484,345)	(2,949,874)	(11,030,604)	(7,989,461)
Income tax benefit (expense)	—	—	—	—
Net loss	(4,484,345)	(2,949,874)	(11,030,604)	(7,989,461)
Preferred stock dividends	(45,939)	(277,980)	(144,814)	(277,980)
Net loss attributable to common stockholders	(4,530,284)	(3,227,854)	(11,175,418)	(8,267,441)
Net loss attributable to noncontrolling interest	(596,204)	(852,302)	(1,991,842)	(2,383,554)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(3,934,080)	$(2,375,552)	$(9,183,576)	$(5,883,887)
Other comprehensive income (loss):
Currency translation adjustments, net of tax	(237,383)	(272,887)	135,242	(392,921)
Total comprehensive loss	$(4,767,667)	$(3,500,741)	$(11,040,176)	$(8,660,362)
Comprehensive loss attributable to:
Noncontrolling interest	(653,176)	(934,168)	(1,933,509)	(2,501,430)
MoneyOnMobile, Inc. shareholders	(4,114,491)	(2,566,573)	(9,106,667)	(6,158,932)
Net loss per share attributable to MoneyOnMobile, Inc. shareholders, basic and diluted	$(0.05)	$(0.04)	$(0.13)	$(0.11)
Weighted average number of shares outstanding, basic and diluted	73,519,865	57,333,039	70,449,899	54,214,721
See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended December 31,
	2017	2016
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net loss	$(11,030,604)	$(7,989,461)
Adjustments to reconcile net loss to cash used in operating activities
Subordinated note discount amortization	1,527,866	575,071
Loss on change in value of derivative liability	512,098	—
Accretion of fair value discount	99,136	—
Depreciation and amortization	484,767	617,468
Stock based compensation	618,093	—
Equity awards issued for services	1,680,860	1,513,532
Gain on extinguishment of derivative liability	(1,197,856)	—
Changes in operating assets and liabilities:
Due from distributors	(1,035,219)	310,150
Other assets	174,810	51,537
Related party payables	516,887	521,748
Accounts payable and accrued liabilities	6,451,198	(1,880,782)
Advances from distributors	(2,108,645)	(1,727,591)
Net cash (used in) operating activities	(3,306,609)	(8,008,328)
INVESTING ACTIVITIES
Purchases of property and equipment	(46,963)	(70,423)
Acquisition of intangible assets	—	(50,830)
Net cash (used in) investing activities	(46,963)	(121,253)
FINANCING ACTIVITIES
Payments on notes payable and bank loan	(3,053,392)	(119,650)
Borrowings on senior and subordinate notes	5,488,981	1,349,257
Issuance of common stock and warrants	908,000	650,000
Issuance of preferred stock for cash	3,372,500	4,071,535
Payments to acquire noncontrolling interest	(875,795)	(268,653)
Proceeds from redemption of warrants for common stock	7,966	1,750,407
Change in bank overdrafts	(154,333)	80,505
Contributions made by noncontrolling interest	—	130,715
Reacquisition of common stock	—	(177,369)
Net cash provided by financing activities	5,693,927	7,466,747
Foreign currency effect on cash flows	168,457	(80,220)
Net change in cash and cash equivalents	2,508,812	(743,054)
Cash and cash equivalents at beginning of period	2,164,993	2,119,794
Cash and cash equivalents at end of period	$4,673,805	$1,376,740
Supplemental disclosures (Note 15)
See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ (DEFICIT)
For the nine months ended December 31, 2017
	Preferred Stock – Series E		Common Stock		Subscribed Stock		Paid-in Capital	Accumulated Deficit	Noncontrolling Interests	Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, March 31, 2017	2,530	$3	64,069,666	$64,070	157,143	$157	$49,550,769	$(50,102,952)	$74,251	$(1,080,141)	$(1,493,843)
Issuance of common stock for cash	—	—	3,063,269	3,063	(36,580)	(37)	904,974	—	—	—	908,000
Issuance of common stock for debt	—	—	170,000	170	—	—	42,330	—	—	—	42,500
Issuance of common stock for collateral	—	—	2,000,000	2,000	—	—	(2,000)	—	—	—	—
Issuance of common stock for services	—	—	3,228,455	3,228	150,000	150	901,967	—	—	—	905,345
Warrants issued for services	—	—	—	—	—	—	684,686	—	—	—	684,686
Warrants issued for debt financing	—	—	—	—	—	—	90,829	—	—	—	90,829
Warrants exercised for common stock	—	—	313,401	313	1,190,822	1,191	6,462	—	—	—	7,966
Stock-based compensation – options	—	—	—	—	—	—	618,093	—	—	—	618,093
Preferred dividends – series D	—	—	—	—	—	—	(144,812)	—	—	—	(144,812)
Redeemable purchase of noncontrolling interest	—	—	—	—	—	—	410,755	—	(402,153)	(8,602)	—
Purchase of subsidiary shares from noncontrolling interest	—	—	2,975,734	2,976	—	—	919,502	—	(910,858)	(11,620)	—
Net loss	—	—	—	—	—	—	—	(9,038,762)	(1,991,842)	—	(11,030,604)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	58,333	76,909	135,242
Balance, December 31, 2017 (unaudited)	2,530	$3	75,820,525	$75,820	1,461,385	$1,461	$53,983,555	$(59,141,714)	$(3,172,269)	$(1,023,454)	$(9,276,598)

See Notes to Unaudited Condensed Consolidated Financial Statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2017
(Unaudited)
1 — BASIS OF PRESENTATION
Certain information and footnote disclosures normally included in consolidated financial statements in accordance with U.S. GAAP have been omitted pursuant to requirements of the U.S. Securities and Exchange Commission (“SEC”). A description of our accounting policies and other financial information is included in our audited consolidated financial statements filed with the SEC on Form 10-K for the year ended March 31, 2017. The disclosures included in our accompanying interim financial statements and footnotes should be read in conjunction with our consolidated financial statements and notes thereto included in the Annual Report on Form 10-K. Operating results for the three and nine months ended December 31, 2017 are not necessarily indicative of the results that may be expected for the year ending March 31, 2018.
Going Concern
The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company had a net loss of  $(4,484,345) and $(11,030,604) for the three and nine months ended December 31, 2017. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
The Company is continuing with its plan to expand its mobile payments and ATM processing operations in India. Management believes that its operating strategy will provide the opportunity for the Company to continue as a going concern as long as it continues to obtain sufficient external financing; however, there is no assurance this will occur. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Reclassifications
Certain previously reported amounts have been reclassified to conform to the current presentation.
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company believes the carrying values of cash and equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, and interest payable approximate their fair values. Additionally, the Company believes the carrying value of its senior notes, subordinated notes, and note payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.
The estimated fair value of our common stock issued in share-based payments is measured by the more relevant of: (i) the prices received in private placement sales of our stock or; (ii) its publicly-quoted market price. We estimate the fair value of warrants, other than those included in common stock unit purchases, and stock options when issued or vested using the Black-Scholes option-pricing model which requires the input of highly subjective assumptions. Recognition in shareholders’ equity and expense of the fair value of stock options awarded to employees is on the straight-line basis over the requisite service period and, for grants to non-employees, when the options vest. The fair value of exercisable warrants on the date of issuance issued in connection with debt financing transactions or for services are deferred and expensed over the term of the debt or as services are performed.

Convertible Instruments, including Derivatives
Certain debt instrument require us to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. This criteria includes (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Debt discounts under these arrangements are amortized over the term of the related debt to their date of redemption.
We possess financial instruments that are considered derivatives or contain embedded features subject to derivative accounting. Embedded derivatives are valued separately from the host instrument and are recognized as derivative liabilities in our condensed consolidated balance sheet. We value these derivative liabilities using the binomial lattice model. The resulting liability is valued at each reporting date and the change in the liability is reflected as change in derivative liability as Other income (expense) in our condensed consolidated statements of operations and comprehensive loss.
Based upon ASC 840-15-25, we have adopted a sequencing approach to our outstanding preferred stock. Pursuant to the sequencing approach, we evaluate our contracts based upon earliest issuance date wherein instruments with the earliest issuance date would be settled first. The sequencing policy also considers contingently issuable additional shares, such as those issuable upon a stock split, to have an issuance date to coincide with the event giving rise to the additional shares.
Foreign Currency Translation
The functional currency of MoneyOnMobile, consisting of DPPL, MMPL, SVR and Payblox, is the Indian Rupee. MoneyOnMobile assets and liabilities are translated into U.S. dollars at the exchange rates in effect at each consolidated balance sheet date. Revenues and expenses are translated at quarterly average exchange rates and resulting translation gains or losses are accumulated in other comprehensive loss as a separate component within the accompanying statements of shareholders’ equity. Additionally, cumulative translation adjustments recorded in other comprehensive income are reclassified to noncontrolling interest proportionally based on the weighted average percentage ownership interest held by the noncontrolling interest.
Goodwill
Goodwill consists of the cost of our acquired businesses in excess of the fair value of the identifiable net assets acquired and is allocated to reporting units based on the relative fair value of the future benefit of the purchased operations to our existing business units as well as the acquired business unit. The Company has elected to early adopt Accounting Standards Update No: 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment.
We perform an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the fair value of a reporting unit in which goodwill resides is less than its carrying value. We have elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the goodwill impairment.
Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. If we determine that it is more likely than not that its fair value is less than its carrying amount, then the goodwill impairment test is performed. To calculate any potential impairment, we compares the fair value of the reporting unit with its carrying amount. Any excess of the goodwill carrying amount over its fair value is recognized as an impairment loss, and the carrying value of goodwill is written down.

Intangible Assets
Intangible assets consist of software (excluding computer software), customer lists, trademarks, distributor contracts and domain names acquired through business combinations, or consists of software developed or obtained for internal use, as well as software intended for resale. Costs to develop internal use computer software during the application development stage are capitalized on a per project basis and are amortized on a straight line basis over its useful life.
The weighted average amortization period is five years for customer lists, acquisition costs and trademarks, five years for internal use software, three years for software developed for resale and domain names are not amortized. Capitalized finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Indefinite-lived assets are not amortized, but reviewed at least annually for potential impairment.
Impairment of Long-Lived Assets
In addition to the annual goodwill impairment test, long-lived assets, including property and equipment and other intangible assets, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition to the recoverability assessment, we review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life. There were no adjustments to the carrying value or useful lives of long-lived assets (other than goodwill) during the three and nine months ended December 31, 2017 or 2016.
Revenue Recognition
The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the price is fixed or determinable; and (4) collectability is reasonably assured.
The following revenue recognition policies define the manner in which the Company accounts for sales transactions:
A portion of revenue is attributable to Merchant Services, including Mobile Recharge and Direct-to-Home. In these transactions, revenue from purchased utility units is recognized on a net basis, as the Company is acting in an agent capacity. MoneyOnMobile does not change the product or perform part of the service, has minimal discretion in supplier selection, has minimal latitude in establishing prices and possesses no credit risk.
Other services offered are Consumer Services, including bill payment, money transfer and cash-out ATM services. For bill payment transactions, we act as an agent with consumers. Distributors use our electronic wallet technology to allow consumers to pay utility bills by mobile phone text message and smart phone. We earn a fixed transaction fee for these services. For our money transfer services, once a consumer has established a MoneyOnMobile electronic wallet account, consumers can use our technology to facilitate non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers and utilities and other consumers. We also earn a fixed transaction fee for these services.
Distributors often keep a prepaid balance with MoneyOnMobile to facilitate transactions. Prepaid balances are deferred until utility units are delivered. As of December 31, 2017 and March 31, 2017, advances from distributors was $0 and $2,108,645, respectively.
Revenue from the above services and transaction fees are recognized on a net basis, as the Company is not the primary obligor, does not establish prices and does not maintain inventory or credit risk.

Advertising
Advertising costs are expensed as incurred. During the three months ended December 31, 2017 and 2016, advertising expense was $18,673 and $70,275, respectively. During the nine months ended December 31, 2017 and 2016, advertising expense was $189,069 and $209,295, respectively.
Operating Lease Expense
Rental expense, consisting primarily of office rent for our Corporate office in Dallas, Texas and satellite offices in India, totaled $49,379 and $50,670 during the three months ended December 31, 2017 and 2016, respectively. Rental expense totaled $146,185 and $189,690 during the nine months ended December 31, 2017 and 2016, respectively.
Commitments and Contingencies
In the normal course of business, there are various claims in process, matters in litigation, and other contingencies. Currently, there are no claims that have a material effect on the Company.
New Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 outlines a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In March 2016, the FASB issued ASU 2016-08, “Principal Versus Agent Considerations (Reporting Revenue Gross Versus Net),” which amends the principal-versus-agent implementation guidance and in April 2016 the FASB issued ASU 2016-10, “Identifying Performance Obligations and Licensing,” which amends the guidance in those areas in the new revenue recognition standard. Both ASUs were issued in response to feedback received from the FASB-International Accounting Standards Board joint revenue recognition transition resource group. The new revenue standard is effective for our annual reporting period beginning April 1, 2018. We chose not to early adopt the new standard. We will use a modified retrospective approach to adopt the standard. We are in process of completing our assessment and will document our accounting policies applying the new revenue guidance. We do not expect that the implementation of the new standard will have a material effect on our consolidated results of operations, cash flows or financial position. The new standard will however require more extensive revenue-related disclosures.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Lessees will be required to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. For income statement purposes, a dual model was retained, requiring leases to be classified as either operating or finance leases. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). The standard is effective for us beginning April 1, 2019. We do not intend to early adopt. We believe that the new standard will not have a material impact on our consolidated balance sheet. We are currently evaluating the effect that implementation of this standard will have on our consolidated results of operations, cash flows, financial position and related disclosures.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall (Topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 addresses certain aspects of recognition, measurement, presentation and disclosures of financial instruments including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. ASU 2016-01 will become effective for us beginning April 1, 2018. We are currently evaluating the guidance to determine the potential impact on our consolidated results of operations, cash flows, financial position and related disclosures.
In July 2017, the FASB issued ASU 2017-11, Accounting for Certain Financial Instruments with Down Round Features, which amends Earnings Per Share (ASC Topic 260), Distinguishing Liabilities from Equity (Topic 480), and Derivatives and Hedging (Topic 815). The amendments in Part I of this ASU change the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share (EPS) in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. Convertible instruments with embedded conversion options that have down round features are now subject to the specialized guidance for contingent beneficial conversion features (in Subtopic 470-20, Debt — Debt with Conversion and Other Options), including related EPS guidance (in Topic 260). For us, this update is effective beginning April 1, 2019. We are currently evaluating the guidance to determine the potential impact on our consolidated results of operations, cash flows, financial position and related disclosures.
There are other various accounting updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on our financial position, results of operations, cash flows or disclosures.
3 — PROPERTY AND EQUIPMENT
At December 31, and March 31, 2017, property and equipment consisted of:
	December 31, 2017	March 31, 2017
Building	$3,764,285	$3,744,261
Equipment	303,595	274,994
Furniture and fixtures	33,322	18,986
Subtotal	4,101,202	4,038,241
Less accumulated depreciation	(658,947)	(554,721)
Property and equipment, net	$3,442,255	$3,483,520

For the three months ended December 31, 2017 and 2016, depreciation expense was $30,117 and $70,852, respectively. For the nine months ended December 31, 2017 and 2016, depreciation expense was $96,121 and $220,121, respectively.
4 — VARIABLE INTEREST ENTITIES
My Mobile Payments Limited
No direct investment was made by the Company to MMPL during the three and nine months ending December 31, 2017.
During March 2017, the Company reached a settlement agreement with the co-founder of DPPL and MMPL. The Company agreed to purchase all DPPL and MMPL shares held by the co-founder and his business associates. During the nine months ended December 31, 2017, the Company paid $875,795 to the co-founder to acquire 95,000 shares of MMPL and 122,774 shares of DPPL, and are being held in escrow until all the payments have been made. See Note 8: Mandatory Redeemable Financial Instruments for detail of payment schedule for the Company’s purchase of the remaining shares held by the co-founder and his related associates.
Net loss and comprehensive loss are attributed to controlling and noncontrolling interests. We elected to utilize a weighted average value calculation based on relative ownership interest of DPPL. For the nine months ended December 31, 2017 and 2016, the allocation of MoneyOnMobile to our controlling interest was 76.4% and 73.6%, respectively.

The following table presents the Net Loss of Subsidiaries Attributable to MoneyOnMobile and Transfers (to) from Noncontrolling Interests during the nine months ended December 31, 2017:
Net loss attributable to MoneyOnMobile shareholders for the nine months ended December 31, 2017	$(9,328,390)
Transfers (to) from the noncontrolling interest
Increase in paid-in capital for conversion of DPPL common shares to MoneyOnMobile, Inc. common shares	910,858
Increase in paid-in capital for purchase of DPPL and MMPL common shares from Noncontrolling interests	402,153
Net Transfers (to) from noncontrolling interest	1,313,011
Change from net loss attributable to MoneyOnMobile shareholders and transfers (to) from noncontrolling interests for the nine months ended December 31, 2017	$(8,015,379)

5 — GOODWILL
The following table is a reconciliation of the carrying amount of goodwill:
Carrying value at March 31, 2017	$12,508,791
Net foreign exchange movement	203,693
Carrying value at December 31, 2017	$12,712,484

6 — OTHER INTANGIBLE ASSETS, NET
Other intangible assets subject to amortization consisted of the following:
	December 31, 2017	March 31, 2017
Customer lists	$1,223,774	$1,204,724
Software development costs	1,606,457	1,582,327
Trademarks	32,516	30,160
Contracts	86,561	86,229
	2,949,308	2,903,440
Less accumulated amortization	(2,420,426)	(2,003,065)
Total	$528,882	$900,375

As of December 31, 2017 and 2016, the weighted average amortization period is approximately 5 years. For the three months ended December 31, 2017 and 2016 amortization expense was $109,925 and $151,588, respectively. For the nine months ended December 31, 2017 and 2016 amortization expense was $388,646 and $397,347, respectively.
Other intangible assets not subject to amortization consisted of the following:
	December 31, 2017	March 31, 2017
License	$2,469,122	$2,430,686
Trade name	960,834	945,877
Domain names	10,000	10,000
Total	$3,439,956	$3,386,563

The License held from the Reserve Bank of India meets the criteria to be classified as an indefinite life intangible as there are no legal, regulatory, contractual, competitive, economic, or other factors that limit its useful life. It does require renewal, which Management will continuously pursue.

7 — ACCRUED LIABILITIES
Accrued liabilities consisted of the following:
	December 31, 2017	March 31, 2017
Interest payable	$1,359,493	$930,997
Wages and benefits	452,130	332,980
Foreign statutory fees	635,848	205,726
Bank overdraft	—	154,333
Vendor payments	4,342,919	965,034
Total	$6,790,390	$2,589,070

8 — MANDATORY REDEEMABLE FINANCIAL INSTRUMENTS
During March 2017, the Company reached a settlement agreement with the co-founder of DPPL and MMPL. The Company agreed to purchase all DPPL and MMPL shares held by the co-founder and his business associates. The fair value of the forward contract at inception totaled $4,941,040. During the nine months ended December 31, 2017, the Company paid $875,795 and the remaining liability, net of fair value discount, at December 31, 2017 totaled $3,795,852. Shares purchased are being held in escrow until all the payments are made. Also, $56,106 and $99,136 was expensed relating to the accretion of the fair value discount during the three and nine months ended December 31, 2017.
The following table provides a reconciliation of the activity for the nine months ended December 31, 2017 to the amounts recorded in the consolidated balance sheet:
Total mandatory redeemable financial instruments	$4,596,822
Fair value discount	(143,509)
Total mandatory redeemable financial instruments, net at March 31, 2017	4,453,313
Accretion of fair value discount	99,136
Net foreign exchange movement	119,198
Less payments	(875,795)
Total mandatory redeemable financial instruments, net at December 31, 2017	3,795,852
Less mandatory redeemable financial instruments – current portion	(3,034,615)
Mandatory redeemable financial instruments – long term portion	$761,237

Purchase commitment schedule for the Company acquiring the following shares:
	MMPL	DPPL	Total
For the quarter ended March 31, 2018	$1,555,977	$541,579	$2,097,556
For the quarter ended June 30, 2018	—	312,353	312,353
For the quarter ended September 30, 2018	—	312,353	312,353
For the quarter ended December 31, 2018	—	312,353	312,353
For the quarter ended March 31, 2019	—	302,820	302,820
For the quarter ended June 30, 2019	—	293,577	293,577
For the quarter ended September 30, 2019	—	164,840	164,840
Remaining share purchase commitment at December 31, 2017	$1,555,977	$2,239,875	$3,795,852

Beginning in July 2017, and due to a breach in repayments (see Note14: Commitments and Contingencies), interest began accruing at 15% annum on approximately $1.0 million and $0.1 million of the repurchase liability associated with MMPL and DPPL, respectively. Specific to the MMPL share repurchase, the interest rate increased to 18% per annum beginning December 1, 2017. Interest incurred related to the share repurchase liability for the three and nine months ended December 31, 2017 totaled $52,216 and $85,447.
9 — DEBT
	December 31, 2017	March 31, 2017
Convertible subordinated notes payable	$3,067,500	$2,900,000
Notes payable and promissory notes	3,475,599	4,066,595
Building mortgage	2,054,319	2,040,802
Unsecured credit facility	3,865,525	2,974,000
Total	12,462,943	11,981,397
Less: debt discount	—	(502,407)
	12,462,943	11,478,990
Less: current portion	(10,505,526)	(9,508,025)
Long term debt	$1,957,417	$1,970,965

Convertible Subordinated Notes Payable
At December 31, 2017, $2,900,000 subordinated debt remains outstanding that was issued pursuant to a $3 million Subordinated Debt Offering and a separate $2 million Subordinated Debt Offering. Each offering is exempt from registration under Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”), as described in the Current Reports on Form 8-K filed on January 6, 2011 and August 10, 2012. The notes are secured by a first lien on substantially all of the Company’s assets. The notes bear interest at a rate of 12% annually paid monthly in arrears. In March 2016, the Company extended the maturity date on its remaining subordinated notes from December 31, 2016 to December 31, 2017. Of the amount outstanding on December 31, 2017, $2,067,500 was converted into shares of the Company’s Series G Preferred Stock on January 28, 2018, with the remaining $1,000,000 being extended to a maturity date of February 28, 2018.
In May 2017, the Company entered into a securities purchase agreement, whereby the Company issued and sold to an investor, a Convertible Promissory Note with a principal sum of  $210,000, 420,000 warrants to purchase shares of common stock and 85,000 restricted common shares. This note bears interest at 10% per annum. At any time after the issuance date, the holder can convert any portion of the original principal amount and interest at a conversion price of  $0.25 per share. The Company received $200,000 in cash proceeds. During the quarter ended December 31, 2017, this investor converted $42,500 of principal and relating unpaid interest into shares of the Company’s common stock. In January 2018, the investor converted the remaining $180,000 of principal and unearned interest into shares of the Company’s common stock.
In August 2017, the Company entered into a securities purchase agreement, whereby the Company issued and sold to an investor a Convertible Promissory Note with a principal sum of  $1,136,363. This note bears interest at 8% per annum and has a maturity date six months from the effective date of each payment and is secured by all the assets of the Company. The Company received $982,500 in cash proceeds during the nine months ended December 31, 2017. The Company repaid the promissory note in full in December 2017. The total cash payment, including principal, interest and debt issuance costs totaled approximately $1,500,000.
As part of the above financing, the Company issued the Note Holder 1,377,409 warrants to purchase shares of Common Stock with an exercise price of 150% of the closing bid price of the Company’s common stock on the issuance date. The term of these warrants is five years with the fair value recorded as derivative liabilities in the condensed consolidated balance sheet. Additionally, as the Company repaid the promissory note, the related derivative liability associated with the conversion feature has been extinguished. See note 10: Fair Value of Financial Instruments for additional details on the calculation of fair value at inception and during the three and nine months ended December 31, 2017.
In December 2017, the Company issued $2,080,000 in convertible promissory notes, which bear interest at a rate of twelve percent (12%) per annum and possess a maturity date five years after the issuance date. As part of this financing, the Company issued to Note Holders 624,000 warrants to purchase shares of Common Stock with an exercise price of  $0.40 per share. The principal and accrued interest, automatically convert into shares of Series F Convertible Preferred Stock (the “Series F Preferred”) simultaneously with the aggregate sale of Series F Preferred equal to $5,000,000. Also, in December 2017, the Company achieved an aggregate sale of over $5,000,000 in Series F Preferred shares. At that time, the outstanding aggregate principal and interest totaling $2,329,600 converted into 2,329.6 shares of Series F Preferred Stock.
For the three months ended December 31, 2017 and 2016, amortized debt discount included in interest expense totaled $1,187,210 and $226,911, respectively. For the nine months ended December 31, 2017 and 2016, amortized debt discount included in interest expense totaled $1,633,054 and $572,679, respectively. During the nine months ended December 31, 2017 and 2016, the Company made principal payments of $1,136,363 and $0, respectively.
Notes Payable and Promissory Notes
In April 2016, and in connection with the Company’s sale of its U.S. Operations, the Company issued two promissory notes. First, $727,285, of which $720,084 was the note balance included in the asset purchase agreement, with the remaining balance as subsequent interest incurred. This note possesses an interest rate of 12% per annum payable monthly and matures on December 31, 2017.
Also, the Company issued the buyer of its U.S. Operations, a $675,000 promissory note in exchange for the buyer waiving any claims for breach of the purchase agreement. The Company escrowed 2,000,000 shares of its common stock as a guarantee of repayment. In December 2017, the Company modified the repayment terms of the promissory note. In connection with the modification, the Company released to the note holder’s custody, 2,000,000 shares of its common stock. Upon a full repayment by the Company, the note holder has agreed to surrender these common shares back to the Company. During the nine months ended December 31, 2017 and 2016, the Company made principal payments of  $200,000 and $0. The remaining balance of the promissory note will be paid in monthly installments through June 2018.
Next, the Company issued three notes totaling $546,440, which represented the remaining outstanding debt of the U.S. Operations that was not included in the sale of U.S. Operations. These notes were converted into shares of the Company’s Series G Preferred Stock on January 28, 2018.
During the nine months ended December 31, 2017 and 2016, the Company made principal payments on other notes payable of  $48,536 and $60,531, respectively.
In June 2015, MMPL obtained a $60,000 loan from Bajaj Finserv with an interest rate of 19% per annum payable monthly with a maturity date in May 2018. During December 2016, MMPL obtained an additional $30,000 from Bajaj Finserv. During the nine months ended December 31, 2017 and 2016, the Company made principal payments of  $18,617 and $14,162, respectively.
In March 2017, the Company executed a $2,000,000 promissory note to HALL MOM, LLC., a Texas limited liability company (“HALL MOM”). This note possesses an interest rate of 10% per annum payable monthly from March through May 2017, and 15% annum thereafter. Monthly payments are due each month at a minimum of  $50,000. In December 2017, the Company modified the repayment terms of this note. The Company made a cash payment of  $50,000 as a restructuring fee and $850,000 as a payment towards principal. Additionally, the Company agreed to make monthly installment payments of  $100,000 to be applied to the principal beginning February 1, 2018. The remaining balance matures on October 31, 2018. During the nine months ended December 31, 2017 and 2016, the Company made principal payments of  $1,091,749 and $0, respectively.

In May 2017, the Company issued a Secured Promissory Note with a principal sum of  $200,000 and matures after twelve months. Interest accrues at 10% per annum, and increases to 13% per annum in December 2017 and increases an additional 1% each month afterward until maturity. The Company received $200,000 in cash proceeds.
In June 2017, the Company issued a Secured Promissory Note with a principal sum of  $300,000 and matures after twelve months. Interest accrues at 10% per annum, and increases to 13% per annum in January 2018 and increases an additional 1% each month afterward until maturity. The Company received $300,000 in cash proceeds.
In August 2017, the Company issued a Secured Promissory Note with a principal sum of  $300,000 and matures after twelve months. Interest accrues at 10% per annum, and increases to 13% per annum in March 2018 and increases an additional 1% each month afterward until maturity. The Company received $300,000 in cash proceeds.
Building Mortgage
During the quarter ended June 30, 2015, MMPL refinanced its office building loan by replacing it with a $2,198,000 loan with Standard Chartered. The loan has a variable interest of 11.10% per annum with principal and interest payments to be made in 180 equal monthly installments. During the nine months ended December 31, 2017 and 2016, the Company made principal payments on other notes payable of $78,606 and $43,022, respectively.
Unsecured Credit Facility
In December 2016, MMPL entered into a Loan Agreement with YES BANK Limited, which provided MMPL an unsecured credit facility totaling approximately $1.5 million. As part of the agreement, a MoneyOnMobile, Inc. shareholder provided the lender with a $2.0 million standby letter-of-credit to the lender as collateral. Borrowings under the Credit Facility are at a variable rate based on 2.1% over a base rate, which is currently equal to 9.5%. The resulting aggregate interest rate on the Credit Facility totals 11.6%.
In March 2017, MMPL amended its December 2016 loan agreement with YES BANK Limited, which extended the unsecured credit facility from $1.5 million to $3.0 million. As part of the amendment, a MoneyOnMobile, Inc. shareholder provided the lender with an additional $2.0 million standby letter-of-credit to the lender as collateral. In December 2017, MMPL amended the loan agreement to extend the maturity to December 2018. No other terms of the original Loan Agreement were changed.
Additionally, the Company maintains numerous operating cash accounts at YES BANK Limited. At December 31, 2017, total cash held within these accounts totaled $1.9 million and is recorded as Cash in the condensed consolidated balance sheet. Accrued interest for the nine months ended December 31, 2017 totaled $32.4 thousand. During the nine months ended December 31, 2017 and 2016, the Company had total borrowings of  $1,295,343 and $0. During the nine months ended December 31, 2017 and 2016, the Company made principal payments of  $479,521 and $0, respectively. The unused line of credit at December 31, 2017 net of cash and interest payable was approximately $898,139.
NOTE 10 — FAIR VALUE OF FINANCIAL INSTRUMENTS
We measure the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 — quoted prices in active markets for identical assets or liabilities
Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 — inputs that are unobservable based on an entity’s own assumptions, as there is little, if any, related market activity (for example, cash flow modeling inputs based on assumptions)
Financial liabilities as of December 31, 2017 measured at fair value on a recurring basis are summarized below:
	December 31, 2017	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liability	$368,390	$—	$—	$368,390
The Company determined that certain conversion options related to a convertible note and the related detachable warrants did not have fixed settlement provisions and are deemed to be derivative financial instruments, since the exercise price was subject to adjustment based on certain changes in market price of the Company’s common stock. Accordingly, the Company was required to record such conversion options as a liability and mark such derivatives to fair value each reporting period. Such instruments were classified within Level 3 of the valuation hierarchy.
The fair value of the promissory note and related detachable warrants conversion options were calculated using a binomial lattice model with the following weighted average assumptions at inception beginning August 30 through December 31, 2017.
	August 30, 2017	September 21, 2017	September 30, 2017
Common Stock Closing Price	$0.27	$0.22	$0.21
Conversion Price per Share	$0.16 – 0.40	$0.14 – 0.33	$0.14 – 0.40
Promissory Note – Conversion Shares	3,453,991	1,979,726	3,959,453
Warrants – Options Valued	688,704	344,352	1,033,056
Dividend Yield	—%	—%	—%
Volatility	124.13%	127.45%	127.94%
Risk-free Interest Rate	1.70%	1.89%	1.92%
Term (years)	0.5 – 5	0.5 – 5	0.4 – 5
	October 12, 2017	November 8, 2017	December 29, 2017
Common Stock Closing Price	$0.21	$0.22	$0.32
Conversion Price per Share	$0.14 – 0.32	$0.15 – $0.33	$0.15 – $0.33
Promissory Note – Conversion Shares	1,217,532	773,036	4,909,086
Warrants – Options Valued	206,612	137,741	1,377,409
Dividend Yield	—%	—%	—%
Volatility	130.12%	125.67%	129.29%
Risk-free Interest Rate	1.95%	2.01%	2.20%
Term (years)	0.5 – 5	0.5 – 5	0.4 – 5
The risk-free interest rate is the United States Treasury rate on the measurement date having a term equal to the remaining contractual life of the instrument. The volatility is a measure of the amount by which the Company’s share price has fluctuated or is expected to fluctuate. The dividend yield is 0% as the Company has not made any dividend payment and has no plans to pay dividends in the foreseeable future.

Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer, who reports to the Chief Executive Officer, determine its valuation policies and procedures.
The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of the Company’s Chief Financial Officer and are approved by the Chief Executive Officer.
Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
Significant observable and unobservable inputs include stock price, exercise price, annual risk free rate, term, and expected volatility, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in volatility or interest free rate, in isolation, can significantly increase or decrease the fair value of the derivative liabilities. Changes in the values of the derivative liabilities are recorded as a component of other income (expense) on the Company’s condensed consolidated statements of operations.
The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis using significant unobservable input for the nine months ended December 31, 2017:
Balance – April 1, 2017	$—
Aggregate amount of derivative instruments issued	1,054,148
Change in fair value of derivative liabilities	512,098
Extinguishment of derivative liability – repayment of convertible promissory notes	(1,197,856)
Balance – December 31, 2017	$368,390

11 — CAPITAL STOCK
We have not agreed to register any of our common stock or warrants for resale under the Securities Act of 1933, as amended; however, 9,565,669 shares common stock and warrants to acquire 2,144,123 shares of our common stock have customary “piggy back” registration rights in the event we register shares of our common stock in the future.
On May 1, 2017, the Company held a special meeting of shareholders pursuant to notice duly given. At the special meeting, the Company submitted for approval by its shareholders proposals (i) to amend its Amended and Restated Certificate of Formation — For-Profit Corporation to effect a reverse share split with respect to the Company’s issued and outstanding common stock, par value $0.001 per share, at a ratio of between 1-for-5 and 1-for-20 (the “Exchange Range”), with the ratio within such Exchange Range to be determined at the discretion of the Board (the “Reverse Share Split”) and the Reverse Share Split shall be effected at such time as the Board deems proper and ready. As of December 31, 2017 and through the date of this quarterly report, the Reverse Share Split remains on hold.

Common Stock
During the nine months ended December 31, 2017 and 2016, the Company issued shares of its common stock as follows:
	2017		2016
	Shares	Amount	Shares	Amount
Issuance of common stock for cash	3,026,689(1)	$908,000	1,083,334	$650,000
Issuance of common stock for services	3,378,435(1)	905,345	2,169,237(1)	1,143,225
Issuance of common stock for warrants exercised	1,504,223(1)	7,966	6,116,864(1)	1,744,833
Issuance of common stock for converted preferred stock and dividends	—	—	1,756,693	—
Issuance of common stock for converted debt and relating interest	170,000	42,500	499,072	—
Purchases of subsidiary shares from noncontrolling interest	2,975,734	—	—	—
Issuance of common stock for collateral	2,000,000	—	—	—

(1)
Shares total includes certain subscribed stock.

Convertible Preferred Stock — Series D
During the nine months ended December 31, 2017 and 2016, the Company issued 0 and 1,542 shares, respectively, of its Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of  $1,000 per share. In connection with the issuance of the Series D Preferred, the Company issued warrants to purchase 0 and 385,384 shares, respectively, of Common Stock at an exercise price of  $0.75 per share. The Company received gross proceeds of  $0 and $1,541,535, respectively, in consideration for the issuance of these securities. The investor shall have the right to convert the preferred shares, including accrued dividends (15% annually), into the Company’s common stock at any time at $0.60 per share.
At the completion of a certain level of equity funding, the investor must convert their outstanding investment, including accrued dividends to either: (i) cash; (ii) Company common stock at $0.60 per share; or (iii) Company common stock at the not yet determined equity raise per share value. During the nine months ended December 31, 2017 and 2016, 0 and 916 shares of Series D Preferred were converted into common stock. At December 31 and March 31, 2017, outstanding cumulative Series D Preferred dividends totaled $331,250 and $186,438, respectively.
Convertible Preferred Stock — Series E
During the nine months ended December 31, 2017 and 2016, the Company issued 0 and 2,530 shares of its Series E Convertible Preferred Stock (the “Series E Preferred”), par value $0.001 per share and a stated value of  $1,000 per share. In connection with the issuance of the Series E Preferred during the nine months ended December 31, 2016, the Company received gross proceeds of  $2,530,000 in consideration for the issuance of the securities. The Series E Preferred is voluntarily convertible into shares of Common Stock of the Company at a conversion price of  $1.59 (“Incentive Conversion Price”). In December 2017, the Company’s Board of Directors approved a board resolution to lower the Incentive Conversion Price to $1.00. There also exists contingent redemption features with these securities. In the event the Company’s Common Stock is uplist to a major stock exchange, all outstanding Series E Preferred will be automatically converted into Common Stock at a conversion price equal to $1.34. Holders of Series E Preferred are not entitled to receive dividends.
Convertible Preferred Stock — Series F
During the nine months ended December 31, 2017 and 2016, the Company issued 5,702 and 0 shares, respectively, of its Series F Preferred, par value $0.001 per share and a stated value of  $1,000 per share. The Company received gross proceeds of  $5,702,100 and $0, respectively, in consideration for the issuance of these securities. The Company issued 2,329.6 shares of Series F Preferred in connection with the automatic conversion of certain convertible promissory note having outstanding aggregate principal equal to $2,080,000 and $249,600 in interest for a total aggregate amount totaling $2,329,600. The remaining 3,374.4 shares of Series F Preferred were issued upon receipt of  $3,372,500 in cash.
The investor shall have the right to convert the preferred shares, including accrued dividends (8% annually), into the Company’s common stock at any time at $0.25 per share. The investor must convert their outstanding investment, including accrued dividends upon the occurrence of both (i) uplisting to a national exchange; and (ii) if during any ten consecutive trading days the lowest traded share price is equal to or greater than $1.25 per share. During the nine months ended December 31, 2017 there was no conversion of shares of Series F Preferred.
Warrants
At December 31, 2017, and in connection with financing activities and service agreements, 22,208,386 warrants for our common stock with exercise prices ranging from $0.01 to $3.00 per share ($0.60 weighted average) are outstanding and expire during the fiscal years as follows: 105,000 in 2018; 2,447,197 in 2019; 1,445,619 in 2020; 7,798,345 in 2021; 2,256,083 in 2022; 6,081,142 in 2023; and 2,075,000 in 2026. On exercise, the warrants will be settled in delivery of unregistered shares of our common stock.
During July 2017, 1,232,390 warrants previously issued with common stock were repriced from an original issuance exercise price of  $1.00 to $0.01.
The following table summarizes the changes in warrants for during the nine months ended December 31, 2017.
Outstanding at March 31, 2017	17,852,803
Granted	6,171,122
Exercised	(1,504,223)
Expired/canceled	(311,316)
Outstanding at December 31, 2017	22,208,386

For the nine months ended December 31, 2017 the Company granted the following warrants:
Issued for services	2,556,399
Issued for common stock for cash	1,613,334
Issued for debt issuance	2,001,389
Total	6,171,122

We estimate the fair value of warrants granted using the Black-Scholes option valuation model. The expected life of warrant represents the term of warrant. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion.

Warrants issued for services included in selling, general and administrative expenses was $262,911 and $66,024 for the three months ended December 31, 2017 and 2016, respectively. Warrants issued for services included in selling, general and administrative expenses was $775,515 and $372,475 for the nine months ended December 31, 2017 and 2016, respectively. The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for grants during the nine months ended December 31, 2017 and 2016:
	2017	2016
Risk-free interest rates	1.96%	1.71%
Expected volatility	94.34%	97.46%
Dividend yields	—%	—%
Expected lives (years)	5 years	5 years
Stock Options
We estimate the fair value of stock options granted using the Black-Scholes option valuation model. The expected life of options represents the period of time the options are expected to be outstanding and other subjective factors. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. No forfeiture is expected when stock options are granted.
During the nine months ended December 31, 2017 and 2016, the Company awarded 2,725,000 and 0 incentive stock options for shares of common stock. Stock-based compensation expense included in selling, general and administrative expenses was $95,731 and $0 for the three months ended December 31, 2017 and 2016. Stock-based compensation expense included in selling, general and administrative expenses was $618,093 and $0 for the nine months ended December 31, 2017 and 2016. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. Intrinsic value at December 31, 2017 and 2016 totaled $57,250 and $127,500, respectively. At December 31, 2017, outstanding options are fully vested and the weighted-average remaining contractual term was 7.4 years; however, if services are earlier terminated, 6,805,000 options become void 90 days after termination.
The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model using the following weighted average assumptions:
	2017	2016
Risk-free interest rates	1.88%	2.13%
Expected volatility	94.58%	105.39%
Dividend yields	—%	—%
Expected lives (years)	5 years	5 years
The following table summarizes the changes in equity available for grant, comprised of stock options and restricted common stock, for the nine months ended December 31, 2017.
	Number of Options	Weighted Average Exercise Price
Outstanding at March 31, 2017	4,080,000	$0.70
Granted	2,725,000	$0.32
Exercised	—
Forfeited	—
Outstanding at December 31, 2017	6,805,000	$0.55

12 — (LOSS) PER SHARE
Basic (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.
Our shareholder equity includes a line item for “subscribed stock”, which represents shares of common stock for which we irrevocably received investors’ purchase prices but, due to administrative delays, had not issued the respective shares of common stock before the period end. These shares have been included in the weighted average number of shares of common stock outstanding during the period for the purposes of calculating basic (loss) per share.
The computation of basic and diluted loss per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period. Potentially dilutive securities excluded from the computation of basic and diluted net (loss) per share as of December 31, 2017 and 2016 are:
	2017	2016
Warrants	22,208,386	16,863,242
Stock options	6,805,000	3,480,000
Convertible subordinated notes	3,067,500	2,900,000
Convertible preferred stock	27,932,150	3,867,028
Total	60,013,036	27,110,270

13 — RELATED PARTIES
Support Services and Advances
ART Holdings has provided the Company with certain services, with outstanding payments being interest-free. At December 31 and March 31, 2017, amounts due to ART totaled $190,511 for both periods, and is included in Related party payables in the condensed consolidated balance sheets.
Cagan McAfee Capital Partners, LLC/Cagan Capital, LLC/Laird Cagan
Cagan McAfee Capital Partners, LLC (“CMCP”) is an investment company owned and controlled by Laird Cagan, a former member of our Board of Directors and a significant shareholder. The amounts due, including interest, to CMCP totaled $761,805 as of December 31 and March 31, 2017, and is recorded in Related party payables in the condensed consolidated balance sheets.
At December 31, 2017, the Company has two promissory notes due to Mr. Cagan. The first, is a $727,000 principal amount, which may be converted to common stock at any time by dividing the outstanding principal and any accrued interest by $2.00 per share. The second promissory notes is non-convertible and has a principal amount of  $162,137. No principal or interest payments were made during the nine months ended December 31, 2017. See note 9: Debt for more information.
Happy Cellular Services Limited
The majority shareholder and Chairman of Happy Cellular Services Limited (“Happy Cellular”), is also a shareholder and board member of MMPL. Additionally, a certain number of Happy Cellular retailers are also agents for MoneyOnMobile. Happy Cellular has provided refundable deposits totaling approximately $789,760 and $0 as of December 31 and March 31, 2017 for the Company to increase its volume of immediate payment service transactions. Happy Cellular agents are entitled to a commission for a fixed number of transactions at a fixed rate.

14 — COMMITMENTS AND CONTINGENCIES
The Company possesses certain redemption commitments related to its outstanding Series D Preferred Stock. See Note 11 — Capital Stock for additional information.
REDEEMABLE SHARE PURCHASE LIABILITY
In July 2017, the Company breached its agreement with the former co-founder of MMPL and DPPL. Due to non-payment of certain monthly installment payments, interest is being accrued on the amounts of such missed installment payments. See Note 8: Mandatory Redeemable Financial Instruments for repayment schedule and accrued interest details. As a result of the breach, the Company is restricted from acquiring additional shares of MMPL and DPPL from other shareholders. Once these past due payments are made, the breach will be deemed remedied and this restriction will be removed. Pursuant to the agreement, the Company is allowed three uncured breaches before the former co-founder will possess the right to terminate the agreement. As of December 31, 2017 and the date of this report, the Company has not received an exercise of termination right.
15 — SUPPLEMENTAL CASH FLOW INFORMATION
Significant non-cash investing and financing transactions for the nine months ended December 31, 2017 and 2016:
	2017	2016
Exchange of common stock to acquire subsidiary shares from noncontrolling interest	$922,478	$—
Preferred stock dividends	144,814	277,980
Conversion of preferred stock and dividends to common stock	—	1,054,016
Repurchase of common stock	—	4,636,905
Conversion of sub debt and interest for common stock	42,500	349,350
Conversion of sub debt and interest for preferred stock	2,329,600	—
Issuance of warrants for debt modification	—	32,365
Acquisition of intangible assets	—	204,398
Cash paid for interest and income taxes for the nine months ended December 31, 2017 and 2016:
	2017	2016
Interest paid, net of amounts capitalized	$1,163,774	$320,364
Income taxes paid	—	—
16 — SUBSEQUENT EVENTS
Issuance of Equity Securities
Subsequent to December 31, 2017, the Company issued 646,634 common shares that were previously recorded as subscribed stock. Additionally, cashless warrants were exercised into 236,250 shares of the Company’s common stock.
Series D Preferred Stock
Subsequent to December 31, 2017, certain investors converted approximately $2 million of outstanding shares of the Company’s Series D Preferred Stock into 1,577 shares of the Company’s Series F Preferred Stock.
Series F Preferred Stock
Subsequent to December 31, 2017, the Company raised an additional $2 million from investors for 2,195 shares of the Company’s Series F Preferred Stock.

Series G Preferred Stock
Subsequent to December 31, 2017, note holders converted approximately $3.8 million of outstanding secured subordinated promissory notes and related unpaid interest into 3,778 shares of the Company’s Series G Preferred Stock. Pursuant to the Exchange Agreement, the unpaid balance of  $3.0 million and accrued interest of  $0.7 million of these Notes were canceled.
Series H Preferred Stock
Subsequent to December 31, 2017, the Company raised approximately $5.0 million in exchange for 1,666 shares of the Company’s Series H Preferred Stock and warrants to purchase 3,332,000 shares of the Company’s common stock at an exercise price of  $0.50 per share. In connection with the issuance of shares of the Series H Preferred, the Board of Directors of the Company elected Mr. Oleg Gordienko and Mr. Max V. Shcherbakov as members of the Board. In connection with their election as members of the Board, the Company agreed to issue to each of Mr. Gordienko and Mr. Shcherbakov a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of  $0.66, the closing price of the Company’s common stock on February 7, 2018.
MOM HALL Liability
Subsequent to December 31, 2017, the Company paid MOM HALL $0.9 million to settle fully its debt obligation. After payment was made, the Company took possession of the shares of DPPL previously held in escrow by MOM HALL.
Promissory Note Conversion
Subsequent to December 31, 2017, a note holder converted $0.2 million of promissory notes and accrued interest into 722,979 shares of the Company’s common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Shareholders of MoneyOnMobile, Inc.
We have audited the accompanying consolidated balance sheets of MoneyOnMobile, Inc. and subsidiaries (the “Company”) as of March 31, 2017 and 2016, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MoneyOnMobile, Inc. and subsidiaries as of March 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has experienced recurring operating losses and negative cash flows from operating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Liggett & Webb, P.A.
Liggett & Webb, P.A.
New York, New York
July 6, 2017

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	March 31, 2017	March 31, 2016
ASSETS
Current Assets
Cash and equivalents	$2,164,993	$2,119,794
Due from distributors (Due from Related party: $106,109 and $104,978 as of March 31, 2017 and 2016)	327,535	4,938,790
Advances to aggregators	396,399	717,924
Other current assets	925,968	819,744
Total current assets	3,814,895	8,596,252
Property and equipment, net	3,483,520	3,508,835
Equity investments	—	190,172
Goodwill	12,508,791	13,810,117
Other intangible assets, net	4,286,938	4,640,092
Other non-current assets	366,979	758,549
Total assets	$24,461,123	$31,504,017
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$1,769,667	$2,789,486
Accrued liabilities	2,589,070	3,220,242
Related party payables	2,037,797	1,215,401
Current portion of long-term debt, net	9,508,025	895,609
Advances from distributors	2,108,645	4,013,509
Put liability – Noncontrolling interest investment	—	3,000,000
Preferred stock dividends	186,438	—
Mandatory redeemable financial instruments – current portion	3,010,254	—
Total current liabilities	21,209,896	15,134,247
Long-term debt	1,970,965	5,167,558
Mandatory redeemable financial instruments – long-term	1,443,059	—
Other non-current liabilities	106,046	208,816
Total liabilities	24,729,966	20,510,621
Commitments and contingencies (See Note 18)
Preferred stock Series D, $0.001 par value; 2,142 shares authorized, 1,356 and 600 shares issued and outstanding as of March 31, 2017 and 2016, respectively	1,225,000	600,000
Shareholders’ Equity (Deficit)
Preferred stock Series E, $0.001 par value; 25,000 authorized, 2,530 and zero shares issued and outstanding as of March 31, 2017 and 2016, respectively	3	—
Common stock, $0.001; 200,000,000 shares authorized, 64,069,666 and 50,648,438 shares issued and outstanding as of March 31, 2017 and 2016, respectively	64,070	50,648
Stock subscribed 157,143 and zero shares issued and outstanding as of March 31, 2017 and 2016, respectively	157	—
Additional paid-in capital	49,550,769	46,473,010
Accumulated deficit	(50,102,952)	(40,089,408)
Cumulative other comprehensive loss	(1,080,141)	(1,429,525)
Total MoneyOnMobile, Inc. shareholders’ equity (deficit)	(1,568,094)	5,004,725
Noncontrolling interest	74,251	5,388,671
Total shareholders’ equity (deficit)	(1,493,843)	10,393,396
Total liabilities and shareholders’ equity (deficit)	$24,461,123	$31,504,017

The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
	Year Ended March 31,
	2017	2016
Revenues, net	$4,259,798	$6,295,739
Cost of revenues	1,877,235	3,394,859
Gross profit	2,382,563	2,900,880
General and administrative expenses
Salaries and wages	3,477,776	3,332,645
Selling, general and administrative	8,039,635	13,282,909
Depreciation and amortization	766,578	737,463
Goodwill impairment	1,592,000	—
Total general and administrative	13,875,989	17,353,017
Operating loss	(11,493,426)	(14,452,137)
Other income (expenses)
Interest expense	(1,702,792)	(3,047,358)
Other	—	(163,669)
Total other income (expenses)	(1,702,792)	(3,211,027)
Loss from continuing operations, before income tax	(13,196,218)	(17,663,164)
Income tax benefit (expense)	100,715	(14,827)
Loss from continuing operations	(13,095,503)	(17,677,991)
Income from discontinued operations, net of tax	—	204,127
Loss on sale of discontinued operations, net of tax	—	(2,254,049)
Net loss	(13,095,503)	(19,727,913)
Preferred stock dividends	(323,918)	—
Net loss attributable to common stockholders	(13,419,421)	(19,727,913)
Net loss attributable to noncontrolling interest	(3,405,877)	(3,775,335)
Net loss attributable to MoneyOnMobile, Inc. shareholders	$(10,013,544)	$(15,952,578)
Other comprehensive loss:
Currency translation adjustments, net of tax	404,240	(1,423,659)
Total comprehensive loss	$(13,015,181)	$(21,151,572)
Comprehensive loss attributable to:
Noncontrolling interest	(3,510,171)	(4,166,775)
MoneyOnMobile, Inc. shareholders	(9,505,010)	(16,984,797)
Net loss per share from continuing operations	$(0.24)	$(0.38)
Net loss per share from discontinued operations	$—	$(0.04)
Net loss per share, basic and diluted	$(0.18)	$(0.34)
Weighted average number of shares outstanding, basic and diluted	55,711,288	47,075,920
The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended March 31,
	2017	2016
		(Restated)
OPERATING ACTIVITIES
Net loss	$(13,095,503)	$(19,727,913)
Adjustments to reconcile net loss to cash used in operating activities
Deferred financing cost amortization	—	144,056
Portfolio amortization	—	432,075
Subordinated note discount amortization	740,147	511,131
Depreciation and amortization	766,578	737,463
Loss on sale of assets and other	—	1,104,607
Loss on sale of U.S. Operations	—	2,254,049
Goodwill impairment	1,592,000	—
Stock based compensation	209,734	1,216,146
Equity awards issued for services	1,767,882	3,600,973
Deferred consulting fee amortization	—	242,399
Changes in operating assets and liabilities:
Accounts receivable	—	505,353
Due from distributors	264,310	(4,368,033)
Other assets	910,431	2,757,032
Accrued expenses	967,332	192,445
Accounts payable	(1,019,819)	1,548,274
Accrued liabilities	(733,942)	1,853,577
Advances from distributors	(1,903,680)	3,427,773
Net cash (used in) operating activities	(9,534,530)	(3,568,593)
INVESTING ACTIVITIES
Proceeds from investments	192,850	46,247
Purchases of property and equipment	(74,770)	(89,897)
Acquisition of intangible assets	(255,000)	(601,330)
Net cash (used in) investing activities	(136,920)	(644,980)
FINANCING ACTIVITIES
Payments on notes payable and bank loan	(298,324)	(3,502,528)
Payment on put liability obligation	(1,000,000)	—
Repayment of related party notes payable	(144,583)	—
Payments to acquire noncontrolling interest	(1,107,985)	—
Payments on senior debt	—	(6,600,000)
Reacquisition of common stock	(177,369)	—
Borrowings on senior and subordinate notes	—	2,061,879
Issuance of common stock and warrants	3,697,166	3,628,729
Issuance of preferred stock, Series D for cash	1,542,000	600,000
Issuance of preferred stock, Series E for cash	2,530,000	—
Borrowings on notes payable: sale of U.S. Operations	—	6,675,000
Proceeds from debt	2,974,000	2,198,000
Proceeds from redemption of warrants for common stock	1,757,384	—
Change in restricted cash	—	(51,494)
Contributions made by noncontrolling interest	—	299,960
Net cash provided by financing activities	9,772,289	5,309,546
Foreign currency effect on cash flows	(55,640)	(269,640)
Net change in cash and cash equivalents	45,199	826,333
Cash and cash equivalents at beginning of year	2,119,794	1,293,461
Cash and cash equivalents at end of year	$2,164,993	$2,119,794
Supplemental disclosures (Note 20)
The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the years ended March 31, 2017 and 2016
	Preferred Stock – Series E		Common Stock		Subscribed Stock		Paid-in Capital	Accumulated Deficit	Noncontrolling Interests	Comprehensive Income (Loss)	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, March 31, 2015	—	$—	39,314,015	$39,314	1,533,600	$1,534	$35,982,933	$(24,136,830)	$7,090,698	$(499,383)	$18,478,266
Issuance of common stock for cash	—	—	5,960,419	5,960	—	—	3,622,768	—	—	—	3,628,728
Warrants issued with debt financing	—	—	—	—	—	—	1,944,356	—	—	—	1,944,356
Warrants issued for services	—	—	—	—	—	—	3,256,309	—	—	—	3,256,309
Canceled warrants, net	—	—	—	—	—	—	(1,265,553)	—	—	—	(1,265,553)
Conversion of debt to common stock	—	—	2,001,515	2,001	—	—	1,201,999	—	—	—	1,204,000
Conversion of Series A to common stock	—	—	533,600	534	(533,600)	(534)	—	—	—	—	—
Stock issued for services	—	—	2,878,889	2,879	—	—	1,607,338	—	—	—	1,610,217
Stock-based compensation	—	—	—	—	—	—	1,216,146	—	—	—	1,216,146
Canceled stock	—	—	(40,000)	(40)	(1,000,000)	(1,000)	(601,174)	—	—	—	(602,214)
Embedded derivative reclassification upon conversion	—	—	—	—	—	—	620,603	—	—	—	620,603
Put liability – Noncontrolling interest investment	—	—	—	—	—	—	(3,000,000)	—	—	—	(3,000,000)
Issuance of DPPL shares to Parent	—	—	—	—	—	—	2,121,672	—	(2,135,243)	13,571	—
Issuance of DPPL shares to noncontrolling interests	—	—	—	—	—	—	(234,387)	—	4,599,991	88,506	4,454,110
Net loss	—	—	—	—	—	—	—	(15,952,578)	(3,775,335)	—	(19,727,913)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(391,440)	(1,032,219)	(1,423,659)
Balance, March 31, 2016	—	—	50,648,438	50,648	—	—	46,473,010	(40,089,408)	5,388,671	(1,429,525)	10,393,396
Issuance of common stock for cash	—	—	6,054,800	6,055	107,143	107	3,691,004	—	—	—	3,697,166
Issuance of series E preferred stock for cash	2,530	3	—	—	—	—	2,529,997	—	—	—	2,530,000
Warrants issued with debt financing	—	—	—	—	—	—	32,364	—	—	—	32,364
Warrants issued for services	—	—	—	—	—	—	465,717	—	—	—	465,717
Conversion of debt to common stock	—	—	499,072	499	—	—	348,852	—	—	—	349,351
Conversion of series D preferred to common stock	—	—	1,706,693	1,707	50,000	50	1,052,259	—	—	—	1,054,016
Stock issued for services	—	—	2,507,421	2,507	—	—	1,299,767	—	—	—	1,302,274
Stock-based compensation – options	—	—	—	—	—	—	209,734	—	—	—	209,734
Preferred dividends – series D	—	—	—	—	—	—	(323,918)	—	—	—	(323,918)
Warrants exercised for common stock	—	—	6,314,782	6,315	—	—	1,751,069	—		—	1,757,384
Reacquisition and retirement of common stock	—	—	(3,661,540)	(3,661)	—	—	(4,553,187)	—	—	—	(4,556,848)
Redeemable purchase of noncontrolling interest	—	—	—	—	—	—	(4,453,313)	—	—	—	(4,453,313)
Purchase of subsidiary shares held by NCI	—	—	—	—	—	—	86,936	—	(1,089,498)	66,577	(935,985)
Issuance of DPPL shares to Parent	—	—	—	—	—	—	940,478	—	(923,339)	(17,139)	—
Net loss	—	—	—	—	—	—	—	(10,013,544)	(3,405,877)	—	(13,419,421)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	104,294	299,946	404,240
Balance, March 31, 2017	2,530	$3	64,069,666	$64,070	157,143	$157	$49,550,769	$(50,102,952)	$74,251	$(1,080,141)	$(1,493,843)

The accompanying notes are an integral part of these consolidated financial statements.

MONEYONMOBILE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1 — BASIS OF PRESENTATION
In these consolidated financial statements, references to “MoneyOnMobile,” “Company,” “we,” “us,” and “our” collectively refers to MoneyOnMobile, Inc., and its majority-owned Indian enterprise, which includes Digital Payment Processing Limited (“DPPL”), My Mobile Payments Limited (“MMPL”), SVR Retail Pvt. Ltd (“SVR”) and Payblox Technologies (India) Private Limited (“Payblox”). All inter-company accounts and transactions have been eliminated in the accompanying consolidated financial statements. The Company operates one distinct business unit, which is located in India.
MoneyOnMobile offers electronic wallet services in India. MoneyOnMobile customers use our payments system to pay for goods and services and sending or receiving money using mobile phone text messages, smart phone or internet. Consumers are often required to prepay for certain utilities, such as mobile phone services. Because bank accounts and credit cards are only used by a small portion of the Indian population, consumers typically prepay for these utilities with cash, either directly to utility providers or through distributors. MoneyOnMobile acts as an intermediary between a) the utility provider and distributors, b) distributors and consumers, and c) consumer and other parties.
As an intermediary between the utility provider and distributors, MoneyOnMobile purchases utility units, such as mobile phone minutes, at wholesale rates and resells these units to distributors. MoneyOnMobile maintains an inventory of these utility units held for resell. As an intermediate between distributors and consumers, distributors use our electronic wallet technology to a) allow consumers to purchase utility units from the distributor by mobile phone text message and b) allow distributors to send a text message confirmation back to the consumer. MoneyOnMobile earns a transaction fee for these services, paid by the consumer. Once a consumer has established a MoneyOnMobile electronic wallet account, consumers can use our technology to facilitate non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers and utilities and other MoneyOnMobile consumers. We also earns a transaction fee for these services, paid by the consumer.
In March 2012, the Company began acquiring common stock of Digital Payments Processing Limited (“DPPL”). During 2012, DPPL entered into an exclusive services agreement with My Mobile Payments Limited (“MMPL”), an entity that shares common ownership with DPPL. DPPL maintains a services agreement with My Mobile Payments Limited (“MMPL”) to deliver payment processing services in India. Both companies are organized under the laws of India and headquartered in Mumbai, India.
Payblox Technologies (India) Private Limited (“Payblox”), a wholly owned subsidiary of MMPL, organized in October 2010 under the laws of India and headquartered in Mumbai, India, provides certain back office and support services on behalf of MMPL to MoneyOnMobile customers. Collectively, DPPL, MMPL, and Payblox Technology (India) Private Limited (“Payblox”), operate the MoneyOnMobile enterprise. MoneyOnMobile is operated locally by a management team based in Mumbai, India, with corporate oversight provided by the executive management based in Dallas, Texas. MMPL currently has a license from the Reserve Bank of India to operate a payments system. Renewal of the license is required in October 2018, and MMPL intends to seek renewal and has no reason to believe it will not receive such renewal.
In January 2014, the Company acquired a majority of the common stock of DPPL, obtaining control of DPPL and, through DPPL’s services agreement, obtaining control of MMPL and Payblox. As such, MMPL has been consolidated as a Variable Interest Entity, in the Company’s accompanying financial statements. Prior to obtaining control in January 2014, investments in DPPL and MMPL were accounted for as equity method investments. On March 31, 2015, MMPL and DPPL executed a business purchase agreement, whereby DPPL purchased all the assets of MMPL. The impact of this business combination has been eliminated upon consolidation, as the Company maintained financial control of both entities since January 2014. In July 2016, the Company acquired the outstanding assets and liabilities of SVR, a non-operating Indian registered entity.

Preparation of Financial Statements
The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported and disclosed in our financial statements. We base our estimates on historical experience and on various other assumptions we believe are reasonable under the circumstances, the results of which form the basis for our conclusions. Actual results may differ from the estimates used in preparing our consolidated financial statements. Significant estimates include revenue recognition, valuation of financial instruments, goodwill, fair value measurements and business combinations.
We consolidate entities over which we have control, as typically evidenced by a voting control of greater than 50% or for which we are the primary beneficiary, whereby we have the power to direct the most significant activities and the obligation to absorb significant losses or receive significant benefits from the entity. We separately present our noncontrolling interests in the consolidated financial statements. For affiliates we do not control but where significant influence over financial and operating policies exists, as typically evidenced by a voting control of 20% to 50%, the investment is accounted for using the equity method. In addition, the assets, liabilities, and results of operations of all variable interest entities for which we have determined we are the primary beneficiary are included in our consolidated financial statements from the date such determination is made. All significant inter-company investments, accounts, and transactions have been eliminated.
Going Concern
The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company had a net loss of  $(13,095,503) and $(19,727,913) for the years ended March 31, 2017 and 2016, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.
The Company is continuing with its plan to grow and expand its mobile payment and ATM processing operations in India. Management believes that its operating strategy will provide the opportunity for the Company to continue as a going concern as long as it continues to obtain sufficient external financing; however, there is no assurance this will occur. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
Reclassifications
Certain previously reported amounts have been reclassified to conform to the current presentation.
Sale of U.S. Operations
Effective November 30, 2015, the Company divested its U.S. Operations, excluding executive headquarters. There is no continuing cash inflows or outflows from or to the discontinued operations. In consideration for the acquired assets, the buyer assumed certain of the Company’s liabilities, including an aggregate of  $8.3 million of notes payable and certain of the Sellers’ outstanding contractual obligations. See Note 19: Sale of U.S. Operations for additional information.
2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Fair Value Measurements
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company believes the carrying values of cash and equivalents, accounts receivable, other current assets, accounts payable, accrued expenses, and interest payable approximate their fair values. Additionally, the Company believes the carrying value of its senior notes, subordinated notes, and note payable approximate the estimated fair value for debt with similar terms, interest rates, and remaining maturities currently available to companies with similar credit ratings.

The estimated fair value of our common stock issued in share-based payments is measured by the more relevant of: (i) the prices received in private placement sales of our stock or; (ii) its publicly-quoted market price. We estimate the fair value of warrants, other than those included in common stock unit purchases, and stock options when issued or vested using the Black-Scholes option-pricing model which requires the input of highly subjective assumptions. Recognition in shareholders’ equity and expense of the fair value of stock options awarded to employees is on the straight-line basis over the requisite service period and, for grants to non-employees, when the options vest. The fair value of exercisable warrants on the date of issuance issued in connection with debt financing transactions or for services are deferred and expensed over the term of the debt or as services are performed.
Convertible Instruments
Certain debt instrument require us to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. This criteria includes (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Debt discounts under these arrangements are amortized over the term of the related debt to their date of redemption.
Derivative Financial Instruments
We classify as equity any contracts that (i) require physical settlement or net-share settlement or (ii) provide a choice of net-cash settlement or settlement in our own shares providing that such contracts are indexed to our common stock. We classify as assets or liabilities any contracts that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control) or (ii) gives the counter party a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement). We assesses classification of its common stock purchase warrants and other free standing derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required.
Our free standing derivatives consist of embedded conversion options with a convertible note. The Company evaluated these derivatives to assess their proper classification in the consolidated balance sheets using the applicable classification criteria enumerated under ASC 815-Derivatives and Hedging. The Company determined that certain embedded conversion features do not contain fixed settlement provisions. As a result, we were required to record the conversion option associated with the debt as an embedded derivative. We previously recorded this liability as a derivative liability within current liabilities in our historical consolidated balance sheet. Changes in the value of this derivative liability has been marked-to-market at the end of each reporting period and recorded as Other income (expense) in our consolidated statements of operations and comprehensive loss. As of March 31, 2017 and 2016, we did not have any outstanding convertible instruments that would be classified as a derivative.
Foreign Currency Translation
The functional currency of MoneyOnMobile, consisting of DPPL, SVR and the variable interest entities MMPL and Payblox, is the Indian Rupee. MoneyOnMobile assets and liabilities are translated into U.S. dollars at the exchange rates in effect at each consolidated balance sheet date. Revenues and expenses are translated at quarterly average exchange rates and resulting translation gains or losses are accumulated in other comprehensive loss as a separate component within the accompanying statements of shareholders’ equity. Additionally, cumulative translation adjustments recorded in other comprehensive income are reclassified to noncontrolling interest proportionally based on the weighted average percentage ownership interest held by the noncontrolling interest.

Cash and Equivalents
We consider cash, deposits, and short-term investments with original maturities of three months or less as cash and equivalents. Our deposits at financial institutions at times exceed amounts covered by U.S. Federal Deposit Insurance Corporation insurance.
Due from Distributors
Amounts represent purchases made by consumers for which payment was made to an agent. As of March 31, 2017 and 2016, there were three and one distributors, which comprised 77% and 92%, respectively.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization, using the straight-line method based on estimated useful lives of three to five years. The building purchased in India has an estimated useful life of 39 years. Repairs and maintenance are charged to expense as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the consolidated statements of operations and comprehensive loss.
Equity Investment
Under the equity method of accounting, the Company records its proportionate share of the net earnings or losses and a corresponding increase or decrease to the investment balance. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. No impairments were recorded during years ended March 31, 2017 or 2016.
Deferred Financing Costs
The Company capitalizes third-party costs paid to obtain its debt financing. Capitalized costs are then amortized using a straight-line basis over the related debt term into interest expense.
Business Combinations
We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired customer lists, acquired technology, and trade names from a market participant perspective, useful lives and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Goodwill
Goodwill consists of the cost of our acquired businesses in excess of the fair value of the identifiable net assets acquired and is allocated to reporting units based on the relative fair value of the future benefit of the purchased operations to our existing business units as well as the acquired business unit. The Company has elected to early adopt Accounting Standards Update No: 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment.

We perform an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the fair value of a reporting unit in which goodwill resides is less than its carrying value. We have elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of our single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the goodwill impairment.
Qualitative factors considered in this assessment include industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. If we determine that it is more likely than not that its fair value is less than its carrying amount, then the goodwill impairment test is performed. To calculate any potential impairment, we compares the fair value of the reporting unit with its carrying amount. Any excess of the goodwill carrying amount over its fair value is recognized as an impairment loss, and the carrying value of goodwill is written down.
In our annual impairment assessment for the year ended March 31, 2017 resulted in an impairment loss of  $(1,592,000). A significant factor in the impairment loss was related to our decline in revenue for the fiscal year ended March 31, 2017. A weighted average approach using multiple valuation methods on a financial controlling basis was created. It comprised of a 52.5% weight to the market approach (5% precedent transactions (subject company), 47.5% precedent transactions (comparable company), 47.5% guideline public company and a 0% weight to the income approach (discounted cash flow). Current market, industry and macro-economic conditions were utilized to assist to develop the fair value measurements.
Our annual impairment assessment for the year ended March 31, 2016, we determined it was more likely than not that the fair value of this reporting unit exceeded its carrying value. After reviewing the results of multiple valuation models, a weighted average approach on a financial controlling basis was considered most appropriate comprised of an 80% weight to the market approach (40% precedent transactions (subject company), 15% precedent transactions (comparable company) and 25% guideline public company) and a 20% weight to the income approach (20% discounted cash flow). Additionally, other information such as current market, industry and macro-economic conditions were utilized to assist to develop these fair value measurements. As a result, we concluded that goodwill was not impaired for the year ended March 31, 2016.
Intangible Assets
Intangible assets consist of software (excluding computer software), customer lists, trademarks, distributor contracts and domain names acquired through business combinations, or consists of software developed or obtained for internal use, as well as software intended for resale. Costs to develop internal use computer software during the application development stage are capitalized on a per project basis and are amortized on a straight line basis over its useful life. Capitalized costs for internally developed software during the years ended March 31, 2017 and 2016 totaled $252,110 and $530,015, respectively.
Costs for software developed for resale are expensed as incurred until technological feasibility is established, capitalized once technological feasibility occurs, including costs for coding and testing, and expensed once the software is available for release to customers. Capitalized costs for software available for sale are amortized over the greater of the amounts computed for the (1) expected revenue to total anticipated revenue or (2) straight line basis over its estimated useful life. Capitalized costs for software developed for resale during the years ended March 31, 2017 and 2016 totaled $0 for both periods.
The weighted average amortization period is five years for customer lists, acquisition costs and trademarks, five years for internal use software, three years for software developed for resale and domain names are not amortized. Capitalized finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Indefinite-lived assets are not amortized, but reviewed at least annually for potential impairment.
Impairment of Long-Lived Assets
In addition to the annual goodwill impairment test, long-lived assets, including property and equipment and other intangible assets, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. In addition to the recoverability assessment, we review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life. There were no adjustments to the carrying value or useful lives of long-lived assets (other than goodwill) during the years ended March 31, 2017 or 2016.
Revenue Recognition
The Company recognizes revenue when (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been performed; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. The Company has three primary revenue streams: residual portfolios, merchant payment processing fees, and MoneyOnMobile transactions.
The following revenue recognition policies define the manner in which the Company accounts for sales transactions:
A significant portion of revenue is attributable to Merchant Services, including Mobile Recharge and Direct-to-Home. In these transactions, revenue from purchased utility units is recognized on a net basis, as the Company is acting in an agent capacity. MoneyOnMobile does not change the product or perform part of the service, has minimal discretion in supplier selection, has minimal latitude in establishing prices and possesses no credit risk.
Other services offered are Consumer Services, including bill payment and money transfer. For bill payment transactions, we act as an agent with consumers. Distributors use our electronic wallet technology to allow consumers to pay utility bills by mobile phone text message and smart phone. We earn a fixed transaction fee for these services. For our money transfer services, once a consumer has established a MoneyOnMobile electronic wallet account, consumers can use our technology to facilitate non-distributor-related transactions with other parties that have MoneyOnMobile accounts, including other retailers and utilities and other consumers. We also earn a fixed transaction fee for these services.
Distributors often keep a prepaid balance with MoneyOnMobile to facilitate transactions. Prepaid balances are deferred until utility units are delivered. As of March 31, 2017 and 2016, advances from distributors was $2,108,645 and $4,013,509, respectively.
Revenue from the above services and transaction fees are recognized on a net basis, as the Company is not the primary obligor, does not establish prices and does not maintain inventory or credit risk.
Income Taxes
Deferred income taxes are recognized for the future income tax effects of differences in the carrying amounts of assets and liabilities for financial reporting and income tax return purposes, including undistributed foreign earnings and losses, using enacted tax laws and rates. A valuation allowance is recognized if it is more likely than not that some or all of a deferred tax asset may not be realized. Tax liabilities, together with interest and applicable penalties included in the income tax provision, are recognized for the benefits, if any, of uncertain tax positions in the financial statements which, more likely than not, may not be realized.
Advertising
Advertising costs are expensed as incurred. During the years ended March 31, 2017 and 2016, advertising expense was $1,917,969 and $1,485,467, respectively.
Operating Lease Expense
Rental expense, consisting primarily of office rent for our Corporate office in Dallas, Texas and satellite offices in India, totaled $334,119 and $340,119 during the years ended March 31, 2017 and 2016, respectively.

Recent Accounting Pronouncements
In May 2014, the FASB issued guidance that supersedes revenue recognition requirements regarding contracts with customers to transfer goods or services or for the transfer of non-financial assets. Under the new guidance, entities are required to recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides a five-step analysis to be performed on transactions to determine when and how revenue is recognized. The guidance permits two transition methods of adoption 1) the full retrospective method, in which case the standard would be applied to all reporting periods presented, or 2) the modified retrospective method, with a cumulative-effect adjustment as of the date of adoption. In July 2015, the FASB decided to approve a one-year deferral of the effective date as well as providing an option to early adopt the standard on the original effective date. This new guidance is effective for fiscal years and interim periods within those annual years beginning after December 15, 2017. The Company will adopt this guidance in its fiscal year beginning April 1, 2018. The Company is currently evaluating the impact of the adoption of ASU No. 2014-09 on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”). This new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on the consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Compensation  —  Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). This ASU makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation, and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. The standard is effective for interim and annual reporting periods beginning after December 15, 2016, with early adoption permitted. The Company adopted this guidance on April 1, 2017 and does not expect such adoption to have a material impact on its consolidated financial statements and related disclosures for fiscal year 2018.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments  —  Overall (Topic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (“ASU 2016-01”). ASU 2016-01 addresses certain aspects of recognition, measurement, presentation and disclosures of financial instruments including the requirement to measure certain equity investments at fair value with changes in fair value recognized in net income. ASU 2016-01 will become effective for the Company beginning April 1, 2018. The Company is currently evaluating the guidance to determine the potential impact on its consolidated financial statements.
In January 2017, the FASB issued guidance that clarifies the definition of a business. The new guidance assists a company when evaluating whether transactions should be accounted for as acquisitions (disposals) of assets or businesses. The provisions of the guidance require that if the fair value of the gross assets acquired (or disposed of) is substantially concentrated in a single identifiable asset or a group of similar identifiable assets, then it is not a business. The provisions of the guidance are effective for annual years beginning after December 15, 2017, including interim periods, with early adoption permitted. The Company plans to adopt this guidance in its fiscal year beginning April 1, 2018. These provisions of the guidance are to be applied prospectively. The adoption of this standard is not anticipated to have a material impact on the consolidated financial statements.
There are other various accounting updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

3 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
Consolidated Statement of Cash Flows
The Company incorrectly presented the certain line items within the Statement of Cash Flows for the fiscal year-ended March 31, 2016. The Company has corrected these errors in this Form 10-K filing. The correction of these errors had no effect on reported net loss, balance sheet or statement of shareholders’ equity.
The following condensed table presents the effect of the correction discussed above on selected line items of our previously reported consolidated statement of cash flows for the year ended March 31, 2016.
Operating Activities	As Reported	Adjustments	Restated
Net (loss)	$(19,727,913)	$—	$(19,727,913)
Deferred financing cost amortization	324,144	(180,088)	144,056
Deferred consulting fee amortization	3,194,949	(2,952,550)	242,399
Equity awards issued for services	4,866,526	(1,265,553)	3,600,973
Other adjustments	6,255,471	—	6,255,471
Changes in operating assets and liabilities	5,916,421	—	5,916,421
Net cash provided by (used in) operating activities	829,598	(4,398,191)	(3,568,593)
Investing Activities
Net cash (used in) investing activities	(644,980)	—	(644,980)
Financing Activities
Payments on notes payable and bank loan	(7,834,541)	4,332,013	(3,502,528)
Borrowings on senior and sub notes	3,395,038	(1,333,159)	2,061,879
Issuance of common stock and warrants	2,229,392	1,399,337	3,628,729
Other proceeds and borrowing	3,121,466	—	3,121,466
Net cash provided by financing activities	911,355	4,398,191	5,309,546
Foreign currency effect on cash flows	(269,640)	—	(269,640)
Net change in cash and cash equivalents	826,333	—	826,333
Cash and cash equivalents at beginning of year	1,293,461	—	1,293,461
Cash and cash equivalents at end of year	$2,119,794	$—	$2,119,794

4 — OTHER CURRENT ASSETS
At March 31, 2017 and 2016, other current assets consisted of the following:
	2017	2016
Foreign service tax recoverable	$578,187	$577,751
Advance payments to vendors	266,133	166,779
Prepaid insurance and other	81,648	75,214
Total	$925,968	$819,744

5 — PROPERTY AND EQUIPMENT
At March 31, 2017 and 2016, property and equipment consisted of:
	2017	2016
Building	$3,744,261	$3,626,116
Equipment	274,994	284,872
Furniture and fixtures	18,986	56,889
Subtotal	4,038,241	3,967,877
Less accumulated depreciation	(554,721)	(459,042)
Property and equipment, net	$3,483,520	$3,508,835

For the years ended March 31, 2017 and 2016, depreciation expense was $95,679 and $210,354, respectively.
6 — VARIABLE INTEREST ENTITIES
A VIE is an entity that is evaluated for consolidation using more than a simple analysis of voting control. We consolidate our VIEs where we determine that we have both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or receive benefits from the VIE.
My Mobile Payments Limited
We did not hold a majority ownership interest in MMPL at either March 31, 2017 or 2016. Therefore, our determination of whether to consolidate is based upon the power to direct the activities that significantly impact the economic success of these entities. We are the primary beneficiary of MMPL as we are deemed to have a controlling financial interest due to having both a) the power to direct activities that most significantly impact its financial performance and b) the obligation to absorb losses that potentially could be significant. Our analysis includes consideration of the following factors which highlights our ability to control and direct significant influence over financial performance and overall investment strategy:
i)
shared Board of Directors with DPPL; and

ii)
inter-dependent operations with DPPL (i.e. MMPL is not a sustainable business without DPPL); and

iii)
MMPL relies exclusively on DPPL to fund its operations.

Contractual terms that may change the powers held in future periods, such as a purchase or sale options, are not considered in our analysis. Based on our analysis, we believe that we hold the power and rights to direct the most significant activities of MMPL and as a result the financial results of MMPL from the acquisition date of January 6, 2014 have been consolidated in the accompanying consolidated financial statements. During the year ending March 31, 2015, the Company invested $4,906,760 to acquire 8.17% of MMPL. This investment was necessary to support local management in executing its growth plans. No direct investment was made by the Company to MMPL during the year ending March 31, 2017 or 2016.
During March 2017, the Company reached a settlement agreement with the co-founder of DPPL and MMPL. The Company agreed to purchase all DPPL and MMPL shares held by the co-founder and his business associates. During March 2017, the Company paid $487,727 to the co-founder to acquire 400,000 shares of MMPL and 48,135 shares of DPPL, and are being held in escrow until all the payments have been made. See note 11: Mandatory Redeemable Financial Instruments for detail of payment schedule for the Company’s purchase of the remaining shares held by the co-founder at March 31, 2017.
Net loss and comprehensive loss are attributed to controlling and noncontrolling interests. We elected to utilize a weighted average value calculation based on relative ownership interest of DPPL for the year ended March 31, 2017 and 2016. As of March 31, 2017 and 2016, the allocation of MoneyOnMobile to our controlling interest was 74.2% and 71.9%, respectively. During the year ended March 31, 2017 and 2016, the Company invested $1,107,985 and $0, respectively, to acquire shares of DPPL and MMPL from Noncontrolling interest.

The following table presents the Net Loss of Subsidiaries Attributable to MoneyOnMobile and Transfers (to) from Noncontrolling Interests during the Fiscal Year Ended March 31, 2017:
Net loss attributable to MoneyOnMobile shareholders fiscal year ended March 31, 2017	$(10,013,544)
Transfers (to) from the noncontrolling interest
Decrease in paid-in capital for new issuance of DPPL common shares to MoneyOnMobile, Inc.	(923,339)
Decrease in paid-in capital for purchase of DPPL and MMPL common shares from Noncontrolling interests	(1,089,498)
Net Transfers (to) from noncontrolling interest	(2,012,837)
Change from net loss attributable to MoneyOnMobile shareholders and transfers (to) from noncontrolling interests for fiscal year ended March 31, 2017	$(12,026,381)

The following table presents the Net Loss of Subsidiaries Attributable to MoneyOnMobile and Transfers (to) from Noncontrolling Interests during the Fiscal Year Ended March 31, 2016:
Net loss attributable to MoneyOnMobile shareholders fiscal year ended March 31, 2016	$(15,952,578)
Transfers (to) from the noncontrolling interest
Decrease in paid-in capital for new issuance of DPPL common shares to MoneyOnMobile, Inc.	(2,135,243)
Increase in paid-in capital for sale of DPPL common shares to Noncontrolling interest	4,599,991
Net Transfers (to) from noncontrolling interest	2,464,748
Change from net loss attributable to MoneyOnMobile shareholders and transfers (to) from noncontrolling interests for fiscal year ended March 31, 2016	$(13,487,830)

7 — INVESTMENTS
Happy Cellular Services Limited
As part of our acquisition of the MoneyOnMobile Indian enterprise in January 2014, we acquired a 40% equity interest in Happy Cellular Services Limited (“Happy Cellular”). Happy Cellular is a mobile talk time reseller based in India. During January 2017, Company reached a settlement with Sushil Poddar, Chairman of the Happy Group. As part of the settlement the Company agreed to sell its entire equity investment in Happy Cellular to Mr. Poddar at its cost basis. As of March 31, 2017 and 2016, our equity investment balance was $0 and $190,172, respectively.
GreedyGame Media Pvt. Limited
During the year ended March 31, 2016, MMPL purchased shares of GreedyGame Media Pvt. Limited (“GreedyGame”). GreedyGame is a mobile marketing company based in India. No dividends were received during fiscal year ended March 31, 2017 or 2016. Our investment balance at March 31, 2017 and 2016 was $18,548 and $18,153, respectively. This investment is recorded within other non-current assets in the consolidated balance sheet.
8  —  GOODWILL
The following table is a reconciliation of the carrying amount of goodwill:
Carrying value at March 31, 2015	$14,633,237
Net foreign exchange movement	(823,120)
Carrying value at March 31, 2016	$13,810,117
Impairment loss	(1,592,000)
Net foreign exchange movement	290,674
Carrying value at March 31, 2017	$12,508,791

9 — OTHER INTANGIBLE ASSETS, NET
At March 31, 2017 and 2016, other intangible assets subject to amortization consisted of the following:
	2017	2016
Customer lists	$1,204,724	$1,185,702
Software development costs	1,582,327	1,180,910
Trademarks	30,160	29,518
Contracts	86,229	240,285
	2,903,440	2,636,415
Less accumulated amortization	(2,003,065)	(1,311,097)
Total	$900,375	$1,325,318

For the years ended March 31, 2017 and 2016, the weighted average amortization period is approximately 5 years. For the years ended March 31, 2017 and 2016, amortization expense was $662,149 and $496,730, respectively.
Our future amortization expense relating to other intangible assets subject to amortization:
Year ending March 31, 2018	$428,617
Year ending March 31, 2019	366,918
Year ending March 31, 2020	52,420
Year ending March 31, 2021	52,420
Total	$900,375

At March 31, 2017 and 2016, other intangible assets not subject to amortization consisted of the following:
	2017	2016
License	$2,430,686	$2,379,007
Trade name	945,877	925,767
Domain names	10,000	10,000
Total	$3,386,563	$3,314,774

The License held from the Reserve Bank of India meets the criteria to be classified as an indefinite life intangible as there are no legal, regulatory, contractual, competitive, economic, or other factors that limit its useful life. It does require renewal, which Management will continuously pursue.
10 — ACCRUED LIABILITIES
At March 31, 2017 and 2016, accrued liabilities consisted of the following:
	2017	2016
Interest payable	$930,997	$477,456
Wages and benefits	332,980	413,087
Foreign statutory fees	205,726	482,360
Bank overdraft	154,333	34,622
Legal costs	—	215,000
Vendor payments	965,034	1,597,717
Total	$2,589,070	$3,220,242

11 — MANDATORY REDEEMABLE FINANCIAL INSTRUMENTS
During March 2017, the Company reached a settlement agreement with the co-founder of DPPL and MMPL. The Company agreed to purchase all DPPL and MMPL shares held by the co-founder and his business associates. The fair value of the forward contract at inception totaled $4,941,040. During the year ended March 31, 2017, the Company paid $487,727 and the remaining liability at March 31, 2017 totaled $4,596,822. These shares are being held in escrow until all the payments have been made.
The following table provides a reconciliation of the remaining liability at March 31, 2017 to the amounts recorded in the consolidated balance sheet:
Total mandatory redeemable financial instruments	$4,596,822
Fair value discount	(143,509)
Total mandatory redeemable financial instruments, net	4,453,313
Less mandatory redeemable financial instruments – current portion	(3,010,254)
Mandatory redeemable financial instruments – long term portion	$1,443,059

Purchase commitment schedule for the Company acquiring the following shares:
	MMPL	DPPL	Total
For the quarter ended June 30, 2017	$38,236	$477,254	$515,490
For the quarter ended September 30, 2017	982,838	278,665	1,261,503
For the quarter ended December 31, 2017	669,524	256,244	925,768
For the quarter ended March 31, 2018	—	307,493	307,493
For the quarter ended June 30, 2018	—	307,493	307,493
For the quarter ended September 30, 2018	—	307,493	307,493
For the quarter ended December 31, 2018	—	307,493	307,493
For the quarter ended March 31, 2019	—	307,493	307,493
For the squarter ended June 30, 2019	—	307,493	307,493
For the quarter ended September 30, 2019	—	49,103	49,103
Remaining share purchase commitment at March 31, 2017	$1,690,598	$2,906,224	$4,596,822

12 — DEBT
As of March 31, 2017 and 2016, long term debt consisted of the following:
	2017	2016
Convertible subordinated notes payable	$2,900,000	$3,200,000
Notes payable and promissory notes	4,066,595	2,008,159
Building mortgage	2,040,802	2,067,588
Unsecured credit facility	2,974,000	—
Total	11,981,397	7,275,747
Less: debt discount	(502,407)	(1,212,580)
	11,478,990	6,063,167
Less: current portion	(9,508,025)	(895,609)
Long term debt	$1,970,965	$5,167,558

Convertible Subordinated Notes Payable
The Company’s subordinated debt has been issued pursuant to a $3 million Subordinated Debt Offering and a separate $2 million Subordinated Debt Offering. Each offering is exempt from registration under Rule 506 of Regulation D of the Securities and Exchange Commission (“SEC”), as described in the Current Reports on Form 8-K filed on January 6, 2011 and August 10, 2012. The notes are secured by a first lien on substantially all of the Company’s assets. The notes bear interest at a rate of 12% annually paid monthly in arrears.

In March 2016, the Company extended the maturity date on its remaining subordinated notes from December 31, 2016 to December 31, 2017. As part of this agreement, the Company issued to debt holders 3,200,000 warrants, which possessed an aggregate fair value of  $1,267,817 at issuance using the Black-Scholes valuation model. 1,000,000 of these warrants were subsequently canceled prior to year-end and reissued with an extended maturity date. See note 17: Related Parties for additional details.
For the years ended March 31, 2017 and 2016, $300,000 and $1,000,000, respectively, of subordinated notes principal and relating accrued interest were converted into 499,072 and 1,683,334, respectively, of common shares.
For the years ended March 31, 2017 and 2016, amortized debt discount included in interest expense totaled $740,147 and $511,131, respectively. During the years ended March 31, 2017 and 2016, the Company made principal payments of  $0 and $600,000, respectively.
Convertible Promissory Note
In September 2015, the Company entered into a Loan and Security Agreement with Hall Phoenix/Inwood, Ltd., a Texas limited partnership (“Hall”), whereby the Company received $2,000,000, and issued a convertible promissory note (the “Hall Note”) secured by all the assets of the Company and accrues interest at an annual rate of 10% and a maturity date of September 16, 2016. In December 2015, the Company sold to Hall, 450,379 shares in its majority-owned subsidiary DPPL. As consideration, the Hall Note was considered repaid in full.
Notes Payable and Promissory Notes
In October 2015, the Company received $6,000,000 from various investors as part of a debt subscription agreement, which was specific to facilitating the sale of the Company’s U.S. Operations in November 2015. As part of this sale, these notes were assumed by the buyer. Additionally, notes totaling $59,434 were issued by the Company to note holders to account for the interest that was incurred by the Company while the funds were in escrow and have a maturity date of December 31, 2017. These notes were not assumed by the buyer.
In April 2016, and in connection with the Company’s settlement agreement with the buyer, the Company issued two promissory notes, First, $727,285, of which $720,084 was the note balance included in the Asset Purchase Agreement, with the remaining balance as subsequent interest incurred. This note possessed an interest rate of 12% per annum payable monthly, matures on December 31, 2017. Second, the Company issued the buyer a $675,000 note in exchange for the buyer waiving any claims for breach of the Purchase Agreement between the buyer and the Company. The Company escrowed 2,000,000 shares of its common stock as a guarantee of repayment. Lastly, the Company issued three notes totaling $546,440, which represented the remaining outstanding debt of the U.S. Operations that was not included as part of the sale of U.S. Operations at March 31, 2016. These loans have a maturity date of December 31, 2017.
In December 2016, the Company extended the maturity date on its remaining subordinated notes relating to CRA debt from December 31, 2016 to December 31, 2017. As part of this agreement, the Company issued to debt holders 57,909 warrants, which possessed an aggregate fair value of  $31,389 at issuance using the Black-Scholes valuation model.
In June 2015, MMPL obtained a $60,000 loan from Bajaj Finserv with an interest rate of 19% per annum payable monthly with a maturity date in May 2018. During December 2016, MMPL obtained an additional $30,000 from Bajaj Finserv.
In March 2017, the Company executed a $2,000,000 promissory note to HALL MOM, LLC., a Texas limited liability company (“HALL MOM”). This note possesses an interest rate of 10% per annum payable monthly from March through May 2017, and 15% annum thereafter. The maturity date is December 31, 2017. Principal payments are due each month at a minimum of  $50,000 beginning April 1, 2017. This promissory note represented the Company’s obligation, which was previously classified as a Put Liability from March 2016 through December 2017. See note 18: Commitments and contingencies for more information.

Building Mortgage
In May 2014, MMPL obtained a $2,254,500 loan with Union Bank of India to purchase an office building to be used as its headquarters. The loan was interest only for the first six months at the rate of 16% per annum. Thereafter, the interest rate is 15% per annum, and principal and interest payments are to be made in 26 equal quarterly payments. The loan matures in May 2021 and is collateralized by the building. During the quarter ended June 30, 2015, MMPL refinanced its office building loan by paying off its loan with the Union Bank of India, and replacing it with a $2,198,000 loan with Standard Chartered. The new loan is at a variable interest of 11.10% per annum with principal and interest payments to be made in 180 equal monthly payments.
Unsecured Credit Facility
In December 2016, MMPL entered into a Loan Agreement with YES BANK Limited, which provided MMPL an unsecured credit facility totaling approximately $1.5 million. As part of the agreement, a MoneyOnMobile, Inc. shareholder provided the lender with a $2.0 million standby letter-of-credit to the lender as collateral. Borrowings under the Credit Facility are at a variable rate based on 2.1% over a base rate, which is currently equal to 9.5%. The resulting aggregate interest rate on the Credit Facility totals 11.6% and matures in December 2017.
In March 2017, MMPL amended its December 2016 loan agreement with YES BANK Limited, which extended the unsecured credit facility from $1.5 million to $3.0 million. As part of the amendment, a MoneyOnMobile, Inc. shareholder provided the lender with an additional $2.0 million standby letter-of-credit to the lender as collateral. No other terms of the original Loan Agreement were changed. The unused line of credit at March 31, 2017 was approximately $26,000.
Future principal payments due under the Company’s debt, excluding debt discounts of  $(502,407), for the fiscal years ending March 31:
	2018	2019	2020	2021	2022	Thereafter	Total
Convertible subordinated notes payable	$2,900,000	$—	$—	$—	$—	$—	$2,900,000
Notes payable and promissory notes	4,066,595	—	—	—	—	—	4,066,595
Building mortgage	69,837	77,995	87,107	97,283	108,648	1,599,932	2,040,802
Unsecured line of credit	2,974,000	—	—	—	—	—	2,974,000
	$10,010,432	$77,995	$87,107	$97,283	$108,648	$1,599,932	$11,981,397

13 — FAIR VALUE OF FINANCIAL INSTRUMENTS
We measure the fair value of financial assets and liabilities based on the guidance of ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
ASC 820 describes three levels of inputs that may be used to measure fair value:
Level 1 —  quoted prices in active markets for identical assets or liabilities
Level 2 —  quoted prices for similar assets and liabilities in active markets or inputs that are observable
Level 3 —  inputs that are unobservable based on an entity’s own assumptions, as there is little, if any, related market activity (for example, cash flow modeling inputs based on assumptions)
There were no financial liabilities as of March 31, 2017 and 2016 measured at fair value on a recurring basis.

In September 2015, the Company determined that a certain conversion option related to a convertible note did not have fixed settlement provisions and was deemed to be a derivative financial instrument, since the exercise price was subject to adjustment based on certain changes in market price of the Company’s common stock. Accordingly, the Company was required to record such conversion option as a liability and mark such derivative to fair value each reporting period. Such instrument was classified within Level 3 of the valuation hierarchy. However, the note was exchanged prior to March 31, 2016.
The fair value of the conversion option was calculated using a binomial lattice formula with the following weighted average assumptions during the nine months ended December 31, 2015. The financial instrument was exchanged on December 30, 2015 and was created on September 17, 2015:
	December 31, 2015	September 17, 2015
Common Stock Closing Price	$0.55	$0.54
Conversion Price per Share	$0.53	$0.45
Conversion Shares	3,789,233	4,444,306
Call Option Value	$0.25	$0.25
Dividend Yield	—	—
Volatility	103.21%	103.24%
Risk-free Interest Rate	0.33%	0.39%
Term (years)	1 year	1 year
The risk-free interest rate is the United States Treasury rate on the measurement date having a term equal to the remaining contractual life of the instrument. The volatility is a measure of the amount by which the Company’s share price has fluctuated or is expected to fluctuate. The dividend yield is 0% as the Company has not made any dividend payment and has no plans to pay dividends in the foreseeable future.
Level 3 liabilities are valued using unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the derivative liabilities. For fair value measurements categorized within Level 3 of the fair value hierarchy, the Company’s Chief Financial Officer, who reports to the Chief Executive Officer, determine its valuation policies and procedures.
The development and determination of the unobservable inputs for Level 3 fair value measurements and fair value calculations are the responsibility of management.
Level 3 financial liabilities consist of the derivative liabilities for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
Significant observable and unobservable inputs include stock price, exercise price, annual risk free rate, term, and expected volatility, and are classified within Level 3 of the valuation hierarchy. An increase or decrease in volatility or interest free rate, in isolation, can significantly increase or decrease the fair value of the derivative liabilities. Changes in the values of the derivative liabilities are recorded as a component of other income (expense) on the Company’s consolidated statements of operations.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis using significant unobservable input for the year ended March 31, 2017 and 2016:
April 1, 2015	$—
Aggregate amount of derivative instruments issued	1,097,635
Change in fair value of derivative liabilities	(477,032)
Reclassification into Equity	(620,603)
March 31, 2016	—
March 31, 2017	$—

The Company’s assets measured at fair value on a non-recurring basis are summarized in the following tables by fair value measurement Level:
	Level 1	Level 2	Level 3	Total
Equity Investments as of March 31, 2016	$—	$—	$190,172	$190,172
Equity Investments as of March 31, 2017	$—	$—	$—	$—

Fair Value Measurements are defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is classified in one of the following three categories. There have been no changes in the methodologies used at March 31, 2017 and 2016:
Level 1  —  Quoted prices for identical instruments in active markets.
Level 2  —  Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3  —  Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. Level 3 investments consist of investments in Happy Cellular Services Limited.
A reconciliation of the beginning and ending balances for the investments using significant unobservable inputs (Level 3):
Carrying value, March 31, 2015	$201,600
Foreign currency translation	(11,428)
Fair value of equity investment as of March 31, 2016	190,172
Foreign currency translation	2,678
Sale of equity investment	192,850
Carrying value, March 31, 2017	$—

14 — CAPITAL STOCK
We have not agreed to register any of our common stock or warrants for resale under the Securities Act of 1933, as amended; however, 9,565,669 shares common stock and warrants to acquire 2,144,123 shares of our common stock have customary “piggy back” registration rights in the event we register shares of our common stock in the future.
On May 1, 2017, the Company held a special meeting of shareholders pursuant to notice duly given. At the special meeting, the Company submitted for approval by its shareholders proposals (i) to amend its Amended and Restated Certificate of Formation  —  For-Profit Corporation to effect a reverse share split with respect to the Company’s issued and outstanding common stock, par value $0.001 per share, including shares held by the Company as treasury shares if any, at a ratio of between 1-for-5 and 1-for-20 (the “Exchange Range”), with the ratio within such Exchange Range to be determined at the discretion of the

Board (the “Reverse Share Split”) and the Reverse Share Split shall be effected at such time as the Board deems proper and ready; and (ii) to transact any other business as may properly come before the meeting or at any adjournment thereof  (the “Other Transactions”). As of June 30, 2017, the Reverse Share Split is on hold. The Board may approve the Reverse Share Split up until December 31, 2017.
Common Stock
During the years ended March 31, 2017 and 2016, the Company issued shares of its common stock as follows:
	2017		2016
	Shares	Amount	Shares	Amount
Issuance of common stock for cash	6,054,800(1)	$3,697,166	5,960,419	$3,628,728
Issuance of common stock for services	2,507,421	1,302,274	2,838,889	1,610,217
Conversion of preferred stock to common stock	1,756,693(1)	1,054,016	—	—
Conversion of debt to common stock	499,072	349,351	2,001,515	1,204,000
Exercise of warrants into common stock (including 3,125,768 cashless warrants)	6,314,782	1,757,384	—	—
Reacquisition and retirement of common stock	(3,661,540)	4,556,848	(40,000)	602,214

(1)
Shares total includes certain subscribed stock.

Treasury Stock
In July 2016, the Company reacquired 3,551,694 shares of MoneyOnMobile, Inc., from a distributor, SVR Retail Private Ltd. (“SVR”). The Company paid $177,369 in cash and forgave a receivable SVR owed to DPPL totaling $4,346,945. The Company formally retired 3,661,540 common shares upon receipt in July 2016 and recorded a $(4,524,314) reduction to additional paid-in capital in the consolidated balance sheet. As a result of the transaction, the Company did not acquire any other assets or assume any liabilities. Concurrently, the Company reacquired and reissued 109,846 shares of MoneyOnMobile, Inc., from an agent, and are included in issuance of common stock for services.
Convertible Preferred Stock  —  Series D
During the years ended March 31, 2017 and 2016, the Company issued 1,542 and 600 shares, respectively, of its Series D Convertible Preferred Stock (the “Series D Preferred”), par value $0.001 per share and a stated value of  $1,000 per share. In connection with the issuance of the Series D Preferred, the Company issued warrants to purchase 373,000 and 150,000 shares, respectively, of Common Stock at an exercise price of  $0.75 per share. The Company received gross proceeds of  $1,542,000 and $600,000, respectively, in consideration for the issuance of these securities. The investor shall have the right to convert the preferred shares, including accrued dividends (15% annually), into the Company’s common stock at any time at $0.60 per share. At the completion of a certain level of equity funding, the investor must convert their outstanding investment, including accrued dividends to either: (i) cash; (ii) Company common stock at $0.60 per share; or (iii) Company common stock at the not yet determined equity raise per share value. During the year ended March 31, 2017, investors converted 917 shares of Series D Preferred, including accrued preferred dividends, into 1,756,693 shares of Common Stock. During the year ended March 31, 2016 there was no conversion of shares of Series D Preferred. At March 31, 2017 and 2016, outstanding cumulative preferred dividends totaled $186,438 and $0, respectively.
Convertible Preferred Stock  —  Series E
During the year ended March 31, 2017 and 2016, the Company issued 2,530 and 0 shares, respectively, of its Series E Convertible Preferred Stock (the “Series E Preferred”), par value $0.001 per share and a stated value of  $1,000 per share. The Company received gross proceeds of  $2,530,000 and $0, respectively, in consideration for the issuance of these securities. No warrants were issued in connection with the issuance of the Series E Preferred. The Series E Preferred is voluntarily convertible into shares of Common

Stock of the Company at a conversion price of  $1.59. There also exists contingent conversion features with these securities. In the event the Company’s Common Stock is uplisted to a major stock exchange, all outstanding Series E Preferred will be automatically converted into Common Stock at a conversion price equal to $1.34. Holders of Series E Preferred are not entitled to receive dividends.
Warrants
During the year ended March 31, 2017, and in connection with the Series D Preferred share conversion, investors redeemed 307,500 warrants for 184,500 shares of Common Stock.
At March 31, 2017, and in connection with financing activities and service agreements, a total of 17,352,803 warrants for our common stock with exercise prices ranging from $0.01 to $3.00 per share ($0.71 weighted average) are outstanding and expire during the fiscal years as follows: 750,660 in 2018; 2,501,197 in 2019; 1,451,619 in 2020; 6,098,345 in 2021; 2,775,982 in 2022; and 3,775,000 in 2026. On exercise, the warrants will be settled in delivery of unregistered shares of our common stock.
The following table summarizes the changes in warrants for the years ended March 31, 2017 and 2016.
Warrants
Outstanding at March 31, 2015	8,728,526
Granted	18,437,046
Exercised	—
Expired/canceled	(5,433,300)
Outstanding at March 31, 2016	21,732,272
Granted	2,735,239
Exercised	(6,314,782)
Expired/canceled	(799,926)
Outstanding at March 31, 2017	17,352,803

For the year ended March 31, 2017 and 2016 the Company granted the following warrants:
	2017	2016
Issued for services	1,157,756	9,150,963
Issued for common stock	1,132,390	2,980,212
Issued for preferred stock	385,384	150,000
Conversion from debt to equity	—	996,781
Debt modifications	59,709	5,159,090
Total	2,735,239	18,437,046

We estimate the fair value of warrant granted using the Black-Scholes option valuation model. The expected life of warrant represents the term of warrant. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. Warrants issued for services included in selling, general and administrative expenses was $465,717 and $3,256,309 for the years ended March 31, 2017 and 2016, respectively.

The fair value of each warrant granted was estimated on the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for grants during the years ended March 31:
Warrants	2017	2016
Risk-free interest rates	1.63%	1.61%
Expected volatility	98.36%	110.62%
Dividend yields	—%	—%
Expected lives (years)	5 years	4 years
Equity Incentive Plans
The 2011 Equity Incentive Plan (“2011 Plan”) provides for issuing equity awards for an aggregate of 3,500,000 shares of our common stock in the form of grants of restricted shares, incentive stock options (employees only), non-qualified stock options, share appreciation rights, performance shares, and performance units.
The 2016 Equity Incentive Plan (“2016 Plan”) provides for issuing equity awards for an aggregate of 6,000,000 shares of our common stock, of which 3,000,000 have been registered at March 31, 2017, in the form of grants of restricted shares, incentive stock options (employees only), non-qualified stock options, share appreciation rights, performance shares, and performance units.
The purposes of the 2011 Plan and 2016 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors, and consultants, and to promote the long-term growth and profitability of the Company. Stock option awards have a maximum contractual life of ten years and specific vesting terms and performance goals are addressed in each equity award grant. Shares issued to satisfy awards may be from authorized but unissued or reacquired common stock.
Stock Options
We estimate the fair value of stock options granted using the Black-Scholes option valuation model. The expected life of options represents the period of time the options are expected to be outstanding and other subjective factors. The expected stock volatility is based on the average of historical volatility of the Company’s common stock and other subjective factors. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time awards are granted, and the expected dividend rate takes into account the absence of any historical payments and management’s intention to retain all earnings for future operations and expansion. No forfeiture is expected when stock options are granted.
During the years ended March 31, 2017 and 2016, the Company awarded 600,000 and 2,800,000 incentive stock options for shares of common stock. Stock-based compensation expense included in selling, general and administrative expenses was $209,734 and $1,216,146 for the years ended March 31, 2017 and 2016. Options with a weighted-average exercise price of  $0.70 per share for 4,080,000 common shares were outstanding at March 31, 2017. Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. Intrinsic value at March 31, 2017 and 2016 totaled $0 and $650,000, respectively. At March 31, 2017, outstanding options are fully vested and the weighted-average remaining contractual term was 8.4 years; however, if services are earlier terminated, 4,080,000 options become void 90 days after termination.

The fair value of each option was estimated on the date of grant using the Black-Scholes valuation model using the following weighted average assumptions:
Option plan	2017	2016
Risk-free interest rates	1.89%	1.74%
Expected volatility	96.99%	103.05%
Dividend yields	—%	—%
Expected lives (years)	5 years	5 years
The following table summarizes the changes in equity available for grant, comprised of stock options and restricted common stock, for the years ended March 31, 2017 and 2016.
	Number of Options	Weighted Average Exercise Price
Outstanding at March 31, 2015	1,960,000	$1.17
Granted	2,800,000	$0.52
Exercised	—
Forfeited	(1,280,000)
Outstanding at March 31, 2016	3,480,000	$0.74
Granted	600,000	$0.49
Exercised	—
Forfeited	—
Outstanding at March 31, 2017	4,080,000	$0.70

15 — (LOSS) PER SHARE
Basic (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Diluted (loss) per share is computed by dividing income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period increased to include the number of additional shares of common stock that would have been outstanding if the potentially dilutive securities had been issued. The dilutive effect of potentially dilutive securities is reflected in diluted earnings per share by application of the treasury stock method. Under the treasury stock method, an increase in the fair market value of the Company’s common stock can result in a greater dilutive effect from potentially dilutive securities.
Our shareholder equity includes a line item for “subscribed stock”, which represents shares of common stock for which we irrevocably received investors’ purchase prices but, due to administrative delays, had not issued the respective shares of common stock before the period end. These shares have been included in the weighted average number of shares of common stock outstanding during the period for the purposes of calculating basic (loss) per share.
The computation of basic and diluted loss per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period. Potentially dilutive securities excluded from the computation of basic and diluted net (loss) per share as of March 31, 2017 and 2016 are as follows:
	2017	2016
Warrants	17,352,803	21,732,272
Stock options	4,080,000	3,480,000
Convertible subordinated notes	2,900,000	3,200,000
Convertible preferred stock	4,235,977	1,000,000
Total	28,568,780	29,412,272

16 — INCOME TAXES
Our deferred income tax liabilities and assets reflect temporary differences between amounts of assets and liabilities for financial and tax reporting. We adjust our deferred income tax liabilities and assets, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. We establish a valuation allowance to offset any deferred income tax assets if, based on the available evidence, it is more likely than not that some or all of the deferred income tax assets will not be realized. We recognize uncertain income tax positions taken or expected to be taken on tax returns at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of March 31, 2017 and 2016, no such uncertain income tax benefits were recognized.
The Company has cumulative domestic net operating losses of  $(32.7) million and $(27.6) million as of March 31, 2017 and 2016, respectively. The net operating loss carryover begins to expire in 2026 through 2034.
	2017	2016
Warrants	$1,956,625	$1,787,277
Net operating loss carryovers	11,123,913	12,164,076
Management equity awards	836,450	765,141
Fixed Assets	2,380	—
Total deferred tax assets	13,919,368	14,716,494
Valuation allowance	(13,919,368)	(14,716,494)
Net deferred tax asset	$—	$—

For fiscal year ending March 31, 2017 and 2016, there were no current or deferred tax expenses due to a full valuation allowance. The losses from continuing operations before income taxes and equity investment loss at the 34% federal statutory and foreign (India) tax rate reconciles to our tax provisions:
	2017			2016
	Domestic	Foreign	Total	Domestic	Foreign	Total
Loss from continuing operations, before income taxes	$(7,646,888)	$(5,448,615)	$(13,196,218)	$(13,024,794)	$(4,638,370)	$(17,663,164)
Income tax benefit at statutory rate	(2,599,942)	(1,852,529)	(4,452,471)	(4,428,430)	(1,577,046)	(6,005,476)
Equity investment adjustment	521,900	—	521,900	1,305,093	—	1,305,093
Items not deductible for tax purposes	12,195	—	12,195	7,914	—	7,914
Change in valuation allowance	2,065,847	2,242,733	4,308,580	3,115,423	1,655,161	4,770,584
Rate difference in foreign jurisdiction	—	(490,919)	(490,919)	—	(63,288)	(63,288)
Income tax (benefit) expense	$—	$(100,715)	$(100,715)	$—	$14,827	$14,827

Prior to the DPPL acquisition on January 7, 2014, the Company owned 49.9% of DPPL, a loss company at the time of the acquisition. As a result of this acquisition we obtained certain foreign net operating losses. In the U.S., loss carryforwards are subject to IRC Section 382 of the Code which may limit the amount of taxable income that can be offset by NOL carryforwards after a change in control (generally greater than 50% change in ownership). We do not expect the IRC Section 382 limitation to materially impact the deferred tax asset as it relates to the NOL. The provision for income taxes is due entirely to MMPL and is payable to the Indian Government.

17 — RELATED PARTIES
Support Services and Advances
ART has provided the Company, since its startup period, with certain support services. It has been verbally agreed that payment for these services would accrue interest-free and be paid at a future date to be agreed on by the parties. At March 31, 2017 and 2016, amounts due to ART were $190,511 and $208,181, respectively, and is included in Related party payables on the Company’s balance sheet.
Cagan McAfee Capital Partners, LLC/Cagan Capital, LLC/Laird Cagan
Cagan McAfee Capital Partners, LLC (“CMCP”) is an investment company owned and controlled by Laird Cagan, a former member of our Board of Directors and a significant shareholder. The amounts due, including interest, to CMCP totaled $761,805 as of March 31, 2017 and 2016, respectively, and is recorded in Related party payables in the consolidated balance sheets.
In 2011, Cagan Capital, LLC (“CCLLC”), an entity owned and controlled by Mr. Cagan, purchased $1.0 million of our subordinated notes payable and warrants to purchase up to 500,000 shares of our common stock at $1.00 per share on a cashless basis. During the year ended March 31, 2016, these warrants were exchanged and reissued with extended maturity dates. In connection with the extension of the maturity date of the subordinated notes in 2012, CCLLC was issued an additional 71,233 warrants to purchase shares of our common stock at $2.00 per share. There were no subordinated debt principal payments in 2017 or 2016 and interest paid at 12% per annum totaled $0 in 2017 and $0 in 2016. Mr. Cagan converted these warrants in September 2016.
At March 31, 2017, the Company has two promissory notes due to Mr. Cagan. The first, is a $727,000 principal amount, which may be converted to common stock at any time by dividing the outstanding principal and any accrued interest by $2.00 per share. No principal payments were made during fiscal year March 31, 2017. Interest payments made during the year ended March 31, 2017 totaled $29,091. The second promissory notes is non-convertible and has a principal amount of  $162,137. Interest payment totaled $0 as of March 31, 2017. See note 12: Debt for more information.
In March 2016, the Company executed an one year advisory agreement with Mr. Cagan and issued one million warrants. Mr. Cagan received 1,000,000 warrants as part of the subordinated notes payable modification. See note 12: Debt for more information. These warrants and those held by Mr. Cagan, totaling 2.5 million warrants, were canceled and reissued in order to extend the maturity date. This resulted in a non-cash expense of  $314,623 for the year ended March 31, 2016 and is recorded in Selling, general and administrative in the Consolidated Statement of Operations and Comprehensive Loss. Mr. Cagan converted these warrants in September 2016.
Happy Cellular Services Limited
The majority shareholder and Chairman of Happy Cellular Services Limited (“Happy Cellular”), is also a shareholder and board member of MMPL. Additionally, a certain number of Happy Cellular retailers are also agents for MoneyOnMobile. During the year ended March 31, 2016, MMPL issued three short-term bonds to the majority shareholder of Happy Cellular totaling approximately $450,000. These debt instruments have an interest rate of 15.3%, which represent the prevailing bank rate at inception. At March 31, 2017 and 2016, $0 and $295,415, representing outstanding principal and interest was past due and recorded as Related party payables in the Consolidated Balance Sheets.
In December 2016, Happy Cellular provided a refundable deposit totaling approximately $294,400 for the Company to increase its volume of immediate payment service transactions. Happy Cellular agents are entitled to a commission for a fixed number of transactions at a fixed rate. Additionally, in January 2017, the Company reached a settlement agreement with Happy Cellular for all receivables and payables. No significant adjustments resulted.

18 — COMMITMENTS AND CONTINGENCIES
SALE OF OFFICE BUILDING
During March 2017, the Company reached an agreement to sell its office building located in Mumbai, India with the co-founder of DPPL and MMPL. The Company has not presented the building as an asset held for sale due to the sale being contingent on the purchaser obtaining financing by July 10, 2017. If this transaction does not consummate, the Company intends to withdraw its plans to sell the building.
PUT LIABILITY — NONCONTROLLING INVESTMENT
In September 2015, the Company entered into a Loan and Security Agreement with Hall Phoenix/Inwood, Ltd., a Texas limited partnership (“Hall”), whereby the Company received $2,000,000, and issued a convertible promissory note (the “Hall Note”) secured by all the assets of the Company and accrues interest at an annual rate of 10% and a maturity date of September 16, 2016. On December 30, 2015, the Company sold to Hall, 450,379 of its shares held in its majority-owned subsidiary DPPL. As consideration, the Hall Note was considered repaid in full.
On December 30, 2015, the Company entered into a Share Purchase Agreement with HALL MOM. Pursuant to the Purchase Agreement, and in satisfaction of a $2,000,000 loan made to the Company by Hall in September 2015, the Company issued and sold 450,379 equity shares of DPPL to HALL MOM. In addition to the debt satisfaction, HALL MOM agreed to return to the Company for cancellation, 1,000,000 shares of the Company’s common stock and warrants to purchase 2,500,000 shares of the Company’s common stock. As part of the Share Purchase Agreement, HALL MOM possessed an option for the Company to buyback its investment for $3,000,000. On March 15, 2016, HALL MOM exercised its option, which required repayment of its investment. In March 2017, the Company made a $1.0 million payment to HALL MOM and issued a $2,000,000 promissory note. As such, the put liability was reclassified to debt at March 31, 2017. See note 12: Debt for more information.
LITIGATION
Reinvention Capital Advisors Co.
In December 2015, Reinvention Capital Advisors Co. (“Reinvention” or “Plaintiff”) filed suit against the Company alleging breach of the financial advisory services agreement and fees associated with the sale of the Company’s U.S. Operations. Alleged damages totaled $500,996. In June 2016, the Company reached a settlement for $300,000, of which was paid in full at March 31, 2017.
19 — SALE OF U.S. OPERATIONS
Effective November 30, 2015 (11:59pm), the Company entered into an Asset Purchase Agreement with eVance Processing Inc. (“eVance”) to divest its Calpian Commerce business segment and certain other U.S. residual portfolio assets of MoneyOnMobile, Inc., including Calpian Residual Acquisition, LLC and its equity investment in Calpian Granite Hill, L.P. This action was undertaken to allow the Company to focus entirely on executing its growth strategy for MoneyOnMobile. There is no continuing cash inflows or outflows from or to the discontinued operations. In consideration for the acquired assets, eVance assumed certain of the Company’s liabilities, including an aggregate of  $9,000,000 of notes payable and certain of the Sellers’ outstanding contractual obligations.
On April 12, 2016, the Company and eVance entered into a purchase price adjustment agreement and a cancellation of securities acknowledgment with one of eVance’s note holders whereby the note holder canceled their note in the amount of  $720,084, which was subsequently reissued by the Company to the note holder. Additionally, the Company issued eVance a note in the amount of  $675,000. The $675,000 note bears interest of 12% per annum payable monthly, matures on November 30, 2017 and is secured by 2,000,000 shares of the Company’s common stock. These common share were issued subsequent to March 31, 2016 and are maintained in escrow. As part of the Purchase Agreement, eVance acquired several residual portfolios including the supporting contracts (residual purchase agreements). eVance, as successor under one of these residual purchase agreements, has sued a third party for breach of contract on the residual purchase agreement between the third party and the Company and has claimed damages in excess of  $1,500,000. eVance has agreed to apply any recovery from such litigation (less costs) against the principle balance of the $675,000 note issued by the Company up to a maximum of  $675,000.
ASC 360-10-45-9 requires that a long-lived asset (disposal group) to be sold shall be classified as held for sale in the period in which a set of criteria have been met, including criteria that the sale of the asset (disposal group) is probable and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. This criteria was achieved on June 30, 2015. Additionally, the discontinued operations are comprised of the entirety of the Calpian Commerce segment and the majority of the remaining U.S. Operations segment, excluding corporate services expenses. Lastly, for comparability purposes certain prior period line items relating to the assets held for sale have been reclassified and presented as discontinued operations for all periods presented in the accompanying consolidated statements of net loss and comprehensive loss and the consolidated balance sheets.
As the Company’s senior secured promissory note was required to be repaid as a result of the disposal transaction, the relating interest on this debt instrument has been allocated in its entirety to discontinued operations. No other interest has been allocated to discontinued operations. The major classes of line items constituting the after-tax gain on discontinued operations in the consolidated statements of operations and comprehensive loss for the year ended March 31, 2016:
Revenue, net:
Residual portfolios	$1,594,475(1)
Processing fees	5,880,911(1)
Other	1,359,496(1)
Total revenues	8,834,882(1)
Cost of revenues:
Residual portfolio amortization	263,421(1)
Processing and other	5,126,216(1)
Other	385,904(1)
Total cost of sales	5,775,541(1)
Gross profit:	3,059,341(1)
General and administrative expenses
Salaries and wages	1,320,851(1)
Selling, general and administrative	677,713(1)
Depreciation and amortization	27,702(1)
Total general and administrative	2,026,266(1)
Other income (expense)
Interest expense	(952,940)(1)
Other	123,992(1)
Total other income (expense)	(828,948)(1)
Income tax expense	—(1)
Gain from discontinued operations, net of tax	$204,127(1)

(1)
As the Company’s U.S. Operations were divested on November 30, 2015, the financial information presented above includes only eight month results for the periods within the current fiscal year.

Senior Credit Facility (Discontinued Operations)
Outstanding balances under the senior credit facility accrue interest at an annual rate of 13.2% , payable monthly in arrears. On August 8, 2014, the facility was amended to extend interest only payments through September 2015; thereafter, principal is payable in monthly installments, plus accrued interest, until maturity in October 2017. The facility required maintaining a minimum of  $200,000 in cash and equivalents and meeting certain financial and financial reporting covenants and was returned to the Company when the facility was repaid on November 30, 2015 as part of the sale of its U.S. Operations.
During the years ended March 31, 2017 and 2016, interest expense, exclusive of accretion of debt discount and amortization of loan origination fees, was $0 and $572,088, respectively. For the years ended March 31, 2017 and 2016, amortized debt discount included in interest expense were $0 and $54,167, respectively.
Loan origination fees related to our senior credit facility are amortized through November 30, 2015, the date of the facility was repaid in full, and are included in interest expense. For the years ended March 31, 2017 and 2016, amortized financing costs included in interest expense were $0 and $144,056, respectively. Additionally, the remaining Deferred Finance Costs totaling $180,070 were written off as of November 30, 2015 and were included in the calculation of Loss on Sale of U.S. Operations. For the years ended March 31, 2017 and 2016, the Company made principal payments on the senior credit facility of  $0 and $6,600,000, respectively.
Senior Promissory Notes (Discontinued Operations)
Calpian Residual Acquisition, LLC entered into $3.0 million and $1.0 million senior promissory notes to three investors in February 2014 and September 2014, respectively. Outstanding balances under the senior promissory notes accrue interest at an annual rate of 12%, payable monthly in arrears. Interest only is payable through February 2015; thereafter, principal is payable evenly for 48 months through maturity, February 2019. The $4.0 million notes are voluntarily convertible into common stock after December 31, 2014 at a conversion ratio of  $2 per share of our common stock. In March 2015, Calpian Residual Acquisition, LLC issued $175,000 senior promissory notes with separate investors and accrue interest at an annual rate of 8%, payable monthly in arrears. Interest only is payable through March 2016; thereafter, principal is payable evenly for 48 months through maturity, March 2020.
As part of the Company’s November 30, 2015 sale of its U.S. Operations, $3,000,000 of principal senior promissory notes were assumed by the buyer, $175,000 was converted to CLPI common stock, and the remaining $500,000 of principal was converted to notes directly with MoneyOnMobile, Inc.. These notes have a maturity date of December 31, 2016 with an annual interest rate of 12%. During the year ended March 31, 2017 and 2016, interest expense was $0 and $297,029, respectively.
Warrants, valued at the time of issuance using a Black Scholes valuation model, have been issued in connection with the senior promissory notes as follows:
Period of Issue (Fiscal Period)	Number of Warrants	Aggregate Fair Value at the Time of Issuance
Q1 2015	75,000	$60,000
Q2 2015	175,000	140,000
Q3 2015	125,000	82,246
Total – 2015	375,000	$282,246

During the years ended March 31, 2017 and 2016, debt discount accreted into interest expense was $0 and $80,919, respectively. During the years ended March 31, 2017 and 2016, the Company made principal payments on the senior promissory notes of  $0 and $4,093,162, respectively. Additionally, the remaining Deferred Finance Costs totaling $394,481 were written off as of November 30, 2015 and were included in the calculation of Loss on Sale of U.S. Operations.

The following information presents the major classes of line items constituting significant operating and investing cash flow activities in the consolidated statements of cash flows relating to discontinued operations for the year ended March 31, 2016.
Cash Flow: major line items
Portfolio Amortization	$432,075
Depreciation and amortization	40,987
Purchases of property and equipment	7,186
20 — SUPPLEMENTAL CASH FLOW INFORMATION
The table below provides a summary of non-cash investing and financing transactions for the fiscal years ended March 31:
	2017	2016
Subordinated debt converted to common stock	$349,351	$1,204,000
Issuance of warrants with debt	32,365	1,944,356
Exchange of warrants with related party	—	314,623
Cancellation of warrants for DPPL shares	—	1,265,553
Cancellation of common stock for DPPL shares	—	602,214
Conversion of preferred stock to common stock	916,536	—
Conversion of preferred stock dividends to common stock	137,480	—
Reclassification of noncontrolling interest to mandatory redeemable financial instrument	4,453,313	—
Reacquisition and retirement of common stock for forgiveness of balances due from distributors	4,346,945	—
Put liability converted to debt	2,000,000	—
Financing costs associated with sale of U.S. Operations	—	1,072,732
The table below provides a summary of cash paid for interest and income taxes for the fiscal years ended March 31:
	2017	2016
Interest paid, net of amounts capitalized	461,335	1,752,324
Income taxes paid	—	—
21 — SUBSEQUENT EVENTS
Sale of Equity Securities
Subsequent to March 31, 2017, the Company issued 839,077 common shares in exchange for advisory services received.
Fund Raising Activities
Subsequent to March 31, 2017, the Company raised $858,000 in exchange for issuing 2,860,002 common shares and warrants to purchase 1,430,000 common shares at a strike price of  $0.45.
New Debt Obligations
Subsequent to March 31, 2017, the Company issued a convertible promissory note with a principal balance of  $210,000. This note accrues interest at 10% per annum and matures on December 31, 2017. It can be voluntarily converted by the investor at a conversion ratio of  $0.25 per common share. Additionally, the Company issued the investor 420,000 warrants in connection with this transaction.

Also, the Company issued two promissory notes with a principal balance of  $200,000 and $300,000, each having a one year term. Interest increases during the term from 10% to 17% per annum.
Additional Warrants Issued for Services
Subsequent to March 31, 2017, the Company issued 167,000 warrants relating to consulting services received.
Purchase of Subsidiary Shares Held by Noncontrolling Interest
Subsequent to March 31, 2017, the Company issued 1,600,000 common shares in exchange for 641,028 shares of DPPL, which were held by noncontrolling interests. These shares represented 5.1% of outstanding shares of DPPL at March 31, 2017.
Appointment and Renewal of Directors
On April 6, 2017, the Board of Directors of the Company elected the Honorable Kay Bailey Hutchison and Mr. Karl Power as members of the Board in order to fill the vacant position resulting from the resignation of Shashank Joshi and the Board’s resolution to increase the size of the Board to five members. The Company agreed to issue both new board members a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of  $0.4699, the closing price of the Company’s common stock on April 5, 2017. Mr. Power was issued an additional five year warrant to purchase 100,000 shares of the Company’s common stock at an exercise price of  $0.46 for being audit committee chairman.
Existing Board members Jim McKelvey and David Utterback renewed their Board agreements. Mr. McKelvey was issued a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of  $0.40 for being a board member and a five year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of  $0.40 for being a member of the audit committee. Mr. Utterback was issued a five year warrant to purchase 200,000 shares of the Company’s common stock at an exercise price of  $0.40 for being a board member and an additional five year warrant to purchase 150,000 shares of the Company’s common stock at an exercise price of  $0.40 for his Board service for the previous year.
Employee Retainer Options
Subsequent to March 31, 2017, the Company issued 1,850,000 incentive stock options to management.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant. Except for the SEC registration fee, all amounts are estimates.
Description	Amount
SEC registration fee	$873.33
Accounting fees and expenses	7,500
Legal fees and expenses	25,000
Transfer agent and registrar fees and expenses	12,500
Printing and engraving expenses	5,000
Miscellaneous expenses	2,500
Total expenses	$53,373.33
Item 14.   Indemnification of Directors and Officers.
Subsection 1 of Section 78.7502 of the Texas Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she (i) is not liable pursuant to Section 78.138 of the Texas Revised Statutes or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 78.138 of the Texas Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she (i) is not liable pursuant to Section 78.138 of the Texas Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.
Section 78.7502 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2), or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense. Subsection 3 of Section 78.751 of the Texas Revised Statutes provides that the indemnification provided for by Section 78.7502 does not exclude any other rights to which the indemnified party may be entitled (except that indemnification will generally not be available to a director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action) and that the indemnification shall continue for directors, officers, employees or agents who have ceased to hold such positions, and inures to the benefit of their heirs, executors and administrators.
Section 78.752 of the Texas Revised Statutes empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, for any liability asserted against him or her and expenses incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation has the power to indemnify him or her against such liabilities or expenses. We maintain a customary directors’ and officers’ liability insurance policy.
Our Amended and Restated Articles of Incorporation provide for indemnification of our directors and officers, substantially identical in scope to that permitted under applicable Texas law. Our Amended and Restated Articles of Incorporation provide, compliant with Subsection 2 of Section 78.751, that the expenses of our directors and officers incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by us as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon delivery, if required by applicable Texas law, of an undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined that the director or officer is not entitled to be indemnified by us.
Item 15.   Recent Sales of Unregistered Securities.
During the fiscal year ended March 31, 2016, the Company issued an aggregate of 10,800,823 shares of Common Stock and warrants to purchase an aggregate of 18,437,046 shares of Common Stock. Additionally, the Company issued 600 shares of its Series D Preferred Stock. The issuance of the securities were made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.
During the fiscal year ended March 31, 2017, the Company issued an aggregate of 17,132,768 shares of Common Stock and warrants to purchase an aggregate of 2,735,239 shares of Common Stock. Additionally, the Company issued 1,542 shares and 2,530 shares of its Series D Preferred Stock and Series E Preferred Stock, respectively. The issuance of the securities were made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.
During the nine months ended December 31, 2017, the Company issued 6,461,724 shares and 6,171,122 warrants to purchase its common stock. Additionally, the Company issued 5,702 shares of its Series F Preferred Stock. The issuance of the securities were made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. Subsequent to December 31, 2017, the Company issued 3,778 shares and 1,666 shares of its Series G Preferred Stock and Series H Preferred Stock, respectively. The issuance of the securities were made in reliance upon the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.
No underwriters were used in the foregoing transactions. The securities were issued in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction pursuant to a compensatory benefit plan or contract relating to compensation. Each purchaser received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from registration. All of the foregoing securities were deemed restricted securities for the purposes of the Securities Act.

Item 16.   Exhibits and Financial Statement Schedules.
(a)   Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16 by reference.
(b)   Financial Statements Schedules. See Page F-1.
Item 17. Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on March 26, 2018.
MoneyOnMobile, INC.
By:	/s/ Harold H. Montgomery
Name:	Harold H. Montgomery
Title:	Chief Executive Officer
POWER OF ATTORNEY
We, the undersigned officers and directors of MoneyOnMobile, Inc., a Texas corporation, hereby severally constitute and appoint Harold H. Montgomery our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Harold H. Montgomery Harold H. Montgomery	Chief Executive Officer (Principal Executive Officer)	March 26, 2018
/s/ Harold H. Montgomery Harold H. Montgomery	Chairman of the Board of Directors	March 26, 2018
/s/ Scott S. Arey Scott S. Arey	Director; Chief Financial Officer (Principal Financial and Accounting Officer)	March 26, 2018
/s/ David B. Utterback David B. Utterback	Director	March 26, 2018
/s/ James M. McKelvey James M. McKelvey	Independent Director	March 26, 2018
/s/ Karl Power Karl Power	Independent Director	March 26, 2018
/s/ Max Shcherbako	Director	March 26, 2018
/s/ Oleg Gordienko	Director	March 26, 2018

EXHIBITS
The following exhibits are filed herewith or incorporated by reference. The reference numbers correspond to the numbers paragraphs of Item 601 of Regulation S-K
		Incorporated By Reference (if applicable)
Exhibit Number and Description		Form	Filed	Exhibit
3.1	Certificate of Formation – For-Profit Corporation of Toyzap.com, Inc.	SB-2	October 18, 2007	3.1
3.2	Bylaws	SB-2	October 18, 2007	3.2
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	June 7, 2010	3.1
3.4	Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	August 9, 2010	3.1
3.5	Certificate of Amendment to Certificate of Formation – For-Profit Corporation of Toyzap.com, Inc.	8-K	September 8, 2010	3.1
3.6	Certificate of Designation of Series B Convertible Preferred Stock	8-K	October 9, 2013	3.1
3.7	Resolution Relating to a Series of Shares	8-K	March 11, 2014	3.1
3.8	Certificate of Designation of Series C Convertible Preferred Stock	8-K	March 11, 2014	3.2
3.9	Certificate of Amendment to Certificate of Formation – For-Profit Corporation of Calpian, Inc.	8-K	August 19, 2016	3.1
3.10	Certificate of Designation of Series D Convertible Preferred Stock	8-K	December 23, 2015	3.1
3.11	Certificate of Designation of Series F Convertible Preferred Stock	8-K	December 22, 2017	3.1
3.12	Certificate of Designation of Series G Convertible Preferred Stock	8-K	December 22, 2017	3.2
3.13	Certificate of Designation of Series H Convertible Preferred Stock	8-K	February 12, 2018	3.1
4.1	Specimen Common Stock Certificate	SB-2	October 18, 2007	4.1
4.2	Common Stock Warrant, form of	8-K	August 9, 2010	4.1
4.3	Company 2011 Equity Incentive Plan	8-K	April 15, 2011	10.1
4.4	Registration Rights Agreement, dated as of April 28, 2011, between the Company and HD Special-Situations II, LP.	8-K	May 4, 2011	4.1
4.5	Form of Warrant Agreement, dated August 7, 2012	8-K	August 10, 2012	4.1
4.6	Form of 2012 $3.0 Million Note	8-K	August 10, 2012	4.2
4.7	Loan and Security Agreement between the Company and Granite Hill Capital Ventures, LLC entered into in November 2012	10-Q	November 13, 2012	4.7
4.8	First Amendment To Loan and Security Agreement dated as of February 27, 2013, by and among the Company and Granite Hill Capital Ventures, LLC	10-K	April 8, 2013	4.8
4.9	Second Amendment To Loan and Security Agreement dated March 15, 2013, by and among the Company and Granite Hill Capital Ventures, LLC and listed new lenders	10-K	April 8, 2013	4.9

		Incorporated By Reference (if applicable)
Exhibit Number and Description		Form	Filed	Exhibit
4.10	Form of Term Note pursuant to the Second Amendment To Loan and Security Agreement dated March 15, 2013, by and among the Company and Granite Hill Capital Ventures, LLC, et al	10-K	April 8, 2013	4.10
4.11	Letter agreement dated March 12, 2013,by and among the Company and Granite Hill Capital Ventures, LLC	10-Q	May 24, 2013	4.11
4.12	Form of Subscription Agreement, Series B Convertible Preferred Stock	8-K	October 9, 2013	10.1
4.13	Stock Purchase Agreement	8-K	March 11, 2014	10.1
4.14	Form of Subscription Agreement	8-K	May 27, 2014	10.1
4.15	Form of Warrant Agreement	8-K	May 27, 2014	10.2
4.16	Form of Registration Rights Agreement	8-K	May 27, 2014	10.3
4.17	Company 2016 Equity Incentive Plan	8-K	June 1, 2016	10.1
4.18	Form of Subscription Agreement (Series E Preferred Stock)	8-K	June 9, 2016	10.1
4.19	Form of Warrant Agreement (Series E Preferred Stock)	8-K	June 9, 2016	10.2
4.20	Form of Subscription Agreement (Series D Preferred Stock)	8-K	June 23, 2016	10.1
4.21	Form of Warrant Agreement (Series D Preferred Stock)	8-K	June 23, 2016	10.2
4.22	Share purchase agreement with HALL MOM, LLC	10-K	August 19, 2016	4.22
4.23	Amended and Restated Promissory note to HALL MOM, LLC	8-K	January 3, 2018	99.1
4.24	Form of Subscription Agreement (Series F Preferred Stock)	8-K	January 29, 2018	99.2
4.25	Form of Convertible Promissory Note	8-K	January 29, 2018	99.2
4.26	Securities Exchange Agreement – Series G	8-K	February 2, 2018	10.1
4.27	Form of Subscription Agreement (Series H Preferred Stock)	8-K	February 12, 2018	99.1
4.28	Form of Warrant Agreement (Series H Preferred Stock)	8-K	February 12, 2018	99.2
5.1	Legal Opinion of Sichenzia Ross Ference Kesner LLP	**
10.1	Addendum to Service Agreement dated March 28, 2012, between Digital Payment Processing Limited and My Mobile Payments Limited	10-K	April 8, 2013	10.24
10.2	Asset Purchase Agreement dated February 27, 2013 among the Company and Pipeline Data Inc. and The Other Sellers	10-K	April 8, 2013	10.26
10.3	Amendment #2 to Independent Contractor’s Agreement by and between the Company and DNP Financial Strategies effective February 1, 2013	10-K	April 8, 2013	10.29
21.1	Subsidiaries of the Company	10-K	July 6, 1017	4.23
23.1	Consent of Liggett & Webb, P.A.	*
24.1	Power of Attorney (included on signature page)	*

*
Filed herewith

**
To be filed by amendment